    As filed with the Securities and Exchange Commission on February 12, 2002
                                                  Registration No. 333-_________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      ------------------------------------

                                 RBX Corporation
             (Exact Name of Registrant as Specified in Its Charter)

     Delaware                      3060                   94-3231901
 (State or Other            (Primary standard          (I.R.S. Employer
 Jurisdiction of                industrial          Identification Number)
 Incorporation or          classification code
  Organization)                  number)

                      ------------------------------------
                 5221 ValleyPark Drive, Roanoke, Virginia 24019
                            Telephone: (540) 561-6000

   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                                 Eugene I. Davis
                 5221 ValleyPark Drive, Roanoke, Virginia 24019
                            Telephone: (540) 561-6000
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                      ------------------------------------
                                 With a copy to:

                             Stephen E. Older, Esq.
                    Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                               590 Madison Avenue
                            New York, New York 10022
                            Telephone: (212) 872-1000

     Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                      ------------------------------------

                         CALCULATION OF REGISTRATION FEE

================================================== =============== ====================== ================ =========================
                                                                     Proposed Maximum     Proposed Maximum
                                                    Amount to be    Aggregate Offering        Aggregate            Amount of
Title of Each Class of Securities to be Registered   Registered     Price Per Security     Offering Price       Registration Fee
-------------------------------------------------- --------------- ---------------------- ---------------- -------------------------
Warrants to acquire shares of Common Stock,
  expiring 2008                                          11,563           $48.00(1)            $555,024               $133
-------------------------------------------------- --------------- ---------------------- ---------------- -------------------------
Common Stock, par value $0.001 per share                635,576           $14.89(2)          $9,463,727             $2,262
-------------------------------------------------- --------------- ---------------------- ---------------- -------------------------
Common Stock, par value $0.001 per share,
  issuable upon exercise of the Warrants                 11,563               -                     -                    -(4)
-------------------------------------------------- --------------- ---------------------- ---------------- -------------------------
12% Senior Secured Notes due 2006                   $16,500,000             100%(3)         $16,500,000             $3,944
================================================== =============== ====================== ================ =========================

(1) Estimated solely for the purpose of calculating the registration fee. Based on the exercise price of the warrants as of the date of this registration statement.

(2) No exchange or over-the-counter market exists for RBX Corporation's common stock. To the best of RBX Corporation's knowledge, no shares of common stock of RBX Corporation have been sold from one investor to another since the shares were issued by RBX Corporation on August 27, 2001 in connection with its emergence from bankruptcy proceedings. RBX Corporation believes that the price set forth for its common stock represents a bona fide estimate of the maximum offering price solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act of 1933, as amended (the "Securities Act").

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act.

(4)  No registration fee is required pursuant to Rule 457(g) of the Securities
     Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------

PROSPECTUS (Subject to Completion)
Issued February 12, 2002



                                     [LOGO]
                                 RBX Corporation
                         635,576 Shares of Common Stock
            11,563 Warrants to acquire 11,563 Shares of Common Stock
                  $16,500,000 12% Senior Secured Notes due 2006

                               -------------------

Shares of common stock, warrants and 12% senior secured notes due 2006 of RBX Corporation are being offered from time to time by the selling holders named in this prospectus under the caption "Principal and Selling Holders." We will not receive any proceeds from the sale of shares of common stock or notes by the selling holders but we will receive proceeds from the exercise of warrants held by the selling holders.

We will apply to list our common stock on the Nasdaq National Market under the symbol "RBXI." We do not intend to list our warrants and notes on any national or regional securities exchange or inter-dealer quotation service.

                              --------------------


Investing in our common stock, warrants and notes involves risks. See "Risk Factors" beginning on page 8.

                              --------------------


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is     , 2002

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary ........................................................    1
Risk Factors ..............................................................    8
Use of Proceeds ...........................................................   14
Dividend Policy ...........................................................   14
Selected Consolidated Financial Data ......................................   15
Pro Forma Financial Data ..................................................   17
Management's Discussion and Analysis of Financial
Condition and Results of Operations .......................................   18
Business ..................................................................   26
Management ................................................................   33
Principal and Selling Holders .............................................   39
Certain Relationships and Related Transactions ............................   42
Description of Securities .................................................   43
Plan of Distribution ......................................................   79
Legal Matters .............................................................   81
Experts ...................................................................   81
Where You Can Find More Information .......................................   81
Index to Consolidated Financial Statements ................................  F-1


                      -------------------------------------

     You should rely only on the information contained in this prospectus. We have not, and the selling holders have not, authorized any other person to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock, warrants or notes.

     In this prospectus, "we," "us," "our company" and "our" refer to RBX Corporation and our consolidated subsidiary, RBX Industries, Inc., unless the context otherwise requires.



                    -------------------------------------

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information and our consolidated financial statements and the notes to these statements appearing elsewhere in this prospectus.

                                   Our Company

     We manufacture closed cell rubber foam products and custom mix rubber polymers. We compete in several niche markets, including the manufacturing of cross-linked polyethylene foam. Our products are used in a range of applications, including:

     o    athletic equipment;

     o    sports medicine wraps;

     o    neoprene, or synthetic rubber wetsuits;

     o hardware center products, such as do-it-yourself insulation, tubing, gardening and construction kneepads;

     o other consumer products, such as computer mouse pads and beverage can insulators;

     o    insulation for refrigeration and air conditioning systems;

     o    automotive components; and

     o    other industrial products.


     Our foam products operations, or foam group, consist of the manufacture of closed cell rubber foam and related products and cross-linked polyethylene foam. The foam group contributed approximately 81% of our net sales for the year ended December 31, 2000 and approximately 78% of our net sales for the nine months ended September 30, 2001. Our custom rubber mixing operations, or mixing group, mixes a variety of rubber polymers to serve a wide range of end-use markets. The mixing group contributed approximately 19% of our net sales for the year ended December 31, 2000 and approximately 22% of our net sales for the nine months ended September 30, 2001. We combine purchases of raw materials for both the foam group and mixing group to obtain volume discounts from our suppliers.

     The manufacturing of all of our products begins with the blending of synthetic compounds in a mixer. Our mixing group sells these compounds in uncured sheet or strip form to our customers. Our foam group performs additional manufacturing steps, including extruding, molding and curing, before selling products to our customers.

Our History and Chapter 11 Bankruptcy Reorganization

     We are the surviving corporation of a recent corporate reorganization implemented in connection with the consummation of our Chapter 11 bankruptcy proceedings in August 2001. Prior to the effective date of our corporate reorganization, we were a wholly owned subsidiary of RBX Group, Inc. We are currently a holding company with no business operations and own all of the issued and outstanding stock of RBX Industries, Inc., through which all of our manufacturing and distribution activities are conducted.

     Our company and our former parent company, RBX Group, Inc. were formed by American Industrial Partners, or AIP, in October 1995 in connection with AIP's leveraged acquisition of RBX Investors Inc. and its subsidiaries for approximately $210 million. Following the RBX Investors acquisition, our company and our affiliates acquired the Ensolite division of Uniroyal Technologies for approximately $26 million.

     On December 5, 2000, certain unsecured creditors of our company filed an involuntary bankruptcy petition for reorganization of our company under Chapter 11 of Title 11 of the U.S. Code in the U.S. Bankruptcy Court for the District of Delaware, which we refer to in this prospectus as the Delaware Bankruptcy Court. On December 7, 2000, our company, RBX Group, Inc. and eight of our subsidiaries (Rubatex Corporation, Groendyk Manufacturing Company, Inc., OleTex Inc., Midwest Rubber Custom Mixing Corp., Hoover-Hanes Rubber Custom Mixing Corp., Waltex Corporation and UPR Disposition, Inc.), as debtors, each filed voluntary petitions with the Delaware Bankruptcy Court for relief under Chapter 11.

     By order dated as of February 2, 2001, the Delaware Bankruptcy Court transferred the cases to the U.S. Bankruptcy Court for the Western District of Virginia, Roanoke Division, or the Virginia Bankruptcy Court, where the cases were consolidated for purposes of joint administration. In July 2001, the Virginia Bankruptcy Court confirmed our second amended joint plan of reorganization. In connection with our corporate reorganization, RBX Group, Inc. merged into our company and our eight subsidiaries that also filed for relief under Chapter 11 were merged into one company, Rubatex Corporation, which was renamed RBX Industries, Inc. On August 27, 2001, which was the effective date of the plan of reorganization, our company and RBX Industries, Inc. emerged from our Chapter 11 proceedings. On that date, we entered into a $45 million secured credit facility with Congress Financial Corporation to replace our debtor-in-possession financing. In addition, we cancelled all of our equity securities that were outstanding immediately before the effective date and we issued:

     o 950,000 new shares of our common stock, representing a 95% equity interest in our company and new 12% secured notes in the aggregate principal amount of $25 million, to persons having a beneficial interest in our old 12% notes as of the record date determined by the Virginia Bankruptcy Court; and

     o 50,000 new shares of our common stock, representing a 5% equity interest in our company and 67,416 new warrants to holders of general unsecured claims against our company. As of February 11, 2002, the warrants represented the right to acquire 67,416 shares of our common stock (subject to anti-dilution adjustment) and the exercise price was $48.00 per share. The warrants are exercisable at any time on or before August 27, 2008.

     Our principal executive offices are located at 5221 ValleyPark Drive, Roanoke, Virginia 24019, and our telephone number at that location is (540) 561-6000. Our web site is located at www.rbxcorp.com.

                                  The Offerings

                            Common Stock and Warrants
                            -------------------------

Common stock offered by the selling holders .........       Up to 635,576 shares

Warrants offered by the selling holders .............       Up to 11,563 warrants  representing the right to acquire
                                                            11,563 shares of common stock

Exercise price for the warrants .....................       Each warrant entitles the holder to purchase one share of
                                                            our common stock at an exercise price of $48.00 per share, subject to adjustment as provided in the warrant agreement

Exercise period for the warrants ....................       The warrants may be exercised at any time on or before
                                                            October 27, 2008. Warrants that are not exercised by
                                                            October 27, 2008 will expire.

Common stock to be outstanding after the offerings ..       1,067,416 shares, assuming the full exercise of all
                                                            warrants for shares of common stock issued by the company, including the warrants offered by this prospectus

Proposed Nasdaq trading symbol ......................       "RBXI" for the common stock


                                                         Notes
                                                         -----

Notes offered by the selling holders ................       Up to $16,500,000 aggregate principal amount of senior
                                                            secured notes

Maturity date .......................................       August 15, 2006

Interest payment dates ..............................       February 15 and August 15

Ranking .............................................       The notes rank equally in right of payment, except with
                                                            respect to collateral, with all indebtedness of our
                                                            company that is not subordinated to the notes, including
                                                            borrowings under our new credit agreement. The notes rank
                                                            senior to any indebtedness of our company that is
                                                            subordinated to the notes.

Guarantee ...........................................       All amounts payable on the notes, including principal and
                                                            interest, are guaranteed by our wholly owned subsidiary,
                                                            RBX Industries, Inc., and may be guaranteed in the future
                                                            by other subsidiaries of our company. RBX Industries,
                                                            Inc.'s guarantee ranks equally in right of payment with
                                                            all indebtedness of RBX Industries, Inc. that is not

                                                            subordinated to the guarantee, including guarantees of
                                                            borrowings under our new credit agreement. RBX Industries,
                                                            Inc.'s guarantee of the notes is senior to any
                                                            indebtedness of RBX Industries, Inc. that is subordinated
                                                            to the guarantee.

Security ..........................................         The notes and RBX Industries, Inc.'s guarantee are secured by second priority liens on substantially all of the
                                                            assets of our company and RBX Industries, Inc. and
                                                            proceeds thereof, whether now owned or acquired in the
                                                            future.

Optional redemption ...............................         We may redeem the notes at any time at our option, in
                                                            whole or in part, at any time and from time to time, upon
                                                            not less than 30 days but not more than 60 days notice, at
                                                            101% of the principal amount plus accrued and unpaid
                                                            interest thereon to the applicable redemption date.

Change of control .................................         In the event of a "Change of Control" (as defined in the
                                                            indenture) of our company, our company is required to
                                                            repurchase the notes at 101% of their principal amount,
                                                            plus accrued and unpaid interest up to the date of
                                                            repurchase.

Certain covenants ................................          The indenture, among other things, restricts, with certain exceptions, the ability of our company and our
                                                            subsidiaries to:

                                                            o  sell assets;

                                                            o  incur indebtedness;

                                                            o  create or incur liens;

                                                            o  pay dividends on, redeem or repurchase our
                                                               or their capital stock, or make
                                                               investments; and

                                                            o engage in transactions with affiliates.

Use of proceeds ...................................         We will not receive any of the proceeds from the sale of
                                                            the shares of common stock and notes offered by the
                                                            selling holders but we will receive proceeds from the
                                                            exercise of the warrants held by the selling holders if
                                                            the warrants are in fact exercised. We intend to use any
                                                            proceeds received from the exercise of warrants held by
                                                            the selling holders to reduce our existing indebtedness.

     As of the date of this prospectus, we had 1,000,000 shares of common stock outstanding. This amount does not take into account any shares of common stock issuable upon exercise of 67,416 warrants that are currently outstanding.

                                  ------------

                                  Risk Factors

     You should carefully consider all the information contained in this prospectus before making an investment in our common stock, warrants or notes. In particular, you should consider the risk factors described under "Risk Factors" beginning on page 8.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table provides summary consolidated financial data for the periods indicated. You should read the summary financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and with the consolidated financial statements and the related notes thereto of our company and RBX Group, Inc. appearing elsewhere in this prospectus. The statement of operations and other data for the fiscal years ended 1998, 1999 and 2000 and the balance sheet data as of December 31, 2000 are derived from, and are qualified by reference to, the consolidated financial statements and related notes of RBX Group, Inc. appearing elsewhere in this prospectus which have been audited by Deloitte & Touche LLP. The balance sheet data as of December 31, 1998 is derived from the unaudited financial statements of RBX Group, Inc., our former parent company, and from the audited consolidated financial statements of our company not appearing in this prospectus and combined for comparative purposes. The statement of operations data and other data for the eight months ended August 27, 2001, the month ended September 30, 2001 and the balance sheet data as of September 30, 2001 are unaudited. In the opinion of management, all necessary adjustments, consisting only of normal recurring adjustments other than those made for fresh-start accounting purposes, have been included to present fairly the unaudited results when read in conjunction with the audited consolidated financial statements and notes thereto appearing elsewhere in this prospectus. Historical results are not necessarily indicative of results that may be expected for any future period.


                                                                                        |    RBX
                                                     RBX Group, Inc.                    | Corporation
                                      ------------------------------------------------  |  ---------
                                                                            Eight months|
                                                                               ended    | Month ended
                                             Year ended December 31,         August 27, | September 30,
                                        1998         1999         2000        2001 (1)  |   2001 (2)
                                      ---------    ---------    ---------    ---------  |  ---------
                                                  (in thousands, except per share data)
Statement of operations data:
Net sales .........................   $ 157,012    $ 149,603    $ 156,348    $  98,812  | $  13,521
Gross profit ......................      10,404       29,510       26,648       15,888  |     2,558
Selling, general and                                                                    |
   administrative costs ...........      26,725       19,183       18,515       12,305  |     1,757
Operating income (loss) ...........    (121,278)       9,236      (21,869)      23,357  |       210
Income (loss) from                                                                      |
   continuing operations                                                                |
   before extraordinary item                                                            |
   and cumulative effect adjustment    (147,401)     (17,000)     (47,838)      21,668  |      (280)
                                                                                        |
Basic and diluted loss from                                                             |
   continuing operations per                                                            |
   common share ...................        --           --           --           --    | $   (0.28)
Net income (loss) (3) .............    (142,792)     (11,808)     (50,514)     234,539  |    (3,119)
Basic and diluted net loss                                                              |
per common share ..................        --           --           --           --    | $   (3.12)
                                                                                        |
Balance sheet data:                                                                     |
Net working capital ...............      14,862       16,778       25,664               |    18,781
Property, plant and                                                                     |
   equipment, net .................      72,797       68,432       46,740               |    52,881
Total assets ......................     138,547      133,856      113,846               |   128,571
Total debt ........................     211,072      220,495         --                 |    41,149
Liabilities subject to compromise .        --           --        253,863               |       --
Redeemable preferred stock ........       6,702        7,634        8,534               |       --
Stockholders' equity (deficit) ....    (163,758)    (176,498)    (227,912)              |    12,042
                                                                                        |
Other data:                                                                             |
Net cash provided by (used in)                                                          |
   operating activities ...........      (1,483)      (6,259)       7,672         (238) |    (1,316)
Net cash provided by (used in)                                                          |
   investing activities ...........       1,404       (3,192)      (3,888)      (1,968) |      (529)

                                                                                         |       RBX
                                                     RBX Group, Inc.                     |   Corporation
                                      ------------------------------------------------   |   -----------
                                                                            Eight months |
                                                                               ended     |   Month ended
                                             Year ended December 31,         August 27,  |   September 30,
                                        1998         1999         2000        2001 (1)   |     2001 (2)
                                      ---------    ---------    ---------    ---------       -----------
                                                  (in thousands, except per share data)
Other data (continued)
Net cash provided by (used in)
   financing activities ..........          35          9,423       8,005      (9,110)   |       1,509
Capital expenditures .............       4,286          4,985       3,085       1,973    |         529
Depreciation .....................      10,431          7,561       7,991       3,794    |         269
Amortization .....................       3,700          1,296       1,223        --      |         --
Ratio of earnings to fixed charges                                                       |
   (unaudited) (4) ...............        --             --          --         10.4x    |         --

----------------
(1) The statement of operations data and other data of RBX Group, Inc. for the period from January 1, 2001 through August 27, 2001 have been referred to herein as the statement of operations data and other data for the eight months ended August 27, 2001 for ease of reference.

(2) The statement of operations data and other data of RBX Corporation for the period from August 28, 2001 through September 30, 2001 have been referred to herein as the statement of operations data and other data for the month ended September 30, 2001 for ease of reference.

(3) Net income for the eight months ended August 27, 2001 included special adjustments totaling $238.1 million. These adjustments were comprised of a gain on cancellation of debt in the amount of $218.3 million, a gain from fresh-start revaluation in the amount of $28.4 million and net reorganization expense items totaling $8.6 million. Net loss for 2000 included reorganization items totaling $27.8 million. Reorganization items for 2000 were comprised of losses on impairment of long-lived assets of $16.2 million, professional fees related to the reorganization of $4.0 million, a write-off of deferred financing fees of $3.8 million, a provision to reserve for an equity investment of $1.6 million and other charges of $2.2 million related primarily to contractual obligations associated with the abandonment of certain construction projects. Net loss for 1998 includes special charges totaling $119.9 million. Such charges were comprised of losses on impairment of long-lived assets of $101.4 million, inventory write downs, severance, other personnel related costs of $13.5 million and the write-off of start-up costs of $5.0 million.

(4) In computing the ratio of earnings to fixed charges, "earnings" represent income (loss) from continuing operations before income taxes, extraordinary items and changes in accounting principles plus "fixed charges," less redeemable preferred stock dividends and accretion for original issue discount. "Fixed charges" consist of interest expense, amortization of deferred financing fees, an estimate of interest within rental expense and redeemable preferred stock dividends and accretion for original issue discount. For the years ended December 31, 1998, 1999 and 2000 and for the month ended September 30, 2001 earnings were insufficient to cover fixed charges by $148.2 million, $18.1 million, $48.7 million and $280,000, respectively.

                                  RISK FACTORS

     The following risk factors should be considered carefully in addition to the other information contained in this prospectus. You should be prepared to accept any or all of the risks associated with purchasing shares, warrants or notes, including a loss of all of your investment.

Deterioration of the industries into which we sell our products may adversely affect our future business prospects.

     We cannot assure you that the industry conditions under which we operate will enable us to achieve the revenues or the gross margins which we have relied upon in the past to project future business prospects. Demand for some of our products is affected by, among other things, the relative strength or weakness of our customers, relevant industry events, such as regulatory requirements, trade agreements and labor disputes. In particular, many of the end users of our products typically experience cyclical fluctuations in revenues and earnings. Such downturns may adversely affect the demand for certain of our products, and general recessionary or slow growth economic conditions would likely have an adverse effect on our sales. Further, a prolonged downturn in the U.S. economy could result in a decline in the results of our operations or a worsening of our financial condition. If demand changes and we fail to respond accordingly, our results of operations could be adversely affected in any given quarter.

Our mixing group depends heavily on a limited number of customers, the loss of any of which would adversely affect our operating results.

     Our mixing group has derived and we believe that it will continue to derive, a significant portion of its revenues from a limited number of customers. For example, in 2001, one customer of the mixing group accounted for approximately 26% of its revenues. In addition, revenues from a large customer may constitute a significant portion of our total revenues in a particular quarter. The loss of any large customer for any reason could adversely affect our results of operations because we might not be able to generate sufficient revenues to offset the loss in business. In addition, any delay or failure by a large customer to make payments due to us could harm our financial condition.

Our reorganization may negatively impact some of our relationships with customers, suppliers and employees.

     The effect, if any, which our Chapter 11 case and plan of reorganization may have upon the continued operations of our company cannot be accurately predicted or quantified. Some entities may be uncomfortable doing business with a company that has recently emerged from bankruptcy relief. Our Chapter 11 case could adversely affect our relationships with our customers, suppliers and employees.

We may be unable to service our indebtedness and may have difficulty accessing credit or pursuing business opportunities because of our substantial indebtedness.

     After giving effect to the transactions contemplated by our plan of reorganization, we have a substantial amount of outstanding indebtedness. As of September 30, 2001, we had total liabilities of approximately $116.5 million. We must generate sufficient cash to pay the principal, interest and other amounts due under our indebtedness and we cannot assure you that we will be able to meet our obligations. Our leverage could have negative consequences, including:

     o requiring the dedication of a substantial portion of our cash flow from operations to service indebtedness, thereby reducing the amount of cash flow available for other purposes, including capital expenditures, marketing efforts and future growth plans;

     o limiting our ability to obtain additional financing or to refinance existing indebtedness;

     o placing us at a possible competitive disadvantage relative to less leveraged competitors and competitors with greater access to capital resources;

     o increasing our vulnerability to downturns in our business or the U.S. economy generally; and

     o limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete.


     If we cannot make scheduled payments on our debt, we will be in default under the terms of our indebtedness and, as a result:

     o our debt holders could declare all outstanding principal and interest on the notes to be due and payable;

     o our lenders could terminate their commitments and commence foreclosure proceedings against our assets that have been pledged as collateral; and

     o    we could be forced into bankruptcy or liquidation.


Covenants in our indenture restrict our ability to borrow and invest, which could impair our ability to expand or finance our future operations.

     The indenture governing our notes contains a number of covenants that impose significant operating and financial restrictions on us and our subsidiaries. These restrictions significantly limit, and in some cases prohibit, among other things, our and certain of our subsidiaries' ability to incur more debt, create liens on assets, enter into business combinations or engage in certain activities with our subsidiaries. A failure to comply with these restrictions, if not cured or waived, would constitute a default under the indenture governing the notes and the notes could become immediately due and payable, which would seriously adversely affect our business and our shareholders' equity.

We may need additional capital and may not be able to raise it.

     We expect that cash flows from the our operations and financing from our credit facility will provide sufficient funds for capital expenditures, working capital and debt service for the next 12 months.

     We may need or want to acquire additional capital for a variety of reasons, such as to:

     o    improve our manufacturing infrastructure;

     o    comply with regulatory developments;

     o    take advantage of new business opportunities; and

     o    implement changes in our business strategy.

     Due to a variety of factors, including perceived risks related to our operational performance, and our recent emergence from Chapter 11, we may not be able to raise additional capital on acceptable terms. We may have to sell stock at prices lower than those paid by a portion of our current shareholders, leading to dilution, or we may have to sell stock or debt instruments with rights superior to those of holders of our common stock. If we cannot obtain adequate financing on acceptable terms, we may be unable to take advantage of opportunities or to meet unexpected financial requirements. This could cause us to delay or abandon anticipated expenditures or otherwise limit operations, which could adversely affect our business.

Your right to receive payments on the notes is structurally subordinated to indebtedness of our subsidiary, RBX Industries, Inc.

     We are a holding company that conducts all of its operations through RBX Industries, Inc. In general, claims of a subsidiary's creditors, including trade creditors, secured creditors and unsecured creditors holding indebtedness and guarantees issued by such subsidiary, will have priority with respect to the assets and earnings of that subsidiary over the claims of the creditors of its parent company as a shareholder. The notes, therefore, will effectively be subordinated to creditors, including trade creditors, of RBX Industries, Inc. and those of any other subsidiaries created or acquired in the future.

Fraudulent conveyance laws may result in the subordination or avoidance of RBX Industries, Inc.'s guarantee of the notes.

     Our obligations under the notes will be guaranteed to the extent described in this prospectus by RBX Industries, Inc. Various federal and state fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court of competent jurisdiction to subordinate or avoid all or part of the guarantee issued by RBX Industries, Inc.

     To the extent that a court of competent jurisdiction were to find that RBX Industries, Inc. incurred a guarantee with the intent to hinder, delay or defraud any present or future creditor or did not receive fair consideration or reasonably equivalent value for issuing its guarantee and:

     o was insolvent or rendered insolvent because of the issuance of its guarantee;

     o was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

     o intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, then the court could subordinate or avoid all or part of its guarantee in favor of its other creditors. To the extent that the guarantee issued by RBX Industries, Inc. is voided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the notes guaranteed by RBX Industries, Inc. may no longer have a claim against RBX Industries, Inc., and would only be creditors of our company.

Our results are subject to risks relating to competition and narrow profit margins in the industry in which we operate that could adversely affect our net income and cash generated from operations.

     The industry in which we operate is highly competitive and generally characterized by narrow profit margins. We face domestic and foreign competition across our product lines ranging from divisions of leading national and international manufacturers to small, regional competitors. We face intense competition from a number of manufacturers located in Asia that have lower operating and labor costs than we do, which in certain instances allow these manufacturers to sell their products for lower prices. In addition, some of our other competitors have greater financial, distribution, purchasing and marketing resources than we do. Our profitability could be impacted by the pricing, purchasing, financing, advertising or promotional decisions made by competitors. To the extent that we reduce prices to maintain or grow our market share in the face of competition, our net income and cash generated from operations could be adversely affected.

Environmental regulation of our company may result in future clean up costs and other environmental liabilities.

     We are subject to a wide variety of federal, state and local environmental laws and regulations that govern activities and operations that may have adverse environmental effects and impose liability for the costs of cleaning up, and certain damages arising from, sites of past spills, disposals or other releases of hazardous materials. As a result, we are involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters. These include currently pending investigations at some of our plants and at sites at which we may have disposed of hazardous substances. Under applicable environmental laws, we may be responsible for the remediation of environmental conditions and may be subject to associated liabilities relating to our manufacturing and warehouse facilities and offices and the land on which our manufacturing and warehouse facilities and offices are situated, regardless of whether we lease, sublease or own the manufacturing and warehouse facilities or offices in question, and regardless of whether such environmental conditions were created by our company or by a prior owner or tenant. Although we maintain reserves on our balance sheet for environmental liabilities, we do not maintain insurance coverage for environmental matters. We cannot assure you that environmental conditions relating to prior, existing or future manufacturing and warehouse sites will not harm our company. We cannot assure you that the aggregate amount of future clean up costs and other environmental liabilities will not be material.

Our failure to retain members of our senior management and key personnel may adversely affect our ability to conduct our business.

     Our success depends in large part upon the abilities and continued service of our senior management and other key employees. We cannot be sure that their services will continue to be available to us. Our senior management and key employees are particularly important to our company because of their experience and knowledge of the foam products and custom rubber mixing industries. The loss or unavailability to us of any of our key technical, engineering or management personnel could have significant negative effects. To the extent that the services of our executive officers would be unavailable to us for any reason, we would be required to hire other personnel to manage and operate our company. There may be a limited number of persons with the requisite skills to serve in these positions, particularly in the markets where we operate our business. We cannot assure you that we would be able to locate or employ such qualified personnel on acceptable terms.

We have experienced in the past, and we may experience in the future, disruptions in our labor force.

     As of December 31, 2001, we employed approximately 1,200 persons and approximately 73% of this workforce was represented by labor unions. In September 1999, over 400 production workers at our Bedford, Virginia plant stopped work. In June 2000, the employees conditionally returned to work, subject to the parties' ongoing negotiations. Our company and our employees reached a consensual resolution and on or about March 28, 2001, the workers at the Bedford plant agreed to the terms of a new collective bargaining agreement. We are currently in the process of renegotiating an extension of the collective bargaining agreement that we have entered into with employees at our plant in Georgia. This agreement expires on February 24, 2002. We cannot assure you that we will be able to renew or extend this agreement prior to its expiration, and we cannot assure you that we will not experience work stoppages or strikes in the future. Any such disruptions may cause our financial position and results of operations to suffer.

We supply products to some of our customers through a new sourcing arrangement which is unproven and may be unprofitable.

     In October 2001, we discontinued our extrusion and fabrication operations in Bedford, Virginia and our custom rubber mixing operations in Barberton, Ohio. We plan to supply some of our customers who formerly purchased the products of these operations from our other locations and through domestic and foreign sourcing arrangements. We cannot assure you that we will be successful in transferring the production of these products to our other locations or be able to provide them to our customers through sourcing arrangements that will ultimately prove to be profitable. If these activities are not profitable, our financial position and results of operations will suffer.

Prior to these offerings, there has been no public market for our shares and following the offerings, there will not be a public market for our warrants and notes.

     Prior to these offerings, there has been no public market for our shares of common stock, warrants and notes. Although we intend to apply to have the common stock quoted on the Nasdaq National Market upon satisfaction of the applicable minimum listing requirements, we cannot assure you as to when, if at all, we will satisfy such listing requirements or if any such application will ultimately be approved. We cannot assure you that an active public trading market for the notes will develop or be sustained. We do not intend to apply to list our warrants and notes on any national and/or regional securities exchange or inter-dealer quotation service and as a result, your ability to dispose of notes and warrants may be limited.

As a result of the adoption of "fresh-start" accounting, you will not be able to compare our historical financial statements with the financial results disclosed in this prospectus.

     As a result of the consummation of our plan of reorganization and the transactions contemplated thereby, we are operating our business under a new capital structure. In addition, our company became subject to the fresh-start accounting rules upon emerging from bankruptcy. Accordingly, the financial condition and results of operations of our company disclosed in future filings with the SEC will not be comparable to the financial condition or results of operations reflected in our historical financial statements contained in this prospectus.

         CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events. These forward-looking statements generally can be identified by the use of statements that include phrases such as "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "will" or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. You should carefully review all information, including the financial statements and the notes to the financial statements, included or incorporated by reference into this prospectus.

     In addition to the risk factors described in "Risk Factors" beginning on page 8 of this prospectus, the following important factors could affect future results, causing these results to differ materially from those expressed in our forward-looking statements:

     o changes in the general economy or in the primary markets of our company;

     o our future operating results or our ability to generate revenues, income or cash flow to service our debt;

     o    competitive factors;

     o    an adverse determination with respect to litigation or other claims;

     o increased governmental regulation that affects our business and operations;

     o    stability of product and manufacturing costs; and

     o    supply or quality control problems.

     These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our future results. The forward-looking statements included in this prospectus are made only as of the date of this prospectus and we cannot assure you that projected results or events will be achieved.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares of common stock and notes offered by the selling holders but we will receive proceeds from the exercise of the warrants held by the selling holders if the warrants are in fact exercised. We intend to use any proceeds received from the exercise of warrants held by the selling holders to reduce our existing indebtedness. Specifically, we plan to use any proceeds from the exercise of warrants to reduce our indebtedness under our revolving credit facility, which bears interest at an annual rate of prime plus 0.5%, which was 5.5% as of December 31, 2001. Our revolving credit facility expires in August 2004.

                                 DIVIDEND POLICY

     We have not historically paid dividends, and we do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, operating results, capital requirements and other factors that the board deems relevant. In addition, the indenture for our notes restricts our ability to pay dividends.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table provides selected financial data for the periods indicated. You should read the selected financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and with the consolidated financial statements and related notes thereto of our company and RBX Group, Inc. appearing elsewhere in this prospectus. The statement of operations and other data for the fiscal years ended 1998, 1999 and 2000 and the balance sheet data as of December 31, 1999 and 2000 are derived from, and are qualified by reference to, the consolidated financial statements and related notes of RBX Group, Inc. appearing elsewhere in this prospectus which have been audited by Deloitte & Touche LLP. The statement of operations data and other data for the fiscal years ended December 31, 1996 and 1997 and the balance sheet data as of December 31, 1996, 1997 and 1998 are derived from the unaudited financial statements of RBX Group, Inc., our former parent company, and from the audited consolidated financial statements of our company not appearing in this prospectus and combined for comparative purposes. The statement of operations data and other data for the eight months ended August 27, 2001, the month ended September 30, 2001 and the balance sheet data as of September 30, 2001 are unaudited. In the opinion of management, all necessary adjustments, consisting only of normal recurring adjustments other than those made for fresh-start accounting purposes, have been included to present fairly the unaudited results when read in conjunction with the audited consolidated financial statements and notes thereto appearing elsewhere in this prospectus. Historical results are not necessarily indicative of results that may be expected for any future period.




                                                                                                                 |      RBX
                                                                   RBX Group, Inc.                               |   Corporation
                                   ----------------------------------------------------------------------------  |  -------------
                                                                                                   Eight months  |
                                                         Year ended December 31,                      ended      |   Month ended
                                   -------------------------------------------------------------    August 27,   |  September 30,
                                      1996         1997        1998          1999        2000        2001(1)     |     2001(2)
                                   ---------    ---------    ---------    ---------    ---------    ---------    |  -------------
                                                           (in thousands, except per share data)                 |
Statement of operations data:
Net sales ......................   $ 172,195    $ 172,450    $ 157,012    $ 149,603    $ 156,348    $  98,812    |    $  13,521
Gross profit ...................      31,845       27,923       10,404       29,510       26,648       15,888    |        2,558
Selling, general and                                                                                             |
    administrative costs .......      28,937       26,444       26,725       19,183       18,515       12,305    |        1,757
Operating income (loss) ........     (28,594)      (3,032)    (121,278)       9,236      (21,869)      23,357    |          210
Income (loss) from continuing                                                                                    |
    operations before                                                                                            |
    extraordinary item and                                                                                       |
    cumulative effect adjustment     (39,259)     (36,326)    (147,401)     (17,000)     (47,838)      21,668    |         (280)
Basic and diluted loss from                                                                                      |
    continuing operations per                                                                                    |
    common share ...............        --           --           --           --           --           --      |    $   (0.28)
Net income (loss) (3) ..........     (35,291)     (29,577)    (142,792)     (11,808)     (50,514)     234,539    |       (3,119)
Basic and diluted net loss per                                                                                   |
    common share ...............        --           --           --           --           --           --      |    $   (3.12)
Balance sheet data:                                                                                              |
Net working capital ............      44,671       43,722       14,862       16,778       25,664                 |       18,781
Property, plant and                                                                                              |
    equipment, net .............      91,068       97,374       72,797       68,432       46,740                 |       52,881
Total assets ...................     280,700      275,921      138,547      133,856      113,846                 |      128,571
Total debt .....................     189,892      211,037      211,072      220,495         --                   |       41,149
Liabilities subject to .........        --           --           --           --        253,863                 |         --
compromise                                                                                                       |
Redeemable preferred stock .....       4,924        5,800        6,702        7,634        8,534                 |         --
Stockholders' equity (deficit) .      10,389      (20,064)    (163,758)    (176,498)    (227,912)                |       12,042

                                                                                                               |     RBX
                                                                     RBX Group, Inc.                           | Corporation
                                   --------------------------------------------------------------------------- | ------------
                                                                                                   Eight months|    Month
                                                         Year ended December 31,                      ended    |    ended
                                   -------------------------------------------------------------    August 27, | September 30,
                                      1996         1997        1998          1999        2000        2001(1)   |   2001(2)
                                   ---------    ---------    ---------    ---------    ---------    ---------  | -------------
                                                           (in thousands, except per share data)
Other data:
Net cash provided by (used in)
   operating activities .........     9,137       (2,398)      (1,483)      (6,259)       7,672         (238)  |   (1,316)
Net cash provided by (used in)                                                                                 |
   investing activities .........   (33,829)     (16,698)       1,404       (3,192)      (3,888)      (1,968)  |     (529)
Net cash provided by (used in)                                                                                 |
   financing activities .........    22,162       15,969           35        9,423        8,005       (9,110)  |    1,509
Capital expenditures ............    11,818       15,582        4,286        4,985        3,085        1,973   |      529
Depreciation ....................     7,124        8,370       10,431        7,561        7,991        3,794   |      269
Amortization ....................     3,943        3,332        3,700        1,296        1,223         --     |     --
Ratio of earnings to                                                                                           |
    fixed charges (unaudited) (4)      --           --           --           --           --          10.4x   |     --


(1) The statement of operations data and other data of RBX Group, Inc. for the period from January 1, 2001 through August 27, 2001 have been referred to herein as the statement of operations data and other data for the eight months ended August 27, 2001 for ease of reference.

(2) The statement of operations data and other data of RBX Corporation for the period from August 28, 2001 through September 30, 2001 have been referred to herein as the statement of operations data and other data for the month ended September 30, 2001 for ease of reference.

(3) Net income for the eight months ended August 27, 2001 included special adjustments totaling $238.1 million. These adjustments were comprised of a gain on cancellation of debt in the amount of $218.3 million, a gain from fresh-start revaluation in the amount of $28.4 million and net reorganization expense items totaling $8.6 million. Net loss for 2000 included reorganization items totaling $27.8 million. Reorganization items for 2000 were comprised of losses on impairment of long-lived assets of $16.2 million, professional fees related to the reorganization of $4.0 million, a write-off of deferred financing fees of $3.8 million, a provision to reserve for an equity investment of $1.6 million and other charges of $2.2 million related primarily to contractual obligations associated with the abandonment of certain construction projects. Net loss for 1998 includes special charges totaling $119.9 million. Such charges were comprised of losses on impairment of long-lived assets of $101.4 million, inventory write downs, severance, other personnel related costs of $13.5 million and write-off of start-up costs of $5.0 million. Net loss for 1997 includes extraordinary losses of $1.8 million for the early extinguishment of debt. Net loss for 1996 includes a loss on impairment of long-lived assets of $26.5 million and additional charges of $8.7 million in the aggregate, primarily relating to a reassessment of inventory carrying values and liabilities incurred in connection with severance and certain other personnel related costs.

(4) In computing the ratio of earnings to fixed charges, "earnings" represent income (loss) from continuing operations before income taxes, extraordinary items and changes in accounting principles plus "fixed charges," less redeemable preferred stock dividends and accretion for original issue discount. "Fixed charges" consist of interest expense, amortization of deferred financing fees, an estimate of interest within rental expense and redeemable preferred stock dividends and accretion for original issue discount. For the years ended December 31, 1996, 1997, 1998, 1999 and 2000 and for the month ended September 30, 2001 earnings were insufficient to cover fixed charges by $48.4 million, $24.8 million, $148.2 million, $18.1 million, $48.7 million and $280,000, respectively.

                            PRO FORMA FINANCIAL DATA

     The following unaudited pro forma financial data has been derived by the application of pro forma adjustments to the financial statements included elsewhere in this prospectus. The unaudited pro forma condensed consolidated statements of operations for the period presented give effect to the reorganization as if it had occurred on January 1, 2000. The adjustments are described in the accompanying notes. The pro forma financial data does not purport to represent what our results of operations actually would have been if the reorganization had been consummated on the date or for the periods indicated, or what such results will be for any future date or for any future period. The unaudited pro forma financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto included elsewhere in this prospectus.

       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                      For the year ended December 31, 2000
                                 (in thousands)

                                                                      Pro Forma
                                                 Historical         Adjustments           Pro Forma
                                                 ----------         -----------           ---------
Net sales                                          $156,348                   -            $156,348
Cost of goods sold                                  129,700                   -             129,700
                                                 ----------         -----------           ---------
Gross profit                                         26,648                   -              26,648
Selling, general and administrative
     Costs                                           18,515                   -              18,515
Management fees                                       1,334             (1,334)   (1)             -
Loss from equity investment                             802                   -                 802
Reorganization items                                 27,806            (27,806)   (2)             -
Other expense                                            60                   -                  60
                                                 ----------         -----------           ---------
Operating income (loss)                            (21,869)            (29,140)               7,271
Interest expense                                    25,943             (20,253)   (3)         5,690
                                                 ----------         -----------           ---------
Income (loss) before income taxes                  (47,812)            (49,393)               1,581
Income tax expense                                      26                    -                  26
                                                 ----------         -----------           ---------
Income (loss) from continuing operations           (47,838)            (49,393)               1,555
     before extraordinary item
Loss from discontinued operations                    8,880                    -               8,880
                                                 ----------         -----------           ---------
Loss before extraordinary item                     (56,718)            (49,393)              (7,325)
Extraordinary item                                   6,204                    -               6,204
                                                 ----------         -----------           ---------
Net loss                                          $(50,514)            (49,393)            $ (1,121)
                                                 ==========         ===========           =========




-----------

(1) Represents the elimination of the payment of management fees to AIP, an affiliate of the majority owners of RBX Group, Inc.'s stockholder.

(2) Represents reorganization items which would not have been incurred had the reorganization occurred on January 1, 2000.

(3) Represents an adjustment to eliminate interest expense on RBX Group, Inc.'s indebtedness (other than revolving debt) of $22,030, the elimination of interest expense for amortization of associated deferred financing costs of $1,223, and the addition to interest expense of $3,000 related to our senior secured notes.

     The statement of operations presented elsewhere in this prospectus for the period from January 1, 2001 through August 27, 2001, referred to as the eight months ended August 27, 2001 for ease of reference, does not include approximately $2 million of interest expense related to our senior secured notes that would have been incurred if the reorganization had occurred on January 1, 2001. Additionally, the statement of operations for the eight months ended August 27, 2001 includes a fresh-start revaluation gain of $28.4 million, gain on cancellation of debt of $218.3 million and other reorganization expense items totaling $8.6 million that would not have been incurred had the reorganization taken place on January 1, 2001. The statement of operations presented elsewhere in this prospectus for the period from August 28, 2001 through September 30, 2001, referred to as the month ended September 30, 2001 for ease of reference, includes reorganization expense items totaling $591,000 that would not have been incurred had the reorganization taken place on January 1, 2001.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the accompanying notes and "Selected Consolidated Financial Data" included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of numerous factors, including the risks discussed in "Risk Factors" and elsewhere in this prospectus.

Introduction

     We manufacture closed cell rubber foam products, custom mix rubber polymers and compete in several niche markets, including the manufacturing of cross-linked polyethylene foam.

     We are the surviving corporation of a recent corporate reorganization implemented in connection with the consummation of our Chapter 11 bankruptcy proceedings in August 2001. Prior to the effective date of our corporate reorganization, we were a wholly owned subsidiary of RBX Group, Inc. In connection with our corporate reorganization, RBX Group, Inc. merged into our company and eight of our subsidiaries were merged into one company, Rubatex Corporation, which was renamed RBX Industries, Inc. We are currently a holding company with no business operations and own all of the issued and outstanding stock of RBX Industries, Inc., through which all of our manufacturing and distribution activities are conducted.

     On August 27, 2001, which was the effective date of the plan of reorganization, we emerged from Chapter 11 proceedings. As a result of the reorganization and the recording of the related reorganization transactions and the implementation of fresh-start accounting, our results of operations after August 27, 2001 are not comparable to results reported in prior periods. However, for purposes of this management's discussion and analysis, the results of operations of RBX Group, Inc. for the period from January 1, 2001 through August 27, 2001, referred to as the eight months ended August 27, 2001, and the results of operations of our company for the period from August 28, 2001 through September 30, 2001, referred to as the month ended September 30, 2001, have been combined.

     Implementation of fresh-start accounting resulted in material changes to our financial statements, including valuation of assets at fair value in accordance with principles of the purchase method of accounting, valuations of liabilities pursuant to provisions of the plan of reorganization and valuation of equity based on a valuation of the business prepared by the independent financial advisors of our company.

Revenues

     We derive revenues from the sale of products manufactured by our company. Our foam group revenues consist of sales of closed cell rubber foam and related products and cross-linked polyethylene foam. Our mixing group revenues consist of sales of products using a variety of rubber polymers. A substantial part of the mixing group's business is conducted with a limited number of customers.

     We recognize revenues when products are shipped to our customers. Sales returns and allowances are treated as a reduction to sales and are provided based on historical experience and current estimates.

Expenses

     Cost of goods sold consists of the cost of materials, compensation costs and overhead related to the manufacturing process associated with the products that we sell.

     Selling, general and administrative expenses consist of the compensation costs for sales and marketing personnel, travel expenses, customer support expenses, advertising, bad debt expense, the compensation costs for administration, finance and general management personnel, as well as professional fees.

Results of Operations

     The following table sets forth, for the periods shown, certain statement of operations data in millions of dollars and as a percentage of net sales.

                                            Years Ended December 31,                     Nine Months Ended September 30,
                                            ------------------------                     -------------------------------
                                  1998               1999                 2000               2000                2001
                          -----------------   ------------------  -----------------   -----------------   -----------------
                                                                (dollars in millions)
Net sales .............   $157.0     100.0%   $149.6     100.0%   $156.3     100.0%   $119.5      100.0%  $  112.3   100.0%
Gross profit ..........     10.4       6.6      29.5      19.7      26.6      17.0      20.9       17.5       18.4    16.4
Selling, general and
   administrative costs     26.7      17.0      19.2      12.8      18.5      11.8      14.5       12.1       14.1    12.6
Operating income (loss)   (121.3)    (77.3)      9.2       6.1     (21.9)    (14.0)      3.2        2.7       23.6    21.0

Net loss ..............   (142.8)    (91.0)    (11.8)     (7.9)    (50.5)    (32.3)    (16.3)     (13.6)     231.4   206.1


Nine Months Ended September 30, 2001 Compared to Nine Months ended September 30, 2000

Net sales

     Net sales decreased to $112.3 million for the nine months ended September 30, 2001 from $119.5 million for the same period in 2000, a decrease of $7.2 million or 6.0%. Our foam group and our mixing group contributed approximately 78% and 22%, respectively, of our net sales for the nine months ended September 30, 2001 and approximately 82% and 18%, respectively, of our net sales for the nine months ended September 30, 2000.

     Foam Group. Net sales for the foam group decreased to $87.8 million for the nine months ended September 30, 2001 from $97.8 million for the same period in 2000, a decrease of $10.0 million or 10.2%. This decrease was primarily caused by reduced volume generated by a decrease in demand. The decrease in demand was primarily a result of weak economic conditions in general, and specifically, in the automotive sector.

     Mixing Group. Net sales for the mixing group increased to $24.5 million for the nine months ended September 30, 2001 from $21.7 million for the same period in 2000, an increase of $2.8 million or 12.9%. This increase was primarily attributable to increased volume at our Hoover-Hanes Rubber Custom Mixing Corp. operations.

Gross profit

     Gross profit decreased to $18.4 million for the nine months ended September 30, 2001 from $20.9 million for the same period in 2000, a decrease of $2.5 million, or 12.0%. As a percentage of net sales, gross profit for the first nine months of 2001 decreased to 16.4% from 17.5% in the same period in 2000.

     Foam Group. Gross profit for our foam group decreased to $15.0 million for the nine months ended September 30, 2001 from $17.3 million for the same period in 2000, a decrease of $2.3 million, or 13.3%. This decrease was primarily attributable to the decline in volume previously described, partially offset by cost reduction efforts.

     Mixing Group. Gross profit for our mixing group decreased slightly to $3.4 million for the nine months ended September 30, 2001 from $3.8 million for the same period in 2000, a decrease of $0.4 million, or 10.5%.

Selling, general and administrative costs

     Selling, general and administrative costs decreased to $14.1 million for the nine months ended September 30, 2001 from $14.5 million for the same period in 2000, a decrease of $0.4 million or 2.8%. This decrease was primarily due to cost reduction efforts and reduced commission expense on the lower sales volumes referred to above. As a percentage of net sales, selling, general and administrative costs increased to 12.6% in the first nine months of 2001 from 12.1% in the same period in 2000.

Operating income (loss)

     We reported operating income of $23.6 million for the nine months ended September 30, 2001 compared to $3.2 million for the same period in 2000. Operating income for the nine months ended September 30, 2001 includes special adjustments totaling $19.2 million. Such adjustments are comprised of a gain from fresh-start revaluation in the amount of $28.4 million and net reorganization expense items totaling $9.2 million.

Net income (loss)

     We reported net income of $231.4 million for the nine months ended September 30, 2001 compared to a net loss of $16.3 million for the same period in 2000. Net income (loss) for the nine months ended September 30, 2001 and 2000 includes a gain on cancellation of debt in the amount of $218.3 million and $6.2 million, respectively. In addition, net income for the nine months ended September 30, 2001 includes the special adjustments mentioned above. As a result of their continued lack of profitability, we discontinued operations at an extrusion and fabrication plant in Bedford, Virginia and a mixing plant in Barberton, Ohio on October 15, 2001. Net income (loss) for the nine months ended September 30, 2001 and 2000 included loss from discontinued operations of $8.3 million and $5.1 million, respectively, resulting from our decision to close the plants. The increase in net income for the nine months ended September 30, 2001, when compared to the same period in 2000, was also impacted by the decrease in interest expense resulting from our reorganization of $18.4 million. Interest expense for the nine months ended September 30, 2001 was $2.2 million compared to $20.6 million for the same period in 2000, a decrease of 89.3%.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

Net sales

     Net sales increased to $156.3 million in 2000 from $149.6 million in 1999, an increase of $6.7 million or 4.5%. Our foam group and our mixing group contributed approximately 81% and 19%, respectively, of our net sales for the year ended December 31, 2000 and approximately 80% and 20%, respectively, of our net sales for the year ended December 31, 1999.

     Foam Group. Net sales for our foam group increased to $127.0 million in 2000 from $119.5 million in 1999, an increase of $7.5 million or 6.3%. This increase was primarily attributable to increased demand.

     Mixing Group. Net sales for our mixing group decreased slightly to $29.3 million in 2000 compared to $30.1 million in 1999, a decrease of $0.8 million or 2.7%. This decrease was primarily attributable to a decrease in demand.

Gross profit

     Gross profit decreased to $26.6 million in 2000 from $29.5 million in 1999, a decrease of $2.9 million, or 9.8%. As a percentage of net sales, gross profit in 2000 decreased to 17.0% from 19.7% in 1999.

     Foam Group. Gross profit for our foam group decreased to $21.5 million in 2000 from $23.5 million in 1999, a decrease of $2.0 million, or 8.5%. This decrease was primarily attributable to increased scrap and lower productivity in our operations in Colt, Arkansas. A decline in volume related to cross-linked polyethylene foam products was also a contributor.

     Mixing Group. Gross profit for our mixing group decreased to $5.4 million in 2000 from $6.4 million in 1999, a decrease of $1.0 million, or 15.6%. This decrease resulted primarily from decreased volume resulting from the decrease in demand mentioned above.

Selling, general and administrative costs

     Selling, general and administrative costs decreased to $18.5 million in 2000 from $19.2 million in 1999, a decrease of $0.7 million or 3.6%. This decrease was primarily due to cost reduction efforts and reduced commission expense on the lower sales volumes referred to previously. As a percentage of net sales, selling, general and administrative costs decreased to 11.8% in 2000 from 12.8% in 1999.

Operating loss (income)

     We reported an operating loss of $21.9 million in 2000 compared to operating income of $9.2 million in 1999. Our operating loss in 2000 included reorganization costs of $27.8 million. Our decrease in operating income was driven primarily by the factors impacting gross profit discussed above.

Net loss

     Our net loss increased to $50.5 million in 2000 from $11.8 million in 1999 primarily as a result of the factors described above. As a result of their continued lack of profitability, we discontinued operations at an extrusion and fabrication plant in Bedford, Virginia and a mixing plant in Barberton, Ohio on October 15, 2001. Net loss for the year ended December 31, 2000 included loss from discontinued operations of $8.9 million compared to gain from discontinued operations of $5.2 million included in net loss for the year ended December 31, 1999. Interest expense decreased to $25.9 million in 2000 from $26.4 million in 1999 due primarily to the fact that interest accruals in connection with our old notes ceased on December 7, 2000, the date of our bankruptcy petition.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

Net sales

     Net sales decreased to $149.6 million in 1999 from $157.0 million in 1998, a decrease of $7.4 million or 4.7%. Our foam group and our mixing group contributed approximately 80% and 20%, respectively, of our net sales for the year ended December 31, 1999 and approximately 85% and 15%, respectively, of our net sales for the year ended December 31, 1998.

     Foam Group. Net sales for our foam group increased to $119.5 million in 1999 from $132.7 million in 1998, an increase of $13.2 million, or 9.9%. This increase was largely attributable to increased volume.

     Mixing Group. Net sales for our mixing group increased to $30.1 million in 1999 compared to $24.3 million in 1998, an increase of $5.8 million, or 23.9%. This increase was primarily due to increased volume.

Gross profit

     Gross profit increased to $29.5 million in 1999 from $10.4 million in 1998, an increase of $19.1 million, or 183.7%. As a percentage of net sales, gross profit in 1999 increased to 19.7% from 6.6% in 1998.

     Foam Group. Gross profit for our foam group increased to $23.5 million in 1999 from $17.3 million in 1998, an increase of $6.2 million, or 35.8%. This improvement in gross profit was largely attributable to the cost cutting measures implemented in connection with the reorganization of our operations, improvements in operating performance at our Conover, North Carolina facility and reduced depreciation.

     Mixing Group. Gross profit for our mixing group increased to $6.4 million in 1999 from $5.0 million in 1998, an increase of $1.4 million or 28.0%. This increase was primarily due to the increased volume mentioned above.

Selling, general and administrative costs

     Selling, general and administrative costs decreased to $19.2 million in 1999 from $26.7 million in 1998, a decrease of $7.5 million, or 28.1%. As a percentage of net sales, selling, general and administrative costs decreased to 12.8% in 1999 from 17.0% in 1998.

     The decreases in selling, general and administrative costs were primarily a result of cost cutting measures implemented in connection with the reorganization of our operations, including savings associated with headcount reductions and the sale of the Universal business. The sale of Universal accounted for a reduction in selling, general and administrative costs of $1.6 million in 1999 compared to 1998.

Operating income (loss)

     We reported operating income of $9.2 million in 1999 compared to an operating loss of $121.3 million in 1998. In addition to the improvements referred to above, a decrease in amortization of intangibles of $2.4 million contributed to the improvement in operating income experienced in 1999.

Net loss

     Our net loss decreased to $11.8 million in 1999 from $142.8 million in 1998, primarily as a result of the factors discussed above. Excluding the special charges recorded in 1998, our net loss decreased to $11.8 million in 1999 from $22.9 million in 1998, an improvement of $11.1 million.

Liquidity and Capital Resources

     Cash used in operating activities was $1.6 million for the nine months ended September 30, 2001 compared to $4.9 million for the same period in 2000.

     Cash used in investing activities was $2.5 million during the nine months ended September 30, 2001 compared to $2.9 million during the same period in 2000. Cash used in investing activities was mainly for expenditures related to capital improvements for the nine months ended September 30, 2001 and 2000.

     Cash used in financing activities was $7.6 million for the nine months ended September 30, 2001 compared to cash provided by financing activities of $8.3 million for the same period in 2000.

Financing Activities

     On April 20, 2001, we reached an agreement on new debtor-in-possession financing with Congress Financial Corporation. The proceeds of this credit facility were used to repay amounts outstanding under our old revolving credit facility. Additional amounts were drawn as needed to fund our operations during the reorganization period. This credit facility provided for a $35 million limit, subject to a borrowing base formula applied to eligible receivables and inventory.

     On August 27, 2001, our company and our wholly owned subsidiary, RBX Industries, entered into a credit agreement with Congress Financial Corporation which provides for a $45 million credit facility. The credit facility is comprised of:

     o a revolving line of credit not to exceed $35 million which is subject to a borrowing base formula applied to eligible receivables and inventory; and

     o    a term loan in the principal amount of $10 million.

     RBX Industries' indebtedness under the new credit agreement is guaranteed by our company and is secured by a first priority security interest in all of our present and future properties and interests in real or personal property and proceeds of the foregoing.

     Indebtedness under our revolving credit facility bears interest at the rate publicly announced by First Union National Bank as its prime rate plus one-half (1/2%) percent per annum.

     The term loan bears interest at the rate publicly announced by First Union National Bank as its prime rate plus one (1.0%) percent per annum.

     The revolving credit facility matures on August 27, 2004, which is the third anniversary of the new credit agreement and is subject to consecutive one year extensions. Loans made under the revolving credit facility may be borrowed, repaid and reborrowed from time to time, subject to borrowing base limitations and the satisfaction of certain conditions on the date of any such borrowing, until the third anniversary of the new credit agreement. The borrowing base at any time is comprised of the sum of a percentage of our eligible accounts receivable and a percentage of our eligible inventory at such time less any reserves required.

     As of December 31, 2001, the interest rate on our revolving credit facility was 5.5%. As of September 30, 2001, the amount drawn on the new revolving credit facility was $6.3 million.

Future Capital Requirements

     As of September 30, 2001, we had no material commitments for capital expenditures. We anticipate that the funds necessary to meet our current capital requirements and those to be incurred in the foreseeable future will come from operating cash flows and our credit facility. We believe that funds from a number of these sources, coupled with cash on hand, will be sufficient to meet our projected capital requirements for the near term.

Inflation

     We believe that inflation has not had a significant effect on our results of operations over the periods presented. Many of our raw materials are petrochemical derivatives. Substantial increases in costs of such materials could adversely affect our operations.

Recent Accounting Pronouncements

     In June 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 141, or SFAS 141, "Business Combinations." SFAS 141 is effective for all business combinations initiated after June 30, 2001. SFAS 141 also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. SFAS 141 addresses financial accounting and reporting for business combinations. All business combinations in the scope of SFAS 141 are to be accounted for using one method - the purchase method. While SFAS 141 supersedes Account Principles Board Opinion No. 16, "Business Combinations," or APB 16, it carries forward without reconsideration the guidance in APB 16 and certain of its amendments and interpretations related to the application of the purchase method of accounting, including allocation of the cost of an acquired entity to assets acquired and liabilities assumed. Our company has adopted SFAS 141 in connection with fresh-start accounting. The adoption of SFAS 141 did not have a significant impact on the financial position, results of operations, or cash flows of our company.

     In June 2001, the FASB issued SFAS 142, "Goodwill and Other Intangible Assets." SFAS 142 is effective for fiscal years beginning after December 15, 2001 except that goodwill and intangible assets acquired after June 30, 2001, will immediately be subject to the nonamortization and amortization provisions of SFAS 142. SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. SFAS 142 also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Our company has adopted SFAS 142 in connection with fresh-start accounting. The adoption of SFAS 142 did not have a significant impact on the financial position, results of operations, or cash flows of our company.

     In June 2001, the FASB issued SFAS 143, "Accounting for Asset Retirement Obligations." SFAS 143 is effective for fiscal years beginning after June 15, 2002. SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) normal use of the asset. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, an entity would recognize a gain or loss on settlement. Management does not expect the adoption of SFAS 143 to have a significant impact on the financial position, results of operations, or cash flows of our company.

     In August 2001, the FASB issued SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. The provisions of SFAS 144 generally are to be applied prospectively. SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 supersedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of;" however, it retains many of the fundamental provisions of SFAS 121. SFAS 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. However, it retains the requirement in APB 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Our company has adopted SFAS 144 in connection with fresh-start accounting. The adoption of SFAS 144 did not have a significant impact on the financial position, results of operations, or cash flows of our company. It did, however, require that our company report the disposals of a mixing plant in Barberton, Ohio and an extrusion and fabrication plant in Bedford, Virginia as discontinued operations.

Quantitative and Qualitative Disclosures About Market Risk

     Under our credit facility, both the term loan and borrowings under the line of credit bear interest at fluctuating market rates. An analysis of the impact of our interest rate sensitive financial instruments of a 1% change (i.e., if the interest rate increases from 5% to 6%) in short-term interest rates shows an impact on expected 2002 earnings of approximately $150,000 of higher or lower earnings, depending on whether short-term rates rise or fall by 1%.

                                    BUSINESS

General

     We manufacture closed cell rubber foam products and custom mix rubber polymers. We compete in several niche markets, including the manufacturing of cross-linked polyethylene foam. Our products are used in a range of applications, including:

     o    athletic equipment;

     o    sports medicine wraps;

     o    neoprene, or synthetic rubber wetsuits;

     o hardware center products, such as do-it-yourself insulation, tubing, gardening and construction kneepads;

     o other consumer products, such as computer mouse pads and beverage can insulators;

     o    insulation for refrigeration and air conditioning systems;

     o    automotive components; and

     o    other industrial products.


     Our foam products operations, or foam group, consist of the manufacture of closed cell rubber foam and related products and cross-linked polyethylene foam. The foam group contributed approximately 81% of our net sales for the year ended December 31, 2000 and approximately 78% of our net sales for the nine months ended September 30, 2001. Our custom rubber mixing operations, or mixing group, mixes a variety of rubber polymers to serve a wide range of end-use markets. The mixing group contributed approximately 19% of our net sales for the year ended December 31, 2000 and approximately 22% of our net sales for the nine months ended September 30, 2001. We combine purchases of raw materials for both the foam group and mixing group to obtain volume discounts from our suppliers.

     The manufacturing of all of our products begins with the blending of synthetic compounds in a mixer. Our mixing group sells these compounds in uncured sheet or strip form to our customers. Our foam group performs additional manufacturing steps, including extruding, molding and curing, before selling products to our customers.

Our History and Chapter 11 Bankruptcy Reorganization

     We are the surviving corporation of a recent corporate reorganization implemented in connection with the consummation of our Chapter 11 bankruptcy proceedings in August 2001. Prior to the effective date of our corporate reorganization, we were a wholly owned subsidiary of RBX Group, Inc. We are currently a holding company with no business operations and own all of the issued and outstanding stock of RBX Industries, Inc., through which all of our manufacturing and distribution activities are conducted.

     Our company and our former parent company, RBX Group, Inc. were formed by AIP in October 1995 in connection with AIP's leveraged acquisition of RBX Investors Inc. and its subsidiaries for approximately $210 million. Following the RBX Investors acquisition, our company and our affiliates acquired the Ensolite division of Uniroyal Technologies for approximately $26 million.

     On December 5, 2000, certain unsecured creditors of our company filed an involuntary bankruptcy petition for reorganization of our company under Chapter 11 of Title 11 of the U.S. Code in the U.S. Bankruptcy Court for the District of Delaware, which we refer to in this prospectus as the Delaware Bankruptcy Court. On December 7, 2000, our company, RBX Group, Inc. and eight of our subsidiaries (Rubatex Corporation, Groendyk Manufacturing Company, Inc., OleTex Inc., Midwest Rubber Custom Mixing Corp., Hoover-Hanes Rubber Custom Mixing Corp., Waltex Corporation and UPR Disposition, Inc.), as debtors, each filed voluntary petitions with the Delaware Bankruptcy Court for relief under Chapter 11.

     By order dated as of February 2, 2001, the Delaware Bankruptcy Court transferred the cases to the U.S. Bankruptcy Court for the Western District of Virginia, Roanoke Division, or the Virginia Bankruptcy Court, where the cases were consolidated for purposes of joint administration. In July 2001, the Virginia Bankruptcy Court confirmed our second amended joint plan of reorganization. In connection with our corporate reorganization, RBX Group, Inc. merged into our company and our eight subsidiaries that also filed for relief under Chapter 11 were merged into one company, Rubatex Corporation, which was renamed RBX Industries, Inc. On August 27, 2001, which was the effective date of the plan of reorganization, our company and RBX Industries, Inc. emerged from our Chapter 11 proceedings. On that date, we entered into a $45 million secured credit facility with Congress Financial Corporation to replace our debtor-in-possession financing. In addition, we cancelled all of our equity securities that were outstanding immediately before the effective date and we issued:

     o 950,000 new shares of our common stock, representing a 95% equity interest in our company and new 12% secured notes in the aggregate principal amount of $25 million, to persons having a beneficial interest in our old 12% notes as of the record date determined by the Virginia Bankruptcy Court; and

     o 50,000 new shares of our common stock, representing a 5% equity interest in our company and 67,416 new warrants to holders of general unsecured claims against our company. As of February 11, 2002, the warrants represented the right to acquire 67,416 shares of our common stock (subject to anti-dilution adjustment) and the exercise price was $48.00 per share. The warrants are exercisable at any time on or before August 27, 2008.

The Foam Group

Products

     Our foam group's products are formulated to provide specific performance characteristics based on their end-use applications. Closed cell rubber foam is produced by the expansion of synthetic rubber polymers through the infusion of millions of gas-filled cells that are permanently sealed in the material. The closed cell structure is flexible, resilient and shuts out water, dust and air, which makes the material ideal for insulating, sealing, shock absorption and a variety of other uses. Products made with closed cell rubber foam include:

     o    residential and industrial building insulation;

     o    plumbing insulation;

     o    automotive gaskets;

     o home and hardware center products, such as grips, handles and foam cushions;

     o a broad range of consumer products such as wetsuits, ski masks and knee braces;

     o    other sports medicine applications;

     o    foam beverage can insulators; and

     o    computer mouse pads.

     Cross-linked polyethylene foam, which has many of the same physical properties as closed cell rubber foam, is less elastic but relatively less expensive and is easily thermoformed. Polyethylene foam is used in such products as athletic mats, marine flotation buoys, ship fenders, shoe insoles and artificial turf underlay. Silicone rubber is flame resistant and possesses a number of exceptional physical and chemical properties that make it suitable for products that are exposed to extreme temperatures. We manufacture silicone-based products for a number of high-performance applications, including commercial lighting, automobile gaskets, commercial aircraft, aerospace and electronics.

     Products sold in the most basic form include:

     o extruded sheets and tubes used for insulation in air conditioning, plumbing and refrigeration; and

     o molded sheets which are sold to manufacturers who slit, cut and fabricate the material into industrial and consumer products ranging from automotive gaskets to football padding to children's toys.

     We also produce extruded shapes of closed cell rubber that are sold in various lengths for specialized sealing or gasket applications that require unusual profiles. Our products are sold in a variety of forms including sheets, tubes, buns, rolls and extruded shapes.

Customers

     The foam group serves a wide array of industrial and consumer end-user markets. The foam group's base of over 3,000 current customers is comprised of a large group of core customers who rely on our company for their ongoing needs and a smaller number of customers who approach our company on a project-specific basis. The foam group is able to serve both types of customers because of its wide range of products, its design and production capabilities and its sales force that is able to assess our customers' requirements in order to develop products that meet their specifications. The size and diversity of the foam group's customer base reduces our reliance on any individual customer or industry segment.

     Our foam group's products are sold primarily in the United States to end product manufacturers, intermediate fabricators and distributors. End product manufacturers operate in a wide range of industrial and commercial segments that produce subassemblies and finished products. Fabricators slice and cut foam into shaped pieces and then sell them to other manufacturers. Distributors purchase tubes, sheets and buns for resale to smaller contractors.

Industry

     Growth in the closed cell rubber foam and related products market is expected to primarily come from increased use of closed cell rubber foam in automotive sound and vibration insulation, new applications in sports and leisure markets and growth in the consumer and residential housing markets for heating, ventilation and air conditioning, or HVAC, insulation. The market includes rubber foams sold for thermal insulation and for processing into components or finished parts or products, but does not include rubber foams manufactured by vertically integrated companies exclusively selling finished products. The overall market is comprised of several segments that are defined by the product's end use and this market continues to expand as new products and applications are developed. Some segments, such as insulation, represent a large share of the overall market and have a large number of customers and suppliers. A number of other segments represent niche product markets constituting a small share of the overall market and have relatively few customers and suppliers. The overall market includes a large number of customers from a variety of industries, and even established customers in the larger segments of this market generally represent only a small percentage of the market's total sales.

The Mixing Group

Products

     Our mixing group mixes natural and synthetic rubbers with various additives and fillers. The various ingredients of a custom formulation are carefully weighed into a mixer that blends the components and feeds the mixture onto a large mill. The milled rubber is then pulled off the mill in a wide ribbon, cooled, and then cut into rough sheets or strips of uncured compound. These sheets and strips are molded or extruded by the customer into a wide variety of products including automobile tires and parts, industrial belts and hoses, agricultural tools and equipment and roofing materials. The custom-mixed compounds are delivered to customers in sheets or strips of uncured rubber which the customers then process and fabricate into a variety of end-use products, including automobile tires and parts, industrial belts and hoses, agricultural tools and equipment and roofing materials. The mixing group's mixing lines enable it to custom mix many different compounds concurrently and to respond quickly to customers' requests, even for unusual formulations or small orders. The mixing group included seven mixing lines until the closing of a portion of our facilities in October 2001 reduced the number of mixing lines to four. We believe these factors, combined with the mixing group's ability to maintain what we believe to be a high level of product quality, enable the mixing group to compete effectively on price, quality and service.

Customers

     Our mixing group offers services primarily in the United States and serves more than 200 current customers from a variety of industries. In most instances, we supply the raw materials for a given customer formulation and charge the customer on a "cost-plus" basis, reflecting raw material costs plus a usage fee for time used on the mixing line. In cases where a customer supplies the raw materials, the mixing group charges a "tolling" fee for providing the mixing service. During 2001, sales to one customer accounted for approximately 26% of the mixing group's net sales, which represents less than 10% of our total net sales. No other customer accounted for more than 10% of the mixing group's sales during these periods.

Industry

     The critical elements in custom compounding are quality, service and efficiency. The accuracy of the mix is critical to ensure smooth processing through the customer's manufacturing equipment and the proper performance of the finished product. While price is important, customers choose suppliers who can provide rapid turnaround, maximize throughput and minimize waste while maintaining high quality standards.

Sales, Marketing and Distribution

     We rely on our direct sales force to market and sell the vast majority of our products. Our direct sales force maintains contact with our customers. For products targeted to certain markets, we use independent sales agencies that have the industry expertise necessary to market and sell the product effectively. For example, we rely on independent sales agencies with automotive expertise to sell foam products to automotive original equipment manufacturers. For certain products that are manufactured in standard configurations, we sell directly to distributors for resale to end users. For example, insulation tubing, which is manufactured in a number of standard sizes, is sold to the construction industry through distributors. Products are distributed either directly to customers or through distribution warehouses strategically located throughout the United States.

Competition

     We face domestic and foreign competition across our product lines ranging from divisions of leading national and international manufacturers to small, regional competitors. We believe that competition is based primarily on price, product quality and customer service.

     In addition, we face competition from a number of manufacturers located in Asia that have lower operating and labor costs than we do, which in certain instances allow these manufacturers to sell their products for lower prices.

Raw Materials

     Our key raw material inputs are synthetic polymers, specialty chemicals, carbon black, synthetic fabrics, natural rubber and polyethylene. Raw material purchases accounted for approximately 44% of the cost of goods sold by the foam group and approximately 79% of the cost of goods sold by the mixing group in 2001. We purchase raw materials from a number of suppliers through short-term purchasing arrangements and we believe that there are sufficient sources of supply for the foreseeable future.

     We expect that we will continue to experience raw material price fluctuations from time to time. Many of the raw materials used by our company are petrochemical derivatives, which are subject to periodic price fluctuations.

Trademarks and Patents

     We have numerous trademarks and several patents registered in the United States and several trademarks registered in a number of foreign countries, in each case, for varying lengths of time. Our registered trademarks include RBX(R), under which we market the majority of our rubber and insulation products, Rubatex(R), under which we market a variety of insulation and related products, Insul-Tube(R) and Therma-Cel(R), under which we market certain other insulation products, Ensolite(R) under which we market certain cellular plastic materials, SeaTex(R) under which we market closed cell foam sheets for use in the manufacture of, among other things, wetsuits, and Comfortex(R) under which we market closed cell foam laminated to various fabrics for use in the manufacture of sports medicine/medical devices. We also have a number of applications for trademarks pending in the United States and abroad. Management considers its various trademarks, trademark applications and patents to be valuable assets but believes that the loss of any one trademark or patent would not materially adversely affect our operations.

Environmental Matters

     We are subject to a wide variety of federal, state and local environmental laws and regulations that continue to be adopted and amended. These environmental laws regulate, among other things:

     o air and water emissions and discharges at our manufacturing facilities;

     o the generation, storage, treatment, transportation and disposal of solid and hazardous waste by our company;

     o the release of hazardous substances, pollutants and contaminants into the environment at properties operated by our company and at other sites; and

     o in some circumstances, the environmental condition of property prior to transfer or sale to our company.

     Risks of significant environmental costs and liabilities are inherent in our operations. We believe, however, that our operations are currently in substantial compliance with applicable environmental laws and that our environmental costs and liabilities are and will be similar to other participants in the industry.

     We have been named as a "potentially responsible party", or PRP, at a "Superfund" site in North Carolina. Along with hundreds of PRPs, we have joined a PRP group which has conducted a remedial investigation and feasibility study at the site. A state decision on cleanup is expected during 2002. Based upon information known to us concerning the size of the site, its years of operation, the number of past users and the characteristics of our waste streams, management believes that our proportionate share of the cost to complete the necessary investigation and undertake any eventual remedial work that may need to be performed at the site will not be material. Although a PRP under applicable law would have joint and several liability for the total costs of any cleanup or other remediation, we have no reasonable basis to believe that other PRPs will be unable to make their pro rata contribution with respect to any cleanup or other remediation.

     Prior to August 1995, our leased Barberton, Ohio facility was listed in the federal Comprehensive Environmental Response, Compensation and Liability Information System, or CERCLIS, index with the designation "No Further Remedial Action Planned." However, the facility was delisted from the CERCLIS index on August 31, 1995, based on a follow-up site investigation that year by a United States Environment Protection Agency contractor. The property remains identified on the Ohio 1994 Master Sites List, with a designation of "medium priority." We have ceased operations at the facility, are conducting cleanup operations to fulfill our obligations under the lease and the Ohio Cessation of Regulated Operations program, and vacated the facility on January 31, 2002. The Ohio Environment Protection Agency has indicated it will require further investigation and potential cleanup of the facility, and is likely to assert that our company is jointly and severally liable with the owner of the facility. Even if the State of Ohio requires further investigation and cleanup and imposes that obligation solely on us, we do not expect that the costs of those activities would adversely affect our financial condition, operations or liquidity. Any such costs would likely be incurred over several years.

Employees and Employee Relations

     At December 31, 2001, we employed approximately 1,200 persons, of whom approximately 27% were salaried employees and 73% were hourly employees. Approximately 73% of our hourly employees are represented by labor unions pursuant to collective bargaining agreements that expire between February 2002 and October 2005. In September 1999, over 400 production workers at our Bedford, Virginia plant stopped work. In June 2000, the employees conditionally returned to work, subject to the parties' ongoing negotiations. Our company and our employees reached a consensual resolution and on or about March 28, 2001, the workers at the Bedford plant agreed to the terms of a new collective bargaining agreement. We believe that our current relations with both union and non-union employees are good.

Seasonal Nature of Business

     We participate in a number of markets, some of which have slight seasonalities, but this wide market participation insulates against significant seasonal business fluctuations.

Legal Proceedings

     From time to time, we are involved in various legal proceedings arising in the ordinary course of business. Management believes that none of the matters in which our company is currently involved, either individually or in the aggregate, should adversely affect our business or financial condition and operating results.

Properties

     In addition to our leased 17,000 square foot headquarters in Roanoke, Virginia, we currently operate six manufacturing facilities, the majority of which are located in the southeastern United States. We also lease public warehouse facilities throughout the United States. Our leased facilities are occupied under lease agreements that expire in 2009. The size and location of our significant facilities are summarized below:

Location                Size (sq. ft.)      Leased/Owned
--------                --------------      ------------
Bedford, VA .....          235,000              Owned
Colt, AR ........          223,000              Owned
Conover, NC .....          387,000          Owned (1)
Buchanan, VA ....           77,000              Owned
South Holland, IL          165,000             Leased
Tallapoosa, GA ..          165,000              Owned

-------
(1) Includes approximately 100,000 square feet of leased warehouse space.

     We believe these facilities are adequate for our current and foreseeable purposes and that additional space will be available when needed.

                                   MANAGEMENT

     Set forth below is the name, age as of February 1, 2002, and a brief account of the business experience of each person who is, or was at February 1, 2002, a director or executive officer of our company.

Name                        Age     Position
----                        ---     --------
Eugene I. Davis .........    46     Chief  Executive  Officer  and  Chairman  of the  Board of
                                    Directors of RBX Corporation and RBX Industries, Inc.

Richard W. Detweiler ....    60     Director, RBX Corporation and RBX Industries, Inc.

Eric R. Johnson .........    41     Director, RBX Corporation and RBX Industries, Inc.

Stephen C. Larson .......    53     Director, RBX Corporation and RBX Industries, Inc.

Joseph J. Radecki, Jr. ..   43      Director, RBX Corporation and RBX Industries, Inc.

Timothy J. Bernlohr .....   42      Chief   Operating   Officer  and  Vice  President  of  RBX
                                    Corporation and RBX Industries, Inc.

Rodney P. Repka .........   48      Vice President -  Manufacturing,  RBX  Corporation and RBX
                                    Industries, Inc.

Harry L. Schickling .....   63      Vice  President  -  Administration   and  Secretary,   RBX
                                    Corporation and RBX Industries, Inc.

Thomas W. Tomlinson .....   41      Vice  President  -  Finance,   RBX   Corporation  and  RBX
                                    Industries, Inc.

Lynn A. Bakker ..........   55      Vice President - Technology, RBX Industries, Inc.

Dan N. Colbert ..........   52      Vice  President - Customer  Satisfaction  and Supply,  RBX
                                    Industries, Inc.

William M. Allen ........   67      Vice President - OleTex Division, RBX Industries, Inc.

Jack D. Williams ........   66      Vice President - Custom Mixing Group, RBX Industries, Inc.


     Eugene I. Davis joined our company as Chief Restructuring Officer in January 2001 and became Chairman and Chief Executive Officer in September 2001. Mr. Davis began his career as an attorney for Exxon Corporation and served as an international attorney/negotiator in the oil industry for several years before moving to the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. in Dallas, Texas. From 1990 through 1997, Mr. Davis served in increasing positions of responsibility at Emerson Radio Corporation, including Chief Financial Officer, Executive Vice President, President and Vice Chairman of the Board. From 1998 through 1999, Mr. Davis served as Chief Operating Officer of Total-Tel USA Communications, Inc. Since 1999, Mr. Davis has served as Chief Executive Officer of Smartalk Teleservices, Inc. and Chairman and Chief Executive Officer of Pirinate Consulting Group, L.L.C., a privately held consulting firm specializing in, among other areas, crisis and turn-around management. Mr. Davis also serves on the board of directors of COHO Energy, Inc., Murdock Communications

Corporation, Phonetel Technologies, Inc., Tipperary Corporation and on the Council of Advisors of PPM America Special Investment Funds.

     Richard W. Detweiler has been a director of our company and RBX Industries, Inc. since August 2001. Mr. Detweiler has 30 years of experience in general management, manufacturing and finance in a diverse array of product technologies, service industries and global environments. Since October 1996, Mr. Detweiler has been a Managing Director at Carlisle Enterprises, LLC. From February 1990 to October 1996, he was Chairman and CEO of Precision Aerotech, Inc., where he completed a complicated restructuring and turnaround of a diversified, publicly traded, manufactured products company. Mr. Detweiler is currently a director of Treesource Industries, Inc. and Precision Partners, Inc.

     Eric R. Johnson has been a director of our company and RBX Industries, Inc. since August 2001. Since March 1997, Mr. Johnson has been a Vice President at Conseco Capital Management (CCM). As founder of the Special Assets Unit, he oversees the management of distressed investments for CCM-managed portfolios. Over his 17-year career, Mr. Johnson has been involved in the reorganization and restructuring of numerous companies. Mr. Johnson began his career at Manufacturers Hanover Trust Company (MHT) and is a graduate of MHT's Credit Training Program. After several credit-related line assignments at MHT, including the Special Loan Group and the Merchant Banking Group, Mr. Johnson joined National Westminster Bank Plc in 1987. During his tenure at National Westminster Bank, he served in positions of increasing responsibility as a manager of proprietary high yield/bankruptcy/distressed portfolios. Prior to joining CCM in March 1997, Mr. Johnson was employed by Havens Advisors, L.L.C, specializing in bankruptcy and distressed securities.

     Stephen C. Larson has been a director of our company and RBX Industries, Inc. since August 2001. Mr. Larson is now a private investor residing in Scottsdale, Arizona. Mr. Larson had a 26 year career with International Forest Product companies. From 1997 to 2000, he worked at Repap Enterprises, leaving as President and Chief Executive Officer. From 1991 to 1997, he worked at Domtar Inc. and was the President and Chief Operating Officer. Mr. Larson was employed by Boise Cascade Corporation from 1976 to 1991, leaving as Senior Vice President.

     Joseph J. Radecki, Jr. has been a director of our company and RBX Industries, Inc. since August 2001. Since March 1998, Mr. Radecki has been a Managing Director in the leveraged finance group at CIBC World Markets Corp., where he is principally responsible for the firm's financial restructuring and distressed situation advisory practice. From March 1990 to March 1998, he was Executive Vice President in charge of the financial restructuring advisory group at Jefferies & Company, Inc. From 1983 to 1990, Mr. Radecki was First Vice President in the International Capital Markets Group at Drexel Burnham Lambert, Inc., where he specialized in financial restructurings and recapitalizations. Mr. Radecki is also currently a director of Wherehouse Entertainment, Inc.

     Timothy J. Bernlohr has been Chief Operating Officer of our company since September 2001 and a Vice President of our company since July 1997. Prior to becoming Chief Operating Officer, Mr. Bernlohr received a Senior Vice President designation in July 1998 and an Executive Vice President designation in July 2000. Prior to joining our company, Mr. Bernlohr spent 16 years with Armstrong World Industries and spent his last five years at Armstrong as Division Sales & Market Manager, North America for Armstrong's closed cell rubber and polyethylene foam businesses.

     Rodney P. Repka has been a Vice President of our company since January 2000. From September 1996 to January 2000, Mr. Repka was Director of Manufacturing for AlliedSignal Specialty Films Division. Mr. Repka's previous experience includes 12 years with Mobil Chemical Company in various manufacturing positions, including Director of Manufacturing for Mobil's Tucker Housewares Division.

     Harry L. Schickling has been a Vice President of our company since 1990. He joined our company in 1980 as Manager of Computer Systems & Software and also held the position of Environmental and Legal Director before his promotion to Vice President and Secretary. Immediately before coming to our company, Mr. Schickling headed the Navy Field Engineering Office in Charleston, South Carolina. Prior to that, he held various positions with Honeywell Aerospace, Sears Roebuck & Company and the U.S. Navy.

     Thomas W. Tomlinson has been a Vice President of our company since 2000. He joined the company in 1997 as Corporate Accounting Manager and also held the position of Corporate Controller prior to his promotion to Vice President. Prior to joining our company, Mr. Tomlinson spent 10 years with PricewaterhouseCoopers where he held various positions including, most recently, Senior Manager.

     Lynn A. Bakker has been a Vice President of our company since July 1998. Prior to joining our company, Mr. Bakker spent seven years at Perma-Flex N.A., first as Vice President & General Manager, then as Executive Vice President and finally as President. Prior to 1991, Mr. Bakker served as Plant Chemist and Director of Research & Development for Uniroyal Plastics and as Research Chemist for American Roller Company.

     Dan N. Colbert has been a Vice President of our company since March 2000. Prior to joining our company, Mr. Colbert spent 27 years with Xerox Corporation.

     William M. Allen has been a Vice President of our company since October 1994. Mr. Allen has been the head of our OleTex division for 22 years.

     Jack D. Williams has been a Vice President of our company since 1970. From 1957 to 1970, he held various other positions at our company, including Production Manager and Lab Manager.

Board of Directors

     Our directors are elected annually to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified. Our board of directors elects our executive officers annually to serve until the next annual meeting of the board of directors, or until their successors are duly elected and qualified, or until their earlier death, resignation, disqualification or removal from office. The current members of our board of directors were selected in accordance with the terms of our plan of reorganization and were nominated by the holders of our old 12% notes.

Executive Compensation

     Summary Compensation Table. The following table sets forth information concerning the compensation for Mr. Davis, Chief Executive Officer and Chairman of the Board of Directors of our company, and the four other most highly compensated officers of our company for the years indicated.

                                                                      Annual Compensation
                                                    -------------------------------------------------------
                                                                                            Other Annual           All Other
Name and Principal Position                         Year       Salary        Bonus         Compensation (2)      Compensation (3)
---------------------------                         ----       ------        -----         ----------------      ----------------
Eugene I. Davis (1)                                 2001      $540,000        $   -                $   -                 $  -
Chief Executive Officer and Chairman                2000             -            -                    -                    -
                                                    1999             -            -                    -                    -

John C. Cantlin                                     2001       201,775       50,000                    -                2,625
Former Executive Vice President, Chief              2000       210,000            -                    -                3,063
Financial Officer and Treasurer                     1999       210,000      464,205                    -                4,000

Timothy J. Bernlohr                                 2001       185,769       80,000                    -                3,433
Chief Operating Officer and Vice President          2000       175,000            -                    -                3,792
                                                    1999       173,667      464,205                    -                4,000

Rodney P. Repka                                     2001       159,946       68,000                    -                4,669
Vice President - Manufacturing                      2000       160,000       20,000               21,433                    -
                                                    1999             -            -                    -                    -

Lynn A. Bakker                                      2001       163,645            -                    -                2,675
Vice President - Technology                         2000       161,982       15,000                    -                3,078
                                                    1999       157,329       25,000               20,683                    -

---------------
(1) Mr. Davis became our Chief Restructuring Officer in January 2001 and was not employed by our company in 1999 or 2000. In September 2001, Mr. Davis became our Chief Executive Officer and Chairman.
(2) Reflects payments made by our company for relocation expenses. No other annual compensation is reported for Mr. Davis, Mr. Cantlin, or Mr. Bernlohr because perquisites and personal benefits did not exceed the lesser of $50,000 and 10% of the total annual salary and bonus reported for these named executive officers.
(3) Reflects our matching contributions to the 401(k) plan of Mr. Cantlin, Mr. Bernlohr, Mr. Repka and Mr. Bakker.

     Stock Options. In connection with our plan of reorganization, all options to acquire our common stock that were outstanding immediately before the effective date of the plan were cancelled. On August 27, 2001, pursuant to our plan of reorganization, our board of directors adopted a stock option plan. The primary purposes of the management stock option plan are to attract and retain employees, consultants and directors and provide plan participants with an ownership interest in our company. The stock option plan provides for the grant of up to 56,180 stock options, subject to adjustment for stock splits and similar capital changes. As of December 31, 2001, no stock options had been granted under this plan.

     A committee comprised of five members of our board of directors administers the stock option plan. Generally, stock options will be exercisable for 10 years from the date that the option is granted. The committee will select the participants and establish the terms and conditions of each stock option grant, including vesting schedules.

Pension Plans

     We maintain a noncontributory defined benefit pension plan covering certain of our employees, including the executive officers listed in the foregoing tables. The accrued monthly benefit ordinarily payable under this plan is equal to 1/12 multiplied by:

     o 0.5% of the average compensation (including merit bonuses) received by a participant during the five consecutive calendar years of employment that would produce the highest such average, which we refer to in this prospectus as the final average compensation, times the years of service of the participant with our company and certain related or predecessor employers not in excess of 35 years; plus

     o 0.5% of the final average compensation that is in excess of the social security taxable wage base times years of benefit service.

     The compensation covered by this plan generally corresponds to the annual salary and merit bonus amounts reported in the preceding summary compensation table. For calendar years starting on and after January 1, 1994, the total compensation that can be considered for any purpose under the plan is limited to $150,000 pursuant to requirements imposed by the Internal Revenue Code of 1986, as amended, which we refer to in this prospectus as the Code. The Code also places certain other limitations on the annual benefits that may be paid under the plan. However, the benefits payable under the plan are not reduced for any social security payments that may be received by a participant.

     The estimated annual benefits payable under the plan (as a straight life annuity commencing at age 65) for employees not covered by the SERP are illustrated below:

                                                             Years of Service
Final Average         ------------------------------------------------------------------------------------------------
Compensation                 15                  20                 25                  30                 35
$125,000                   $16,682             $22,242             $27,803             $33,364           $38,924
$150,000 and above          20,432              27,242              34,053              40,864            47,674


     We also have an unfunded supplemental retirement plan for certain designated employees, or SERP, which is designed to supplement the benefits payable to participants under the plan and certain other plans of our company. The annual benefit ordinarily payable under the SERP is equal to 50% of the participant's final average compensation (as determined under the plan), calculated based on a maximum compensation of $235,840 (or, if greater, the amount of the pay limit then in effect), but reduced by:

     o the sum of all benefits under the plan and any other qualified plans maintained by our company;

     o the amount of monthly social security benefit payments received by the participant; and

     o    the amount of any long-term disability payments to the participant.

         The SERP has the effect of establishing a minimum pension level for participating executives, regardless of participation in the qualified plans.

Compensation of Directors

     We pay directors an annual retainer of $20,000 and a $1,000 per meeting fee for attendance at meetings of our board of directors or any committee of which the director is a member. A committee chairman is paid a $2,000 per meeting fee for attendance at each committee meeting. In addition, directors are reimbursed for travel expenses and other out-of-pocket costs incurred in connection with their attendance at meetings at a rate of $500 per day of travel.

Compensation Committee Interlocks and Insider Participation

     In 2001, Messrs. Davis, Detweiler, Johnson, Larson and Radecki served on our compensation committee. In 2001, Mr. Davis was the only member of our compensation committee who was an officer or employee of our company. The purpose of our compensation committee is to establish and manage the total compensation and bonus incentive awards for the officers and directors of our company.

Employment Agreements

     Our wholly owned subsidiary, RBX Industries, Inc., has entered into employment agreements with each of Timothy J. Bernlohr, our Chief Operating Officer and Vice President, and Rodney P. Repka, our Vice President--Manufacturing. Each agreement is dated as of October 24, 2001 and contains identical terms with the exception of base salary figures. Under the terms of these employment agreements, employment may be terminated by RBX Industries, Inc. or the employee at any time. However, if employment is terminated prior to September 1, 2002 for any reason other than for cause, the employee is entitled to receive base salary, health insurance, life insurance, disability benefits and accrued and unused vacation pay through September 1, 2002. Under each employment agreement, the employee is entitled to receive a bonus based upon RBX Industries, Inc.'s Annual Incentive Plans for 2001 and 2002, retirement benefits based upon RBX Industries, Inc.'s Pension Plan and 401(k) Savings Plan and severance benefits based upon RBX Industries, Inc.'s new standard severance program, subject to the approval and adoption of the program by the board of directors of RBX Industries, Inc. Under the terms of the employment agreements, we currently pay Timothy J. Bernlohr an annual salary of $210,000 and we pay Rodney P. Repka an annual salary of $175,000. We have not entered into employment agreements with Eugene I. Davis, our Chief Executive Officer and Chairman, and Lynn A. Bakker, our Vice President - Technology.

Indemnification of Directors and Executive Officers and Limitation on Liability

     Our amended and restated certificate of incorporation and amended and restated bylaws provide that we indemnify our directors and executive officers to the fullest extent permitted by Delaware law for damages resulting from conduct as a director or executive officer. In addition, we carry an insurance policy for the protection of our directors and executive officers against any liability asserted against them in their official capacities. To the extent that indemnification for liabilities under the Securities Act of 1933 may be permitted to directors or executive officers of our company, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

                          PRINCIPAL AND SELLING HOLDERS

     The following table sets forth, as of February 1, 2002, certain information regarding beneficial ownership of our common stock by each selling holder and each other person who is known by our company to be the beneficial owner of more than 5% of the common stock. None of our directors and none of our executive officers named in the summary compensation table appearing in this prospectus is the beneficial owner of any of our common stock. The information provided in the table below with respect to the selling holders has been obtained from the selling holders.

     As of February 1, 2002, we had 1,000,000 shares of common stock issued and outstanding. To our knowledge, each holder named below has sole voting and investment power as to the shares of common stock listed below. In calculating the percentages of ownership, all shares of common stock that each selling holder had the right to acquire within 60 days of February 1, 2002 upon the exercise of warrants are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such holder, but are not deemed to be outstanding for the purpose of computing the percentage of shares owned by any other person.

                                        Beneficial Ownership                        Beneficial Ownership
                                       Prior to the Offerings                       After the Offerings
                                     -------------------------                   -------------------------

                                                                   Number of
                                                                   ---------
                                                                   Shares of
                                                                   ---------
                                       Number of                     Common        Number of
                                       ---------                     ------        ---------
                                       Shares of                  Stock Offered    Shares of
                                       ---------                  -------------    ---------
                                        Common                       by this        Common
Name and Address of                     ------                       -------        -------
Beneficial Owner                        Stock          Percent      Prospectus       Stock        Percent
----------------                        -----          -------      ----------       -----        -------

Foothill Partners III, L.P.
c/o Foothill Capital Corporation
2450 Colorado Avenue
Suite 3000 West
Santa Monica, California 90404.....    255,739 (1)      25.57%       255,739 (1)        0             *

The Equitable Life Assurance
Society of the United States
c/o Alliance Capital
Management L.P.
1345 Avenue of the Americas
New York, New York 10105...........      149,625        14.96%         149,625          0             *


PPM American Special Investments
CBO II, L.P.
c/o PPM America, Inc.
225 West Wacker Drive
Suite 1200
Chicago, Illinois 60606............      108,300        10.83%         108,300          0             *


PPM America Special Investments
Fund, L.P.
c/o PPM America, Inc.
225 West Wacker Drive
Suite 1200
Chicago, Illinois 60606............      108,300        10.83%         108,300          0             *
Alliance Capital Investment
Opportunities Fund
c/o Alliance Capital
Management L.P.
1345 Avenue of the Americas
New York, New York 10105...........      47,500          4.75%         47,500           0             *

--------

(1) Includes 11,563 shares of common stock issuable upon exercise of warrants.

* Less than 1%.

     The following table sets forth, as of February 1, 2002, certain information regarding beneficial ownership of our notes by each selling holder. None of our directors and none of our executive officers named in the summary compensation table appearing in this prospectus is the beneficial owner of any of our notes.

                              Beneficial Ownership                  Beneficial Ownership
                             Prior to the Offerings                 After the Offerings
                             ----------------------                 -------------------
                                                       Aggregate
                                                       ---------
                                                       Principal
                                                       ---------
                                                       Amount of      Aggregate
                                                       ---------      ---------
                                      Aggregate      Notes Offered    Principal
                                      ---------      -------------    ---------
                                      Principal         by this       Amount of
Name and Address of                   ---------         -------       ---------
Beneficial Owner                    Amount of Notes    Prospectus       Notes
----------------                    ---------------    ----------       -----
Foothill Partners III, L.P.
c/o Foothill Capital Corporation
2450 Colorado Avenue
Suite 3000 West
Santa Monica, California 90404.....   $6,200,000       $6,200,000        $0
The Equitable Life Assurance
Society of the United States
c/o Alliance Capital
Management L.P.
1345 Avenue of the Americas
New York, New York 10105...........   $3,937,000       $3,937,000        $0

PPM American Special Investments
CBO II, L.P.
c/o PPM America, Inc.
225 West Wacker Drive
Suite 1200
Chicago, Illinois 60606............   $2,850,000       $2,850,000        $0


PPM America Special Investments
Fund, L.P.
c/o PPM America, Inc.
225 West Wacker Drive
Suite 1200
Chicago, Illinois 60606............   $2,263,000       $2,263,000        $0
Alliance Capital Investment
Opportunities Fund
c/o Alliance Capital
Management L.P.
1345 Avenue of the Americas
New York, New York 10105...........   $1,250,000       $1,250,000        $0

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We describe below some of the transactions we have entered into with parties that are related to our company. We believe that each of the transactions described below was on terms no less favorable to us than we could have obtained from unrelated parties.

Registration Rights Agreement

     On August 27, 2001, we entered into a registration rights agreement with The Equitable Life Assurance Society of the United States, Alliance Capital Investment Opportunities Fund, PPM American Special Investments Fund, L.P., PPM American Special Investments CBO II, L.P. and Foothill Partners III, L.P. Under the registration rights agreement, as amended, we agreed to file this registration statement, on or before February 22, 2002, relating to the offer and sale by such persons of our notes, warrants and shares of our common stock. In addition, under the registration rights agreement, we agreed to use our reasonable best efforts to have this registration statement declared effective by the SEC as soon as practicable after February 22, 2002, but no later than April 20, 2002.

     We are required to bear all expenses incident to the registration. We agreed to indemnify the holders of the restricted securities against all liabilities, whether under the securities laws or otherwise, arising out of disclosure deficiencies in the registration statement. Our indemnity obligation does not, however, extend to liability for information pertaining to a holder and furnished to our company by or on behalf of such holder for inclusion in this registration statement.

     We are obligated to keep this registration statement continuously effective, supplemented and amended in order to permit the holders of the restricted securities to lawfully deliver the prospectus included in this registration statement for a period of four years (subject to adjustment in certain events). We need not maintain the effectiveness of the registration statement after all of the restricted securities have been sold or for the benefit of any holder that holds shares of common stock representing less than 10% of the shares of common stock then outstanding.

Transactions with American Industrial Partners

     Historically, we have received substantial ongoing financial and management services from American Industrial Partners, an affiliate of the majority owners of our former stockholder. Management and consulting fees expense related to AIP were $850,000, $850,000 and $795,000 for 1998, 1999 and 2000, respectively, plus out-of-pocket expenses. Although such management fees were accrued, there were no cash payments of management fees made in 1998, 1999 and 2000. Out-of-pocket expenses of $269,000, $289,000 and $191,000 were reimbursed in cash for 1998, 1999 and 2000, respectively.

Transactions with Former Director

     We paid a former member of our Board of Directors a fee of $150,000 in 1998 and 1999.

                            DESCRIPTION OF SECURITIES

Description of Common Stock

     Our company is authorized to issue 6,000,000 shares, 5,000,000 of which are designated as common stock with a par value of $0.001 per share and 1,000,000 of which are designated as preferred stock with a par value of $0.001 per share. As of February 1, 2002, 1,000,000 shares of common stock were outstanding and no shares of preferred stock were outstanding. Our board of directors is authorized, subject to any limitations prescribed by law and our amended and restated certificate of incorporation, to provide for the issuance of preferred stock in one or more series and to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series of preferred stock. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares then issued and outstanding).

     All shares of common stock are identical and entitle the holders thereof to the same rights and privileges. The issued and outstanding shares of our common stock are validly issued, fully paid and non-assessable. The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the board of directors may from time to time determine. The shares of our common stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any of our securities. Upon liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of any preferred stock then outstanding. Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders.

Description of Warrants

     We issued warrants representing the right to acquire up to 67,416 shares of our common stock (subject to customary anti-dilution adjustments) under a warrant agreement that we entered into on August 27, 2001 with The Bank of New York, as warrant agent. The exercise price of each warrant on February 11, 2002 was $48.00. This price is subject to adjustment upon stock dividends, splits and combinations as well as certain anti-dilution adjustments as set forth in the warrant agreement.

     Foothill Partners III, L.P. is currently entitled to 11,563 warrants to purchase shares of our common stock. All 67,416 of the warrants issuable under the warrant agreement (including the 11,563 warrants that Foothill is currently entitled to) are currently held in the name of our company, as distribution agent under our plan of reorganization, for the benefit of the holders of Allowed Class 5 Claims within the meaning of the plan of reorganization, pending final determination of each holder's pro rata entitlement thereto.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock and warrants is The Bank of New York.

Description of Notes

General

     We issued 12% senior secured notes, which we refer to below as the Notes, under an indenture dated August 27, 2001 between our company and State Street Bank and Trust Company, as trustee.

     The following discussion summarizes selected provisions of the indenture under which the Notes were issued. Because this is only a summary, it is not complete and does not describe every aspect of the Notes and the indenture. Whenever there is a reference to particular sections or defined terms of the indenture, the sections or defined terms are incorporated by reference, and the statement is qualified in its entirety by that reference. The definition of certain capitalized terms used in the following summary are set forth below under "-Certain Definitions." Other capitalized terms are terms that are defined in the indenture. In this description, we refer to "we" and "our company" as RBX Corporation and not to our subsidiaries.

Principal

     The Notes are limited in aggregate principal amount to $25 million, except that, during the period beginning August 27, 2001 and ending on August 15, 2004, so long as no Default or Event of Default is then continuing, we may elect to pay interest on all or any portion of the outstanding Notes by the issuance of Additional Notes at a rate of 12% per annum in lieu of cash. Each Additional Note will be an additional obligation of our company and the Subsidiary Guarantors and will be governed by, and entitled to the benefits of, the indenture and will be subject to the terms of the indenture and will rank equally in right of payment with and be subject to the same rate of interest and other terms as all other Notes (except, as the case may be, with respect to the issuance date and aggregate principal amount) and will have the benefit of all Liens securing Notes.

Maturity and Interest

     The Notes mature on August 15, 2006. Interest on the Notes accrues at the rate of 12% per annum and is payable semi-annually in arrears on February 15 and August 15, commencing on February 15, 2002, to Holders of record on the immediately preceding February 1 and August 1. Interest on the Notes accrues from the most recent date on which interest has been paid or, if no interest has been paid, from the date of original issuance, or in case of Additional Notes, from the date of issuance of such Additional Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Principal, premium, if any, and interest on the Notes are payable at our office or agency maintained for such purpose within the City and State of New York or, at our option, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium, interest with respect to Notes the Holders of which have given wire transfer instructions to our company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by our company, our office or agency in New York will be the office of the trustee maintained for such purpose. The Notes were issued in denominations of $1,000 and integral multiples thereof, with the exception of Notes originally issued in such denominations as may be required under our Plan of Reorganization or the indenture which may be subsequently transferred in such denominations.

Ranking and Security

     The Notes rank equally in right of payment with all Indebtedness of our company that is not subordinated to the Notes, including borrowings under the New Credit Agreement. The Notes rank senior to any Indebtedness of our company that is subordinated to the Notes.

     The Notes are unconditionally guaranteed on a senior secured basis by each of the Subsidiary Guarantors. See "--Subsidiary Guarantees." The Subsidiary Guarantees rank equally in right of payment with all Indebtedness of the Subsidiaries Guarantors that is not subordinated to such Subsidiary Guarantees, including guarantees of borrowings under the New Credit Agreement. The Subsidiary Guarantees rank senior to any Indebtedness of the Subsidiary Guarantors that is subordinated to such Subsidiary Guarantees.

     The Notes and the Subsidiary Guarantees are secured by second priority Liens on substantially all of the assets of our company and the Subsidiary Guarantors and the proceeds thereof, whether now owned or hereafter acquired.

     The Collateral owned by our company includes, without limitation (whether now owned or hereafter acquired):

     o    the outstanding Capital Stock of our Subsidiaries;

     o our material owned personal property, plant, equipment, furnishings and fixtures;

     o some of our owned manufacturing and warehouse facilities, including additions and improvements and our leasehold interests in some of our leased manufacturing facilities;

     o our trademarks, patents and copyrights and related intellectual property; and

     o    some of our other assets.

     The Collateral owned by the Subsidiary Guarantors includes, without limitation (whether now owned or hereafter acquired):

     o the Subsidiary Guarantors' material owned personal property, plant, equipment, furnishings and fixtures;

     o some of the Subsidiary Guarantors' owned manufacturing and warehouse facilities, including additions and improvements and the Subsidiary Guarantors' leasehold interests in certain leased manufacturing facilities;

     o the Subsidiary Guarantors' trademarks, patents and copyrights and related intellectual property; and

     o    some of the Subsidiary Guarantors' other assets.

     The indenture and the Collateral Documents require that our company and our Subsidiaries pledge all After-Acquired Property of the types described above as Collateral under the indenture and the Collateral Documents.

     Pursuant to the Plan of Reorganization, the trustee, the agent under the New Credit Agreement, or Agent, our company and the Subsidiary Guarantors entered into an Intercreditor Agreement, which defines the rights between the trustee and the Agent with respect to the New Credit Agreement Collateral. Among other things, the Intercreditor Agreement provides that the Agent will be entitled to sell or dispose of the New Credit Agreement Collateral without regard to the Lien of the indenture and the Collateral Documents, except that the Agent is required to promptly deliver to the trustee any proceeds remaining from such sale, transfer or other disposition of the New Credit Agreement Collateral after payment and satisfaction of all Obligations under the New Credit Agreement. Moreover, the trustee, on behalf of itself and the holders of the Notes, will agree to release the Lien of the Indenture and the Collateral Documents in the New Credit Agreement Collateral to allow any sale or disposition of such collateral for the benefit of the lenders under the New Credit Agreement if such sale or disposition is made in accordance with the provisions of the Indenture. Under the Intercreditor Agreement, the trustee will agree, on behalf of itself and the holders of the Notes, that without the prior written consent of the Agent, it will not exercise any rights of enforcement with respect to New Credit Agreement Collateral until the Obligations under the New Credit Agreement have been paid and satisfied in whole.

     The Notes are effectively subordinated to existing and future secured Indebtedness to the extent of any assets serving as collateral for such Indebtedness, and each Subsidiary Guarantee likewise is effectively subordinated to existing and future secured Indebtedness of the respective Subsidiary Guarantors to the extent of any assets serving as collateral for such Indebtedness. In that regard, borrowings by our company under the $45 million New Credit Agreement, and the guarantees thereof by each of the Subsidiary Guarantors, will be secured by a first priority Lien on the New Credit Agreement Collateral, and the Notes and the Subsidiary Guarantees are secured by a Lien on such collateral that is junior to the Lien securing the New Credit Agreement. In addition, the indenture permits our company and the Subsidiary Guarantors to create Purchase Money Liens securing Purchase Money Obligations, and the Notes and the Subsidiary Guarantees are also effectively subordinated to such Purchase Money Obligations and other obligations secured by such Purchase Money Liens to the extent of any assets serving as collateral for such Indebtedness.

     Upon the occurrence and during the continuance of an Event of Default, the trustee will have the right to exercise on behalf of the holders of the Notes such remedies, including, subject to the Intercreditor Agreement, such remedies with respect to the Collateral as are available under the indenture, the Collateral Documents and at law. All funds distributed under the Collateral Documents and received by the trustee for the benefit of the Holders of the Notes will be distributed by the trustee in accordance with the provisions of the indenture.

     Under the terms of the indenture and the Collateral Documents, the trustee will determine the circumstances and manner in which to dispose, subject to the Intercreditor Agreement, of the Collateral, including, but not limited to, the determination of whether to release all or any portion of such Collateral from the Liens created by the Collateral Documents and whether to foreclose on such Collateral following an Event of Default. The right of the trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default under the Indenture is subject to the provisions of the Intercreditor Agreement and, with respect to any Collateral, likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against our company or any of our Subsidiaries prior to the trustee having repossessed and disposed of the Collateral, and, in the case of real property Collateral, could also be significantly impaired by restrictions under state law.

     The indenture permits the release of Collateral without the substitution of additional Collateral under certain circumstances, including in connection with certain Asset Sales. See "--Possession, Use and Release of Collateral." As described under "--Certain Covenants--Asset Sales," the Net Proceeds of Asset Sales may be required to be utilized to make an Asset Sale Offer. To the extent an Asset Sale Offer is not accepted by Holders, the unutilized Net Proceeds will be retained by our company or the applicable Subsidiary Guarantor, free and clear of the Lien of the Indenture and the Collateral Documents. In addition, the term "Asset Sale," as defined in the indenture, excludes certain sales or other dispositions of assets. As a result, our company and our Subsidiaries are permitted to sell certain assets without compliance with the foregoing provisions. The Collateral will also be released as security for the Notes and the Guarantees upon a legal defeasance or covenant defeasance of the Notes and, upon the release of any Subsidiary Guarantor as described in the last paragraph under "--Subsidiary Guarantees" below, the Collateral pledged by such Subsidiary Guarantor will be released as security for its Subsidiary Guarantee.

     We have not conducted appraisals of the Collateral in connection with the offering of the Notes pursuant to the Plan of Reorganization. The consolidated book value of the Collateral as of August 27, 2001 was approximately $127.7 million. The amount realized in respect of the Collateral in the event of a liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. In that regard, the New Credit Agreement Collateral is material to our company and our Subsidiaries and is necessary to operate our respective businesses. As a result, the trustee and the Holders of the Notes do not have the benefit of a first priority Lien on all the assets necessary to continue to operate our business in the ordinary course of business. In addition, the fact that the lenders under the New Credit Agreement have a first priority Lien on the Collateral has a material adverse effect on the amount that would be realized upon a liquidation of the Collateral. Accordingly, we cannot assure you that proceeds of any sale of the Collateral pursuant to the indenture and the related Collateral Documents following an Event of Default would be sufficient to satisfy, or would not be substantially less than, amounts due under the Notes. If the proceeds of any of the Collateral were not sufficient to repay all amounts due on the Notes, the holders of the Notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against the remaining assets of our company and the Subsidiary Guarantors. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Likewise, we cannot assure you that the Collateral will be saleable, or, if saleable, that there will not be substantial delays in its liquidation. To the extent that Liens, rights or easements granted to third parties encumber assets located on property owned by our company or the Subsidiary Guarantors, including the New Credit Agreement Collateral, such third parties have or may exercise rights and remedies with respect to the property subject to such Liens that could adversely affect the value of the Collateral and the ability of the trustee or the holders of the Notes to realize or foreclose on Collateral.

Subsidiary Guarantees

     Our payment obligations under the Notes will be unconditionally guaranteed on a joint and several basis by each of the Subsidiary Guarantors. As of the date of this prospectus, we only have one subsidiary - RBX Industries, Inc. As used in this description of notes, the term "Subsidiary Guarantor" refers to any subsidiaries of our company that may become party to the indenture in the future which agree to guarantee the notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee, and the grant by each Subsidiary Guarantor of Liens on the Collateral of each Subsidiary Guarantor to secure its obligations under its Subsidiary Guarantee, are subject to various laws for the protection of creditors, including, without limitation, laws governing fraudulent conveyances and transfers. To the extent that the obligations of the Subsidiary Guarantor under its Subsidiary Guarantee, or the Lien granted by the Subsidiary Guarantor on its Collateral, were held to be unenforceable as a fraudulent conveyance or transfer or for other reasons, the holders of Notes would cease to have any direct claim against the Subsidiary Guarantor, cease to have any Lien on the assets of such Subsidiary Guarantor, or both, as appropriate. In an attempt to avoid this result, the Subsidiary Guarantees provide that the obligations of each Subsidiary Guarantor thereunder are limited to the maximum amount as will not constitute a fraudulent conveyance or fraudulent transfer under applicable law. Such amount could be substantially less than the obligations on the Notes. In addition, any limitation on the amounts payable by a Subsidiary Guarantor under the Subsidiary Guarantee pursuant to such provision will result in a corresponding limitation on the ability of the trustee to realize upon the Collateral pledged by such Subsidiary Guarantor.

     The indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another corporation or other Person, whether or not affiliated with such Subsidiary Guarantor, unless, among other things set forth in the indenture:

     o subject to the indenture, the surviving entity (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee and the indenture pursuant to a supplemental indenture in form reasonably satisfactory to the trustee;

     o immediately after such transaction, no Default or Event of Default exists;

     o the surviving entity (a) has Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of such Subsidiary Guarantor immediately preceding the transaction and
          (b) our company would, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock";

     o    the Collateral owned by or transferred to the surviving entity will:

          o continue to constitute Collateral under the indenture and the Collateral Documents;

          o be subject to a Lien in favor of the trustee for the benefit of the holders of the Notes; and

          o    not be subject to any Lien other than Collateral Permitted Liens;
               and

     o the property and assets of the Person which is merged or consolidated with or into the surviving entity, to the extent that they are property or assets of the types which would constitute Collateral under the Collateral Documents, will be treated as After-Acquired Property and the surviving entity will take such actions as may be necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required by the indenture.

     The indenture provides that in the event of a sale or other disposition of all or substantially all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all or substantially all of the Capital Stock of any Subsidiary Guarantor, which sale or other disposition complies with the terms of the indenture, then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all or substantially all of the Capital Stock of such Subsidiary Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are treated in accordance with the provisions of the indenture described under "--Certain Covenants--Asset Sales."

Redemption

     We may redeem the notes at any time at our option, in whole or in part at 101% of the principal amount plus accrued and unpaid interest thereon to the applicable redemption date. We are not required to make mandatory redemption payments with respect to the Notes.

     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the trustee considers fair and appropriate. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount thereof to be redeemed. A new
Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. Upon fulfillment of certain conditions, on and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

     The indenture contains certain covenants, including, among others, the following:

     Change of Control. The indenture provides that upon the occurrence of a Change of Control, our company will offer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each Holder's Notes pursuant to the offer described below at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase. Within 30 days following any Change of Control, we will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

     The Change of Control offer will remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law. No later than five Business Days after the termination of the offer period, we will purchase all Notes tendered in response to the Change of Control offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

     If the Change of Control purchase date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest will be payable to Holders who tender Notes pursuant to the Change of Control offer.

     On the Change of Control Purchase Date, we will, to the extent lawful:

     o accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control offer;

     o deposit with the Paying Agent an amount equal to the Change of Control payment in respect of all Notes or portions thereof so tendered; and

     o deliver or cause to be delivered to the trustee the Notes so accepted together with an Officer's Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by our company.

     The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control payment for such Notes, and, upon receipt of an Authentication Order, the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any.

     We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the Notes to require that our company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

     Asset Sales. The indenture provides that our company will not, and will not permit any of our Subsidiaries to, engage in an Asset Sale in excess of $1.0 million unless the Intercreditor Agreement then in effect does not prohibit the Asset Sale and expressly provides that the trustee has no right to restrict or permit or approve or disapprove of such Asset Sale. In all other cases, no Asset Sale is permitted under the indenture unless:

     o our company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value, and in the case of a lease of assets, a lease providing for rent and other conditions which are no less favorable to our company (or the Subsidiary, as the case may be) in any material respect than the then prevailing market conditions (evidenced in each case by a resolution of the Board of Directors of such entity set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests sold or otherwise disposed of;

     o at least 75% (100% in the case of lease payments) of the consideration therefor received by our company or such Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of any notes or other obligations received by our company or any such Subsidiary from such transferee that are promptly, but in no event more than 30 days after receipt, converted by our company or such Subsidiary into cash (to the extent of the cash received), will be deemed to be cash for purposes of this provision;

     o subject to the Intercreditor Agreement, if such Asset Sale involves the disposition of Collateral, our company or such Subsidiary has complied with applicable provisions of the indenture;

     o our company or such Subsidiary, as the case may be, applies the Net Proceeds as provided below.

     Subject to the Intercreditor Agreement, any such Net Proceeds may, at the option of our company, be applied within 180 days of the related Asset Sale as follows:

     o to the acquisition of another business or the acquisition of other long term assets, in each case, in the same or a similar line of business as our company or any of our Subsidiaries was engaged in on August 27, 2001 or any reasonable extensions or expansions thereof, which we refer to as replacement assets; provided, that any replacement assets will be owned by our company or by the Subsidiary Guarantor that made the Asset Sale and will not be subject to any Liens except Collateral Permitted Liens (and our company or such Subsidiary Guarantor, as the case may be, will execute and deliver to the trustee such Collateral Documents or other instruments as will be necessary to cause such Replacement Assets to become subject to a Lien in favor of the trustee, for the benefit of the holders of the Notes, securing its obligations under the Notes or its Subsidiary Guarantee, as the case may be, and otherwise will comply with the provisions of the Indenture applicable to After-Acquired Property); or

     o to reimburse our company or our Subsidiaries for expenditures made, and costs incurred, to repair, rebuild, replace or restore property subject to loss, damage or taking to the extent that the Net Proceeds consist of Net Insurance Proceeds received on account of such loss, damage or taking.

     Any portion of such Net Proceeds that is not used as described above within such 180 day period will constitute Excess Proceeds subject to disposition as provided below. When the aggregate amount of Excess Proceeds exceeds $3.0 million, we will be required to make an offer to all Holders of Notes to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase, in accordance with the procedures set forth in the indenture. To the extent that the aggregate amount of Notes tendered pursuant to such an offer is less than the Excess Proceeds, we may use any remaining Excess Proceeds for general corporate purposes. Upon completion of such an offer, the amount of Excess Proceeds will be reset at zero.

     Subject to the Intercreditor Agreement, all proceeds of Collateral will, pending their application in accordance with this covenant or the release thereof in accordance with the provisions described under "--Possession, Use and Release of Collateral" and "--Use of Trust Monies," be deposited in the Collateral Account under the indenture.

     The term "Asset Sale," as defined in the indenture, excludes certain sales and other dispositions of assets. As a result, our company and our Subsidiaries are permitted to sell certain assets without compliance with the foregoing covenant.

     An asset sale offer will remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law. No later than five Business Days after the termination of the asset sale offer period, we will purchase the principal amount of Notes required to be purchased pursuant to this covenant or, if less than the asset sale offer amount has been tendered, all Notes tendered in response to the asset sale offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

     If the asset sale purchase date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest will be payable to Holders who tender Notes pursuant to the asset sale offer.

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

     On or before the asset sale purchase date, we will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the asset sale offer amount of Notes or portions thereof tendered pursuant to the asset sale offer, or if less than the asset sale offer amount has been tendered, all Notes tendered, and will deliver to the trustee an Officers' Certificate stating that such Notes or portions thereof were accepted for payment by our company in accordance with the terms of this covenant. Our company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the asset sale purchase date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by our company for purchase, and we will promptly issue a new Note, and the trustee, upon delivery of an Officers' Certificate from our company, will authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted will be promptly mailed or delivered by our company to the Holder thereof. We will publicly announce the results of the asset sale offer on the asset sale purchase date.

     Restricted Payments. The indenture provides that we will not, and will not permit any of our Subsidiaries to, directly or indirectly:

     o declare or pay any dividend or make any distribution on account of our or any of our Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving our company) (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of our company or dividends or distributions payable to our company or any Wholly Owned Subsidiary of our company that is a Subsidiary Guarantor);

     o purchase, redeem or otherwise acquire or retire for value any Equity Interests of our company or any direct or indirect parent of our company or other Affiliate or Subsidiary of our company (other than any such Equity Interests owned by our company or any Wholly Owned Subsidiary of our company that is a Subsidiary Guarantor);

     o make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is contractually subordinated to the Notes or any Subsidiary Guarantee, except at final maturity, other than through the purchase or acquisition by our company of Indebtedness through the issuance in exchange therefor of Equity Interests (other than Disqualified Stock); or

     o make any Restricted Investment (all such payments and other actions set forth in the bullets above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

               o no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof;

               o we would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant entitled "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

               o such Restricted Payment, together with the aggregate of all other Restricted Payments made by our company and our Subsidiaries after August 27, 2001 (excluding some of the Restricted Payments permitted below), is less than the sum, without duplication, of

               --   $5.0 million; plus

               -- 50% of the Consolidated Net Income of our company for the period (taken as one accounting period) from October 1, 2001 to the end of our company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

               -- to the extent not included in the amount described in the bullet immediately above, 100% of the aggregate net cash proceeds received after August 27, 2001 by our company from the issue or sale of, or from additional capital contributions in respect of, Equity Interests of our company or of debt securities of our company or any Subsidiary Guarantor that have been converted into, or canceled in exchange for, Equity Interests of our company (other than Equity Interests (or convertible debt securities) sold to a Subsidiary or an Affiliate of our company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock); plus

               -- to the extent that any Restricted Investment that was made after August 27, 2001 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the amount expended by our company and our Subsidiaries to make such Restricted Investment and (B) the Net Proceeds received by our company or any Subsidiary Guarantor upon sale or liquidation of such Restricted Investment.

     The foregoing provisions do not prohibit:

     o the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration, such payment would have complied with the provisions of the indenture;

     o the redemption, repurchase, retirement or other acquisition of any Equity Interests of our company or any direct or indirect parent of our company in exchange for, or out of the net cash proceeds of, the substantially concurrent sale (other than to a Subsidiary or an Affiliate of our company) of, or from substantially concurrent additional capital contributions in respect of, other Equity Interests of our company (other than any Disqualified Stock); provided that any net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition, and any Net Income resulting therefrom, will be excluded from the second and third points of the calculation noted above; and

     o the defeasance, redemption or repurchase of Indebtedness that is contractually subordinated to the Notes or any Subsidiary Guarantee with the net cash proceeds from an incurrence of Permitted Refinancing Debt or the substantially concurrent sale (other than to a Subsidiary or an Affiliate of our company) of, or from substantially concurrent additional capital contributions in respect of, Equity Interests of our company (other than Disqualified Stock); provided, that any net cash proceeds that are utilized for any such defeasance, redemption or repurchase, and any Net Income resulting therefrom, will be excluded from the second and third points of the calculation noted above.

     The amount of all Restricted Payments (other than cash) will be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by our company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, we will deliver to the trustee an Officers' Certificate stating that such Restricted

Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculations may be based upon our latest available financial statements.

     Incurrence of Indebtedness and Issuance of Preferred Stock. The indenture provides we will not, and will not permit any of our Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness (including Acquired Indebtedness) and we will not issue any Disqualified Stock and will not permit any of our Subsidiaries to issue any shares of preferred stock; provided, however, that we may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and our Subsidiaries that are Subsidiary Guarantors may incur Indebtedness if:

     o the Fixed Charge Coverage Ratio for our most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period; and

     o no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof;

provided, that no Guarantee may be incurred pursuant to this paragraph unless the guaranteed Indebtedness is incurred by our company or a Subsidiary Guarantor pursuant to this paragraph.

     The foregoing provisions will not apply to:

     o the incurrence by our company or a Subsidiary Guarantor of New Senior Debt (and Guarantees thereof by Subsidiaries that are Subsidiary Guarantors and by our company, if applicable) in an aggregate principal amount at any time outstanding (with letters of credit obligations being deemed to have a principal amount equal to the maximum potential liability of our company and our Subsidiaries that are Subsidiary Guarantors with respect thereto) not to exceed an amount equal to $45.0 million;

     o    the incurrence by our company of Existing Indebtedness;

     o the incurrence by our company of Indebtedness represented by the Notes and by the Subsidiary Guarantors represented by the Subsidiary Guarantees;

     o the incurrence by our company or any Subsidiary Guarantor of Indebtedness represented by Capital Lease Obligations, mortgage financings or Purchase Money Obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of our company or such Subsidiary Guarantor, in an aggregate principal amount not to exceed $10.0 million at any time outstanding;

     o the incurrence by our company or any Subsidiary Guarantor of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the indenture to be incurred;

     o the incurrence by our company or any of our Wholly Owned Subsidiaries of intercompany Indebtedness between or among our company and any of our Wholly Owned Subsidiaries or between or among any Wholly Owned Subsidiaries; provided, however, that
         (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than a Wholly Owned Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either our company or a Wholly Owned Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by our company or such Subsidiary, as the case may be;

     o the incurrence by our company or any of our Subsidiaries that are Subsidiary Guarantors of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the Indenture to be incurred; and

     o the incurrence by our company or any of our Subsidiaries that are Subsidiary Guarantors of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount at any time outstanding not to exceed the sum of $2.5 million.

     Notwithstanding any other provision of this covenant, a Guarantee of Indebtedness permitted by the terms of the indenture at the time such Indebtedness was incurred will not constitute a separate incurrence of Indebtedness.

     Liens. The indenture provides that we will not, and will not permit any of our Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

     The indenture also provides that we will not, and will not permit any of our Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any Collateral now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Collateral Permitted Liens.

     Dividend and Other Payment Restrictions Affecting Subsidiaries. The Indenture provides that we will not, and will not permit any of our Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to:

     o pay dividends or make any other distributions to our company or any of our Subsidiaries (i) on our company's or our Subsidiaries' Capital Stock or (ii) with respect to any other interest or participation in, or measured by, our company's or our Subsidiaries' profits, or pay any Indebtedness owed to our company or any of our Subsidiaries;

     o    make loans or advances to our company or any of our Subsidiaries; or

     o transfer any of our company's or our Subsidiaries' properties or assets to our company or any of our Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

               --   Existing Indebtedness as in effect on August 27, 2001;

               -- the New Credit Agreement as in effect as of August 27, 2001, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the New Credit Agreement as in effect on August 27, 2001;

               --   the indenture and the Notes;

               --   applicable law;

               -- any instrument governing Acquired Indebtedness or Capital Stock of a Person acquired by our company or any of our Subsidiaries as in effect at the time of such acquisition (except to the extent such Acquired Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that the Consolidated EBITDA of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the Indenture;

               -- by reason of customary nonassignment provisions in leases and licenses entered into in the ordinary course of business and consistent with past practices;

               -- Purchase Money Obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in the indenture on the property so acquired;

               -- agreements relating to the financing of the acquisition of real or tangible personal property acquired after August 27, 2001, provided, that such encumbrance or restriction relates only to the property which is acquired and in the case of any encumbrance or restriction that constitutes a Lien, such Lien constitutes a Purchase Money Lien;

               -- any restriction or encumbrance in the nature described above and contained in contracts for sale of assets permitted by the indenture in respect of the assets being sold pursuant to such contract; or

               -- Permitted Refinancing Debt, provided that the restrictions contained in the agreements governing such Permitted Refinancing Debt are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.


     Transactions with Affiliates. The indenture provides that we will not, and will not permit any of our Subsidiaries to, sell, lease, transfer or otherwise dispose of any of our company's or our Subsidiaries' properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate unless:

     o such Affiliate Transaction is on terms that are no less favorable to our company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by our company or such Subsidiary with an unrelated Person; and

     o    we deliver to the Trustee:

               -- with respect to any Affiliate Transaction entered into after the date of the indenture involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with the first bullet above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

               -- with respect to any Affiliate Transaction involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to our company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing;

provided that the following will not be deemed to be Affiliate Transactions: (x)
--------
any employment agreement entered into by our company or any of our Subsidiaries in the ordinary course of business and consistent with the past practice of our company or such Subsidiary, (y) transactions between or among our company and/or our Wholly Owned Subsidiaries that are Subsidiary Guarantors and (z) Restricted Payments permitted by the indenture.

     Additional Subsidiary Guarantees. The indenture provides that all Subsidiaries of our company will be Subsidiary Guarantors. In addition, the indenture provides that our company will not permit any Person that is not a Subsidiary Guarantor to be a Subsidiary, and will cause each Subsidiary that is not a Subsidiary Guarantor to execute and deliver a supplemental indenture (which provides for a Subsidiary Guarantee) and deliver an Opinion of Counsel in accordance with the provisions of the indenture.

     Impairment of Security Interests. The indenture provides that neither our company nor any of our Subsidiaries will take or omit to take any action which action or omission could reasonably be expected to have the result of adversely affecting or impairing the Lien in favor of the trustee for the benefit of the holders of the Notes in the Collateral.

     Payments for Consent. The indenture provides that neither our company nor any of our Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

     Reports. The indenture provides that, whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, we will furnish to the trustee and all Holders of Notes:

     o all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our certified independent accountants;

     o monthly financial statements in the same form as the quarterly financial statements referred to above (but without the Management's Discussion and Analysis of Financial Condition and Results of Operations); and

     o all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.

     In addition, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept such a filing) and promptly make such information available to securities analysts and prospective investors upon request. In addition, we and the Subsidiary Guarantors have agreed that, for so long as any Transfer Restricted Notes remain outstanding, we and they will furnish to the trustee, Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

     Merger, Consolidation or Sale of Assets. The indenture provides that we will not, and will not permit our Subsidiaries to, in a single transaction or series of related transactions, consolidate or merge with or into (whether or not our company is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of our company or of our company and our Subsidiaries taken as a whole in one or more related transactions, to another Person unless:

     o we are the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than our company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

     o the surviving entity assumes all the obligations of our company under the Notes, the indenture and the Collateral Documents, and the surviving entity's Subsidiaries become Subsidiary Guarantors, pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

     o the surviving entity causes such amendments, supplements or other instruments to be filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Collateral Documents on the Collateral owned by or transferred to the Surviving Entity, together with such financing statements as may be required by applicable law to preserve and protect the Lien of the Collateral Documents in the Collateral owned by or transferred to the surviving entity and together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant states;

     o    the Collateral owned by or transferred to the Surviving Entity will
          (1) continue to constitute Collateral under the indenture and the Collateral Documents, (2) will be subject to the Lien in favor of the trustee for the benefit of the holders of the Notes and (3) will not be subject to any Lien other than Collateral Permitted Liens;

     o the property and assets of the Person which is merged or consolidated with or into the Surviving Entity, and of the Surviving Entity's Subsidiaries, to the extent that they are property or assets of the types which would constitute Collateral under the Collateral Documents, will be treated as After-Acquired Property and the Surviving Entity and its Subsidiaries will take such action as may be necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in the Indenture;

     o immediately after such transaction no Default or Event of Default exists;

     o the surviving entity (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of our company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock"; and

     o we will have delivered to the trustee an Officers' Certificate and an Opinion of Counsel addressed to the trustee, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or disposition and such supplemental indenture, if any, comply with the Indenture and that such supplemental indenture, and the Indenture, as amended and supplemented thereby, are enforceable.

Events of Default and Remedies

     The Indenture provides that each of the following constitutes an Event of
Default:

     o our default continuing for 15 days in the payment when due of interest on the Notes;

     o our default in payment when due of the principal of or premium, if any, on the Notes;

     o failure by our company or any of our Subsidiaries to comply with the provisions described under the captions "--Change of Control," "--Asset Sales," "--Restricted Payments," "--Incurrence of Indebtedness and Issuance of Preferred Stock" or "--Additional Subsidiary Guarantees";

     o failure by our company or any of our Subsidiaries, continuing for 30 days after notice, to comply with any of our or its other agreements in the indenture, the Notes, the Subsidiary Guarantees or the Collateral Documents;

     o default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by our company or any of our Subsidiaries (or the payment of which is guaranteed by our company or any of our Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default
          (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness as to which there has been a payment default or the maturity of which has been so accelerated, aggregates $2.5 million or more;

     o failure by our company or any of our Subsidiaries to pay final judgments aggregating in excess of $2.5 million, which judgments are not discharged for a period of 30 days;

     o default by our company or any of our Subsidiaries in the performance of the Collateral Documents which adversely affects the enforceability or the validity of the Lien on the Collateral or which adversely affects the condition or value of the Collateral in any material respect, repudiation or disaffirmation by our company or any Subsidiary of our obligations under the Collateral Documents or the determination in a judicial proceeding that any Collateral Document is unenforceable or invalid against our company or any of our Subsidiaries for any reason;

     o except as permitted by the indenture, any Subsidiary Guarantee will be held in any judicial proceeding to be unenforceable or invalid or will cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any person acting on behalf of any Subsidiary Guarantor, will deny or disaffirm its obligations under its Subsidiary Guarantee; and

     o certain events of bankruptcy or insolvency with respect to our company or any of our Subsidiaries.



     If any Event of Default occurs and is continuing, the trustee by notice to our company or the Holders of at least 25% in principal amount of the then outstanding Notes by written notice to our company may declare the unpaid principal of and any interest accrued on all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency all such amounts will become immediately due and payable without declaration or other act on the part of the trustee or any Holder of the Notes. In addition to acceleration of the Notes, if an Event of Default occurs and is continuing, the trustee will have the right, subject to the Intercreditor Agreement, to exercise remedies with respect to the Collateral, as are available under the indenture, the Collateral Documents and at law. Holders of the Notes may not enforce the indenture or the Notes or exercise remedies with respect to the Collateral except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of, the Notes.

     We are required to deliver to the trustee annually a statement regarding compliance with the indenture, and we are required upon becoming aware of any Default or Event of Default, to deliver to the trustee a statement specifying such Default or Event of Default.

Possession, Use and Release of Collateral

     Subject to and in accordance with the provisions of the Collateral Documents and the indenture, so long as the trustee has not exercised its rights with respect to the Collateral upon the occurrence and continuance of an Event of Default, we and the Subsidiary Guarantors will have the right to remain in possession and retain exclusive control of the Collateral, to operate the Collateral, to alter or repair the Collateral and to collect, invest and dispose of any income thereon, subject to the provisions of the Intercreditor Agreement and the New Credit Agreement.

     Release of Collateral In Connection With Asset Sales. Upon compliance by our company with the conditions set forth below, the trustee will release the Released Collateral from the Lien of the relevant Collateral Document. Our company and the Subsidiary Guarantors, as the case may be, will have the right to obtain a release of items of Collateral, or Released Collateral, upon compliance with the condition that we deliver to the trustee the following:

     o    An order of our company requesting the release of Released Collateral:

               o    specifically describing the proposed Released Collateral;

               o specifying the fair market value of such Released Collateral on a date within 60 days of such notice;

               o stating that the consideration to be received in respect of the Released Collateral is at least equal to the fair market value of the Released Collateral,

               o stating that the release of such Released Collateral will not impair the value of the remaining Collateral or interfere with the trustee's ability to realize such value and will not impair the maintenance and operation of the remaining Collateral;

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               o    confirming the sale of, or an agreement to sell, such
                    Released Collateral in a bona fide sale to a person that is not an Affiliate to our company or, in the event that such sale is to a person that is an Affiliate, confirming that such sale is made in compliance with the provisions set forth in "--Certain Covenants--Transactions with Affiliates";

               o certifying that if the sale of such Released Collateral constitutes an Asset Sale, such Asset Sale complies with the terms and conditions of the indenture with respect thereto, including, without limitation, the provisions set forth in "--Certain Covenants--Asset Sales"; and

               o in the event there is to be a substitution of property for the Collateral subject to the Asset Sale, specifying the property intended to be substituted for the Collateral to be disposed of;


     o    An officers' certificate of our company stating that:

               o such sale covers only the Released Collateral and complies with the terms and conditions of the indenture;

               o all proceeds from the sale of any of the Released Collateral will be deposited in the Collateral Account, and if the sale of such Released Collateral constitutes an Asset Sale, all Net Proceeds from the sale of any of the Released Collateral will be applied pursuant to the provision of the indenture regarding Asset Sales;

               o there is not and will not be a Default or Event of Default in effect or continuing on the date thereof, the valuation date or the date of such Asset Sale;

               o the release of the Collateral will not result in a Default or Event of Default under the indenture and;

               o all conditions precedent in the indenture relating to the release in question have been complied with;

          o All documentation required by the Trust Indenture Act, if any, prior to the release of the Collateral by the trustee and, in the event that there is to be a substitution of property for the Collateral subject to the Asset Sale, all documentation necessary to effect the substitution of such new Collateral and to subject such new Collateral to the Lien of the relevant Collateral Documents and all documents otherwise required by the indenture; and

          o An opinion of counsel stating that the documents that have been or are therewith delivered to the trustee in connection with such release conform to the requirements of the indenture and that all conditions precedent in the indenture related to the release have been complied with.

     The indenture provides that we also will be entitled, subject to compliance with the conditions set forth therein, to obtain the release of Collateral which has been taken by eminent domain, expropriation or in similar circumstances.

     The indenture provides that we will be entitled to obtain a full release of all of the Collateral following legal defeasance or covenant defeasance of the Indenture as described below under "--Legal Defeasance and Covenant Defeasance."

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     The indenture provides that, upon the release of any Subsidiary Guarantor from its obligations under the indenture and its Subsidiary Guarantee as described in the last paragraph under "--Subsidiary Guarantees," such Subsidiary Guarantor will be entitled to obtain the release of all of its Collateral.

     Release of Collateral Permitted by the New Credit Agreement and the Intercreditor Agreement. The release of the Collateral also will be governed by the terms of the New Credit Agreement and the Intercreditor Agreement. See "Description of New Credit Agreement."

     Disposition of Collateral Without Release. Notwithstanding the provisions described above and subject to relevant provisions of the indenture, so long as no Default or Event of Default will have occurred and be continuing or would result therefrom, our company and the Subsidiary Guarantors may, among other things, without any prior release or consent by the trustee, conduct ordinary course activities with respect to Collateral, which do not individually or in the aggregate adversely affect the value of the Collateral, including:

     o selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the indenture or the Collateral Documents which has become worn out or obsolete and which either has an aggregate fair market value of $100,000 or less, or which is replaced by property of substantially equivalent or greater value which becomes subject to the Lien or the Collateral Documents as After-Acquired Property;

     o abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of the Indenture or any of the Collateral Documents;

     o surrendering or modifying any franchise, license or permit subject to the Lien of the Indenture or any of the Collateral Documents which it may own or under which it may be operating;

     o altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances, provided, however, that no change in the location of any such Collateral subject to the Lien of any of the Collateral Documents will be made which (1) removes such property into a jurisdiction in which any instrument required by law to preserve the Lien of any of the Collateral Documents on such property, including all necessary financing statements and continuation statements, has not been recorded, registered or filed in the manner required by law to preserve the Lien of and security interest in any of the Collateral Documents on such property, (2) does not comply with the terms of the indenture and the Collateral Documents or (3) otherwise impairs the Lien of the Collateral Documents;

     o demolishing, dismantling, tearing down, scrapping or abandoning any Collateral if, in the good faith opinion of the Board of Directors of our company (as evidenced by a Board Resolution delivered to the trustee if it involves Collateral having a fair market value in excess of $100,000) such demolition, dismantling, tearing down, scrapping or abandonment is in the best interests of our company and will not impair the maintenance, operation, fair market value or utility of the remaining Collateral as an entirety, and the security for the Notes, will not thereby be otherwise impaired;

     o    granting a nonexclusive license of any intellectual property; and

     o abandoning intellectual property which has become obsolete and not used in the business of our company or our Subsidiaries.

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

Use of Trust Monies

     All Trust Monies will be held by the trustee as a part of the Collateral securing the Notes and, so long as no Event of Default will have occurred and be continuing, may either:

     o be released as contemplated by "--Certain Covenants--Asset Sales" if such Trust Monies represent proceeds in respect of an Asset Sale; or

     o at the direction of our company be applied by the trustee from time to time to the payment of the principal of, premium, if any, and interest on any Notes at maturity or upon redemption or retirement, or to the purchase of Notes upon tender or in the open market or otherwise, in each case in compliance with the indenture.

     We may also withdraw Trust Monies constituting Net Insurance Proceeds to repair or replace the relevant Collateral, subject to certain conditions set forth in the indenture.

     The trustee will be entitled to apply any Trust Monies to cure any Event of Default. Trust Monies deposited with the trustee will be invested in Cash Equivalents pursuant to the direction of our company and, so long as no Default or Event of Default will have occurred and be continuing, our company will be entitled to any interest or dividends accrued, earned or paid on such Cash Equivalents.

No Personal Liability of Directors, Officers, Employees and Stockholders

     No director, officer, employee, incorporator or stockholder of our company, as such, will have any liability for any obligations of our company under the Notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

     We may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding Notes except for:

     o the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below;

     o our obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     o the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

     o    the legal defeasance provisions of the indenture.

     In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are described in the indenture and thereafter any omission to comply with such obligations will not constitute a Default or Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, receivership,

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rehabilitation and insolvency events) described under "Events of Default" above will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either legal defeasance or covenant defeasance:

     o we must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether the Notes are being defeased to maturity or to a particular redemption date;

     o in the case of legal defeasance, we will have delivered to the trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (A) we have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since August 27, 2001, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

     o in the case of covenant defeasance, we will have delivered to the trustee an Opinion of Counsel in the United States reasonably acceptable to the trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

     o no Default or Event of Default will have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

     o such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which our company or any of our Subsidiaries is a party or by which our company or any of our Subsidiaries is bound;

     o we must have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

     o we must deliver to the trustee an Officers' Certificate stating that the deposit was not made by our company with the intent of preferring the Holders of Notes over any other creditors of our company or with the intent of defeating, hindering, delaying or defrauding any other creditors of our company; and

     o we must deliver to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the legal defeasance or the covenant defeasance have been complied with.

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

Transfer and Exchange

     A Holder may transfer or exchange Notes in accordance with the indenture. The Registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and our company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. We are not required to transfer or exchange any Note selected for redemption. In addition, we are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

     Except as provided in the next two succeeding paragraphs, the indenture, the Notes or the Collateral Documents may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a tender offer or exchange offer for the Notes), and, subject to the indenture, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the indenture, the Notes or the Collateral Documents may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for the Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a nonconsenting Holder):

     o reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver of the indenture, Notes or Collateral Documents;

     o reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than the covenants described above under the captions "--Certain Covenants--Change of Control" (so long as no Change of Control then exists or is contemplated) or "--Certain Covenants--Asset Sales" (so long as no Excess Proceeds then exist));

     o reduce the rate of or change the time for payment of interest on any Note;

     o waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except, subject to the indenture, a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes then outstanding and a waiver of the payment default that resulted from such acceleration);

     o    make any Note payable in money other than that stated in the Notes;

     o make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes;

     o    waive a redemption payment with respect to any Note;

     o make any change in the waiver or right to receive payment provisions of the indenture or the foregoing amendment and waiver provisions; or

     o release any Collateral other than pursuant to and in compliance with the indenture.

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         Notwithstanding the foregoing, without the consent of any Holder of
Notes, we, the Subsidiary Guarantors and the trustee may amend or supplement the indenture, the Notes or the Collateral Documents to cure any ambiguity, defect or inconsistency, to provide for the assumption of our obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of our assets, to provide for additional Subsidiary Guarantors, or for the release of a Subsidiary Guarantor, as provided for in the indenture, to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the indenture of any such Holder, or to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Concerning the Trustee

         The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

         The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default will occur (which will not be cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of Notes, unless such Holder will have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

         Holders of our securities may obtain a copy of the indenture, the Registration Rights Agreement and the Collateral Documents without charge by writing to RBX Corporation, 5221 ValleyPark Drive, Roanoke, Virginia 24019,
Attention: Secretary.

Book-Entry, Delivery and Form

         The Notes were initially issued in the form of one or more Global Notes. Global Notes were deposited on August 27, 2001 with, or on behalf of, The Depository Trust Company, as Depositary, and registered in the name of Cede & Co., as nominee of the Depositary.

         The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in such securities between participants through electronic book-entry changes in accounts of its participants. The Depositary's participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's indirect participants.

         Pursuant to procedures established by the Depositary:

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

          o upon deposit of the Global Note, the Depositary credited the accounts of participants designated by the initial Holder with portions of the principal amount of the Global Note and;

          o ownership of the Notes evidenced by the Global Note are shown on, and the transfer of ownership thereof will be affected only through, records maintained by the Depositary (with respect to the interests of the Depositary's participants), the Depositary's participants and the Depositary's indirect participants.

         Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent.

         So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the indenture of any Notes evidenced by the Global Note. Beneficial owners of Notes evidenced by the Global Note will not be considered the owners or Holders thereof under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Neither our company nor the trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

         Payments in respect of the principal of or premium and interest, if any, on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the indenture. Under the terms of the indenture, our company and the trustee may treat the persons in whose names Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither our company nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. We believe, however, that is currently the policy of the Depositary to immediately credit the accounts of the relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's participants and the Depositary's indirect participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's participants or the Depositary's indirect participants.

          Exchange of Book-Entry Notes for Certificated Notes.  If:

          o we notify the trustee in writing that the Depositary is no longer willing or able to act as a depositary and we are unable to locate a qualified successor within 120 days; or

          o our company, at our option, notifies the trustee in writing that we elect to cause the issuance of Notes in certificated form,

then, upon surrender by the Global Note Holder of its Global Note, Notes in certificated form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

         Neither our company nor the trustee will be liable for any delay by the Depositary in identifying the beneficial owners of New Notes and our company and the trustee may conclusively rely on, and will be protected in relying on, instructions from the Depositary for all purposes.

         Same-Day Settlement and Payment. The indenture requires that payments in respect of the Notes represented by the Global Note (including principal and premium and interest, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the New Notes represented by the Global Note are expected to be eligible to trade in the Depositary's Same-Day Funds Settlement System and any permitted secondary market trading activity in such New Notes will, therefore, be required by the Depositary to be settled in immediately available funds. We expect that secondary trading in the certificated Notes will also be settled in immediately available funds.

Certain Definitions

         Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         "Acquired Indebtedness" means, with respect to any specified Person,
(i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

         "Additional Notes" means additional Notes issuable by the Company under the Indenture as payment, at the Company's election, of interest on outstanding Notes in lieu of cash.

         "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person will be deemed to be control.

         "After-Acquired Property" means assets or property acquired after the date of the Indenture as such term is defined in the Indenture.

         "Asset Sale" means (i) the sale, lease, conveyance or other disposition that does not constitute a Restricted Payment or an Investment by such Person of any of its non-cash assets (including, without limitation, by way of a sale and leaseback and including the issuance, sale or other transfer of any of the capital stock of any Subsidiary of such Person) other than to the Company or to any of its Wholly Owned Subsidiaries that is a Subsidiary Guarantor (including the receipt of proceeds of insurance paid on account of the loss of or damage to any asset and awards of compensation for any asset taken by condemnation, eminent domain or similar proceeding, and including the receipt of proceeds of business interruption insurance); and (ii) the issuance of Equity Interests in any Subsidiaries or the sale of any Equity Interests in any Subsidiaries, in each case, in one or a series of related transactions, provided, that notwithstanding the foregoing, the term "Asset Sale" will not include: (a) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company, as permitted pursuant to the covenant entitled "Merger, Consolidation or Sale of Assets"; (b) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business consistent with past practice and to the extent that such sales or leases are not part of the a sale of the business in which such



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equipment was used or in which such inventory or accounts receivable arose;
(c) an issuance of Equity Interests by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary that is a Subsidiary Guarantor; (d) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property; or (e) Permitted Investments.

         "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that, in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

         "Board of Directors" means the Board of Directors of the Company, or any authorized committee of the Board of Directors.

         "Business Day" means any day other than a Legal Holiday.

         "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

         "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "Cash Equivalents" means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities not more than twelve months from the date of acquisition, (b) U.S. dollar denominated time deposits, certificates of deposit, Eurodollar time deposits or Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Lender"), in each case with maturities of not more than twelve months from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Lender (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody's and maturing within twelve months of the date of acquisition, (d) repurchase agreements with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which the Company will have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of repurchase obligations, and (e) interests in money market mutual funds which invest solely in assets or securities of the type described in subparagraphs
(a), (b), (c) or (d) hereof.


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         "Change of Control" means the occurrence of any of the following:

          (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any "person" or "group" (as such terms are used in Section 13(d)(3) and 14(d) of the Exchange
               Act);

          (ii) the adoption of a plan relating to the liquidation or dissolution of the Company;

         (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as defined above), becomes the Beneficial Owner, directly or indirectly, of more than 40% of the Capital Stock of the Company, measured by voting power rather than number of shares; or

          (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously approved) cease to constitute a majority of the directors then in office.

         "Collateral" means any assets of the Company or any Subsidiary Guarantor defined as "Collateral," "Mortgaged Property," "Trust Property" or the like in any of the Collateral Documents.

         "Collateral Account" means the collateral account established pursuant to Section 11.01 of the Indenture.

         "Collateral Documents" mean, collectively, the Mortgages and Deeds of Trust, the Security Agreements, the Intercreditor Agreement and all other pledges, mortgages, deeds of trust, security agreements, collateral agreements, control agreements, assignments, instruments, financing statements, filings and other documents that grant, evidence, set forth, provide notice of, govern or limit the Lien in favor of the Trustee (or a collateral agent for the benefit of the Trustee) in the Collateral, and all amendments thereto from time to time.

         "Collateral Permitted Liens" means Liens of the types described in clauses (i), (ii) to the extent permitted under the Intercreditor Agreement,
(iv), (v), (viii), (x), (xiii), (xiv) with respect to Collateral acquired after the Issue Date, (xvi) and (xix) of the definition of the term "Permitted Liens."

         "Consolidated EBITDA" means, with respect to the Company and its Subsidiaries for any period, subject to Section 4.12(c) of the Indenture, the sum of, without duplication, (i) the Consolidated Net Income for such period, plus (ii) the Fixed Charges for such period, plus (iii) provision for taxes based on income or profits for such period (to the extent such taxes were included in computing Consolidated Net Income for such period), plus (iv) consolidated depreciation, amortization and other non-cash charges of the Company and its Subsidiaries required to be reflected as expenses on the books and records of the Company (to the extent such expenses were included in computing Consolidated Net Income for such period), minus (v) cash payments with respect to any non-recurring, non-cash charges previously added back pursuant to clause (iv), and (vi) excluding the impact of foreign currency translations. Notwithstanding the foregoing, the Fixed Charges of, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of a Person


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

will be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

         "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof that is a Subsidiary Guarantor, (ii) the Net Income of any Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded, (iv) the cumulative effect of a change in accounting principles will be excluded, and (v) all other extraordinary gains and extraordinary losses will be excluded.

         "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business) subsequent to the Issue Date in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

         "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

         "Depositary" means, with respect to the Global Notes, the Person specified in Section 2.03 of the Indenture as the Depositary with respect to the Notes, any and all successors thereto appointed as depositary under the indenture and having become such Depositary pursuant to the applicable provision of the Indenture.

         "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.


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
         "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Existing Indebtedness" means the Indebtedness of the Company (other than Indebtedness under the New Credit Agreement) in existence on the Issue Date, as listed on Schedule 1.01(a) attached to the Indenture, until such amounts are repaid.

         "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), and (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon), and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person payable to a party other than the Company or a Wholly Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, on a consolidated basis and in accordance with GAAP.

         "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated EBITDA of such Person and its Subsidiaries for such period to the Fixed Charges of such Person and its Subsidiaries for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock or Disqualified Stock subsequent to the commencement of the four-quarter reference period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock or Disqualified Stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be deemed to have occurred on the first day of the four-quarter reference period, and (ii) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such


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
other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

         "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

         "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

         "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

         "Holder" means a Person in whose name a Note is registered on the Registrar's books.

         "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an ordinary course of business accrued expense or ordinary course of business trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

         "Intercreditor Agreement" means the Intercreditor and Collateral Agency Agreement, dated as of the Issue Date, between the Trustee and Congress Financial Corporation, individually, as agent for the lenders under the New Credit Agreement, and in its capacity as collateral agent acting for and on behalf of such lenders and the Trustee, substantially in the form attached as Exhibit E to the Indenture, as such may be amended, supplemented or replaced from time to time.

         "Interest Payment Date" means each interest payment date as specified in the form of Note attached to the Indenture.

         "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company or any direct or indirect parent of the Company will not be deemed to be an Investment.

         "Issue Date" means the closing date for the original issuance of Notes under the Indenture.


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
         "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the City of New York or Hartford, Connecticut or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest will accrue for the intervening period.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

         "Moody's" means Moody's Investor Services.

         "Mortgages and Deed of Trust" means the Mortgages and Deeds of Trust listed on Exhibit D to the Indenture, or such other mortgages and deeds of trust in form and substance satisfactory to the Trustee.

         "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and
(ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

         "Net Insurance Proceeds" means the insurance proceeds (excluding liability insurance proceeds payable to the Trustee for any loss, liability or expense incurred by it) in respect of damage to, or the loss, destruction or condemnation of, all or any portion of the Collateral, less collection costs.

         "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than the Notes and the Subsidiary Guarantees) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP (but upon extinguishment or reduction of such reserve, such amount will constitute Net Proceeds), but, in each case, excluding costs, expenses and other amounts paid to an Affiliate of the Company.

         "New Credit Agreement" means that certain Amended and Restated Loan Agreement, dated as of the Issue Date, by and among RBX Industries, Inc., the Company and Congress Financial Corporation, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced, restated or refinanced from time to time and including any such agreements, documents or instruments with any


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
lender or group of lenders that at any time succeed to or refinance, replace or substitute for all or any portion of the New Senior Debt.

         "New Senior Debt" means Indebtedness in an aggregate principal amount not to exceed $45,000,000 at any one time outstanding under the New Credit Agreement as such agreement may be amended, restated, supplemented or otherwise modified or replaced, in whole or in part, from time to time hereafter, together with any refunding or replacement of such Indebtedness, including with any other lender or group of lenders.

         "Note Custodian" means the Trustee, as custodian with respect to the Global Notes, or any successor entity thereto.

         "Notes" means all 12% Senior Secured Notes due 2006 issued pursuant to the Indenture (including, without limitation, any Additional Notes), all of which will be in the form of Exhibit A attached to the Indenture.

         "Obligations" means, when used in connection with any Indebtedness or with reference to the documents evidencing or entered into with respect to any Indebtedness (including, in the case of the Notes, the Collateral Documents), any principal, interest (including, in the case of the Notes, Accrued Bankruptcy Interest), penalties, premiums, fees, costs, expenses (including attorney's fees), indemnifications, reimbursement obligations, damages (including liquidated damages), liabilities (including liabilities for compensation and contribution obligations and for breach of representations or warranties) and other amounts (including obligations arising upon the exercise by any Person of rights of redemption or rescission) payable at any time, and any other obligations required to be performed at any time, whether now or in the future, under the documentation governing such Indebtedness or entered into in connection with or with respect to such Indebtedness or such documentation.

         "Officer" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

         "Permitted Investments" means (a) any Investments in the Company or in a Wholly Owned Subsidiary of the Company that is a Subsidiary Guarantor and that is engaged in the same or a similar line of business as the Company and its Subsidiaries were engaged in on the Issue Date and reasonable extensions or expansions thereof; (b) any Investments in Cash Equivalents; (c) Investments by the Company or any Subsidiary of the Company in a Person if as a result of such Investment (i) such Person becomes a Wholly Owned Subsidiary of the Company that is a Subsidiary Guarantor and that is engaged in the same or a similar line of business as the Company and its Subsidiaries were engaged in on the Issue Date and reasonable extensions or expansions thereof or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary of the Company that is a Subsidiary Guarantor and that is engaged in the same or a similar line of business as the Company and its Subsidiaries were engaged in on the Issue Date and reasonable extensions or expansions thereof;
(d) Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant entitled "Asset Sales"; (e) Investments outstanding as of the Issue Date; and
(f)(i) other Investments that do not exceed $5,000,000 in the aggregate at any time outstanding, and (ii) if the amount specified in clause (f)(i) above has been fully utilized, other Investments (in addition to those permitted by clause
(f)(i) above) that (A) are each individually approved by the Board of Directors as evidenced by a Board Resolution delivered to the Trustee contemporaneously with such Investment and (B) in the aggregate do not exceed $5,000,000 at any time outstanding.


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         "Permitted Liens" means (i) Liens securing obligations under the
Indenture, the Notes, the Subsidiary Guarantees and the Collateral Documents;
(ii) Liens securing New Senior Debt in an aggregate principal amount at any time outstanding not to exceed $45,000,000; (iii) Liens in favor of the Company or any Subsidiary Guarantor; (iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company in accordance with the provisions of the Indenture; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (v) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (vi) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vii) Liens existing on the Issue Date and listed on Schedule 1.01(b) to the Indenture; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as will be required in conformity with GAAP will have been made therefor; (ix) carriers', warehousemen's, mechanics', materialmen's, repairmen's, or other similar Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings diligently conducted; (x) Liens of landlords or of mortgagees of landlords arising by operation of law, provided that the rental payments secured thereby are not yet due and payable; (xi) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5,000,000 at any one time outstanding and that
(a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary; (xii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (xiii) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its Subsidiaries; (xiv) Purchase Money Liens and Capital Lease Obligations (including extensions and renewals thereof) securing Indebtedness incurred pursuant to (A) the first paragraph of Section
4.10 of the Indenture or (B) clause (iv) of the second paragraph of Section 4.10 of the Indenture; (xv) Liens securing reimbursement obligations with respect to letters of credit which encumber only documents and other property relating to such letters of credit and the products and proceeds thereof; (xvi) judgment and attachment Liens not giving rise to an Event of Default; (xvii) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements; (xviii) Liens arising out of consignment or similar arrangements for the sale of goods; and (xix) any interest or title of a lessor in property subject to any operating lease.

         "Permitted Refinancing Debt" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Indebtedness of the Company or any of its Subsidiaries; provided that: (i) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the Notes, and is subordinated in right of


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payment to the Notes or the Subsidiary Guarantees on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

         "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

         "Plan of Reorganization" means the Second Amended Joint Plan of Reorganization of RBX Group, Inc. and its Subsidiaries, as confirmed by the United States Bankruptcy Court, Western District of Virginia, including all exhibits and other attachments thereto.

         "Purchase Money Lien" means a Lien granted on an asset or property to secure a Purchase Money Obligation permitted to be incurred under the Indenture and incurred solely to finance the purchase, or the cost of construction or improvement, of such asset or property; provided, however, that such Lien encumbers only such asset or property and is granted within 180 days of such acquisition.

         "Purchase Money Obligations" of any Person means any obligations of such Person to any seller or any other Person incurred or assumed to finance the purchase, or the cost of construction or improvement, of real or personal property to be used in the business of such Person or any of its Subsidiaries in an amount that is not more than 100% of the cost, or fair market value, as appropriate, of such property, and incurred within 180 days after the date of such acquisition (excluding accounts payable to trade creditors incurred in the ordinary course of business).

         "Record Date" means each record date as specified in the form of Note as Exhibit A attached to the Indenture.

         "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Issue Date, by and among the Company, the Subsidiary Guarantors and the holders of beneficial interests in the Restricted Global Note, as such agreement may be amended, modified or supplemented from time to time.

         "Restricted Investment" means an Investment other than a Permitted Investment.

         "Restricted Payment" has the meaning given in clauses (i) through (iv) of the first paragraph under " - Certain Covenants - Restricted Payments"

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Security Agreements" means the security agreements listed on Exhibit C to the Indenture, or other such security agreements in form and substance satisfactory to the Trustee.

         "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

         "Subsidiary Guarantor" means each Subsidiary of the Company that makes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and its successors and assigns.

         "S&P" means Standard & Poor's Ratings Services.

         "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date on which the Indenture is qualified under the TIA.

         "Trust Monies" means, subject to the Intercreditor Agreement, all cash and Cash Equivalents received by the Trustee (i) upon the release of Collateral from the Lien of the Indenture or the Collateral Documents, including all proceeds of Collateral and all moneys received in respect of the principal of all purchase money, governmental and other obligations; (ii) as Net Insurance Proceeds; (iii) pursuant to the Collateral Documents; (iv) as proceeds of any sale or other disposition of all or any part of the Collateral by or on behalf of the Trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the Indenture or any of the Collateral Documents or otherwise; (v) which constitute proceeds from any transaction which results in a Subsidiary Guarantor being released from its Subsidiary Guarantee pursuant to the Indenture; or (vi) for application as provided in the relevant provisions of the Indenture or any Collateral Document or which disposition is not otherwise specifically provided for in the Indenture or in any Collateral Document; provided, however, that Trust Monies will in no event include any property deposited with the Trustee for any redemption, legal defeasance or covenant defeasance of Notes, for the satisfaction and discharge of the Indenture or to pay the purchase price of Notes pursuant to a Change of Control Offer.

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

         "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

                              PLAN OF DISTRIBUTION

         Our company is registering the shares of common stock, warrants and notes on behalf of the selling holders. A selling holder is a person named on pages 39 through 41 and also includes any donee, pledgee, transferee or other successor-in-interest selling shares, warrants or notes received after the date of this prospectus from a selling holder as a gift, pledge, partnership distribution or other non-sale related transfer. All costs, expenses and fees in connection with the registration of the shares, warrants and notes offered by this prospectus will be borne by our company, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of shares, warrants and notes, which will be borne by the selling holders. Sales of shares, warrants and notes may be effected by selling holders from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares or warrants, through short sales of shares or warrants, or a combination of these methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers. We are not aware of any agreements, understandings or arrangements among the selling holders and any underwriters or broker-dealers regarding the sale of the securities of the selling holders, nor is there an underwriter or coordinated broker acting in connection with the proposed sale of shares, warrants and notes by the selling holders.

         The selling holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with selling holders. The selling holders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to these broker-dealers or other financial institutions of shares, warrants and notes offered by this prospectus, which shares, warrants and notes these broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

         The selling holders may make these transactions by selling shares, warrants and notes directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from selling holders and/or the purchasers of shares, warrants and notes for whom these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The selling holders and any broker-dealers that act in connection with the sale of shares, warrants and notes may be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by these broker-dealers or any profit on the resale of the shares, warrants and notes sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares, warrants and notes against certain liabilities, including liabilities arising under the Securities Act.

         Because selling holders may be "underwriters" within the meaning of
Section 2(11) of the Securities Act, the selling holders may be subject to the prospectus delivery requirements of the Securities Act. Our company has informed the selling holders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

         Selling holders also may resell all or a portion of the shares and warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

         Upon our company being notified by a selling holder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

         o the name of each such selling holder and of the participating broker-dealer(s);

         o    the number of shares, warrants and notes involved;

         o the initial price at which such shares, warrants and notes were sold;

         o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

         o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         o    other facts material to the transactions.

         In addition, upon our company being notified by a selling holder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares or warrants, a supplement to this prospectus will be filed.

                                  LEGAL MATTERS

         The validity of the shares of common stock, warrants and notes offered hereby will be passed upon for our company by Akin, Gump, Strauss, Hauer & Feld, L.L.P., New York, New York.

                                     EXPERTS

         The consolidated financial statements of RBX Group, Inc. (referred to as the "Predecessor") included in this prospectus and the related consolidated financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement (which reports express an unqualified opinion and include two explanatory paragraphs referring to the reorganization proceedings under Chapter 11 of the Federal Bankruptcy Code as discussed in Note 1 and the substantial doubt about our ability to continue as a going concern as discussed in Note 2), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the common shares, warrants and notes sold in these offerings. This prospectus constitutes a part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement and the accompanying exhibits and schedules because some parts have been omitted in accordance with the rules and regulations of the SEC. For further information about us and our common shares, warrants and notes being sold in these offerings, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any agreement, contract or any other document to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference.

         You may read and copy the registration statement, including the attached exhibits, and any report, statements or other information that we file at the SEC's public reference facilities located in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and also at the regional offices of the SEC located at 233 Broadway, New York, New York 10279 and the Citicorp Center at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference facilities. Our SEC filings will also be available to the public from commercial document retrieval services and at the SEC's web site at http://www.sec.gov.

         In addition, the indenture governing the notes requires that we file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act and provide those reports to the trustee.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                 RBX CORPORATION
                   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
               As of December 31, 2000 and September 30, 2001 and
                For the Nine Months Ended September 30, 2000, the
                     Eight Months Ended August 27, 2001 and
                       the Month Ended September 30, 2001

     Unaudited Condensed Consolidated Balance Sheets as of December 31, 2000
        (Predecessor) and September 30, 2001(Successor) .......................................................F-2

     Unaudited Condensed Consolidated Statements of Operations for the Nine Months Ended September 30, 2000
        (Predecessor), the Eight Months Ended August 27, 2001 (Predecessor) and the Month Ended September
        30, 2001 (Successor) ..................................................................................F-3

     Unaudited Condensed Consolidated Statements of Cash Flows for the Nine
        Months Ended September 30, 2000 (Predecessor), the Eight Months Ended
        August 27, 2001 (Predecessor) and the Month Ended September 30, 2001
        (Successor) ...........................................................................................F-4

     Unaudited Condensed Consolidated Statements of Changes in Stockholders' Equity (Deficit) For the Eight
        Months Ended August 27, 2001 and the Month Ended September 30, 2001 ...................................F-5

     Unaudited Notes to Condensed Consolidated Financial Statements ...........................................F-6



                                 RBX GROUP, INC.
                             (Debtor-in-Possession)
                        CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1999 and 2000

     Independent Auditors' Report ............................................................................F-11

     Consolidated Financial Statements:

         Consolidated Balance Sheets .........................................................................F-12

         Consolidated Statements of Operations ...............................................................F-13

         Consolidated Statements of Cash Flows ...............................................................F-14

         Consolidated Statements of Changes in Stockholders' Deficit .........................................F-15

         Notes to Consolidated Financial Statements ..........................................................F-16


                                 RBX CORPORATION

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                    December 31, 2000 and September 30, 2001
                        (in thousands, except share data)

                                                                       Predecessor     |       Successor
                                                                    December 31, 2000  |  September 30, 2001
                                                                    -----------------  |  ------------------
                                                                                       |      (unaudited)
ASSETS                                                                                 |
                                                                                       |
Cash and cash equivalents ..........................................   $    11,883     |    $       231
Accounts receivable, less allowance for doubtful accounts of                           |
    $2,169 and $2,694, respectively ................................        28,756     |         28,483
Inventories ........................................................        23,932     |         19,164
Prepaid and other current assets ...................................         2,535     |          2,974
                                                                        ----------     |      ---------
Total current assets ...............................................        67,106     |         50,852
                                                                                       |
Property, plant and equipment, net .................................        46,740     |         52,881
Intangible assets ..................................................             -     |         18,058
Other assets .......................................................             -     |          6,780
                                                                        ----------     |      ---------
Total assets .......................................................    $  113,846     |      $ 128,571
                                                                        ==========     |      =========
LIABILTIES AND STOCKHOLDERS' EQUITY (DEFICIT)                                          |
Liabilities not subject to compromise:                                                 |
     Accounts payable ..............................................   $     2,748     |     $   10,233
     Accrued liabilities ...........................................        12,134     |         17,028
     Current portion of postretirement benefit obligation ..........         2,810     |          2,810
     Current portion of long-term debt .............................             -     |          2,000
     Revolving credit facility .....................................        23,750     |              -
                                                                            ------     |         ------
                                                                                       |
     Total current liabilities .....................................        41,442     |         32,071
                                                                                       |
     Long-term debt ................................................             -     |         39,149
     Postretirement benefit obligation .............................        30,055     |         28,198
     Pension benefit obligation ....................................         6,160     |         15,407
     Other liabilities .............................................         1,704     |          1,704
                                                                        ----------     |      ---------
                                                                                       |
Total liabilities not subject to compromise ........................        79,361     |        116,529
                                                                                       |
Liabilities subject to compromise ..................................       253,863     |              -
Commitments and contingencies ......................................             -     |              -
                                                                                       |
Redeemable preferred stock, $0.01 par value, 90,000 shares authorized,                 |
     issued and outstanding, liquidation preference                                    |
     of $100 per share .............................................         8,534     |              -
                                                                                       |
Stockholders' equity (deficit):                                                        |
     Common stock,  $0.01 par value,  500,300 shares  authorized,                      |
         issued and outstanding in 2000; $0.001 par                                    |
         value, 1,000,000 shares authorized, issued and                                |
         outstanding in 2001 .......................................             5     |              1
     Additional paid-in capital ....................................        45,386     |         15,160
     Accumulated deficit ...........................................      (273,303)    |         (3,119)
                                                                        ----------     |      ---------
Stockholders' equity (deficit) .....................................      (227,912)    |         12,042
                                                                        ----------     |      ---------
                                                                                       |
Total liabilities and stockholders' equity .........................     $ 113,846     |      $ 128,571
                                                                        ==========     |      =========

            See notes to Condensed Consolidated Financial Statements

                                 RBX CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
      For the nine months ended September 30, 2000, the eight months ended
             August 27, 2001 and the month ended September 30, 2001
                                   (unaudited)
                      (in thousands, except per share data)

                                                                                 Predecessor              |     Successor
                                                                      9 Months Ended     8 Months Ended   |    Month Ended
                                                                     September 30, 2000  August 27, 2001  | September 30, 2001
                                                                     ------------------  ---------------  | ------------------
Net sales ..........................................................     $ 119,471           $ 98,812     |     $ 13,521
Cost of goods sold .................................................        98,544             82,924     |       10,963
                                                                         ---------           --------     |     --------
                                                                                                          |
Gross profit .......................................................        20,927             15,888     |        2,558
                                                                                                          |
Selling, general and administrative costs ..........................        14,541             12,305     |        1,757
Management fees ....................................................         1,073                  -     |            -
Debt restructuring costs ...........................................         1,579                  -     |            -
Equity in net loss of affiliate ....................................           526                  -     |            -
Reorganization items ...............................................             -            (19,786)    |          591
Other expense ......................................................             2                 12     |            -
                                                                         ---------           --------     |     --------
                                                                                                          |
Operating income (loss) ............................................         3,206             23,357     |          210
                                                                                                          |
Interest expense ...................................................        20,613              1,689     |          490
                                                                         ---------           --------     |     --------
                                                                                                          |
Income (loss) from continuing operations before income taxes and                                          |
     extraordinary item ............................................       (17,407)            21,668     |         (280)
                                                                                                          |
Income tax expense .................................................             -                  -     |            -
                                                                         ---------           --------     |     --------
                                                                                                          |
Income (loss) from continuing operations before extraordinary item..       (17,407)            21,668     |         (280)
                                                                                                          |
                                                                                                          |
Loss from discontinued operations ..................................         5,093              5,445     |        2,839
                                                                         ---------           --------     |     --------
                                                                                                          |
Net income (loss) before extraordinary item ........................       (22,500)            16,223     |       (3,119)
                                                                                                          |
Extraordinary item - gain on cancellation of debt ..................         6,204            218,316     |            -
                                                                         ---------           --------     |     --------
                                                                                                          |
Net income (loss) ..................................................     $ (16,296)         $ 234,539     |   $   (3,119)
                                                                      ============           ========     |    ==========
Basic and diluted net loss per common share ........................ $           -          $       -     |   $    (3.12)
                                                                      ============           ========     |    ==========

See notes to Condensed Consolidated Financial Statements

                                 RBX CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
      For the nine months ended September 30, 2000, the eight months ended
             August 27, 2001 and the month ended September 30, 2001
                                   (unaudited)
                                 (in thousands)

                                                                                 Predecessor              |   Successor
                                                                      9 Months Ended     8 Months Ended   |  Month Ended
                                                                      September 30,2000  August 27, 2001  | September 30, 2001
                                                                      -----------------  ---------------  | ------------------
OPERATING ACTIVITIES                                                                                      |
                                                                                                          |
Net income (loss) ..................................................     $ (16,296)         $ 234,539     |     $ (3,119)
  Adjustments to reconcile net income (loss) to net cash used in                                          |
  operating activities:                                                                                   |
    Depreciation and amortization ..................................         7,330              3,794     |          269
    Loss on disposal of equipment ..................................             2                 12     |            -
    Gain on cancellation of debt ...................................        (6,204)          (218,316)    |            -
    Equity in net loss of affiliate ................................           526                  -     |            -
    Fresh-start revaluation ........................................             -            (28,431)    |            -
                                                                                                          |
Change in operating assets and liabilities:                                                               |
       Accounts receivable .........................................        (2,261)             3,475     |       (3,202)
       Inventories .................................................        (1,797)             2,143     |        2,625
       Prepaid and other current assets ............................          (153)              (403)    |          (36)
       Accounts payable ............................................           517             (1,509)    |        1,695
       Accrued liabilities .........................................         1,673              3,228     |         (267)
       Accrued interest ............................................        11,520                  -     |            -
       Other liabilities ...........................................           292              1,230     |          436
       Liabilities subject to compromise ...........................             -                  -     |          283
                                                                         ---------          ---------     |     --------
                                                                                                          |
Net cash used in operating activities ..............................        (4,851)              (238)    |       (1,316)
                                                                         ---------          ---------     |     --------
                                                                                                          |
INVESTING ACTIVITIES                                                                                      |
                                                                                                          |
Capital expenditures ...............................................        (2,111)            (1,973)    |         (529)
Proceeds from disposals of property, plant and equipment ...........            15                  5     |            -
Investment in affiliate ............................................          (846)                 -     |            -
                                                                         ---------          ---------     |     --------
                                                                                                          |
Net cash used in investing activities ..............................        (2,942)            (1,968)    |         (529)
                                                                         ---------          ---------     |     --------
                                                                                                          |
FINANCING ACTIVITIES                                                                                      |
                                                                                                          |
Proceeds from borrowings ...........................................        11,500            100,448     |       19,315
Principal payments on long-term debt ...............................        (3,245)          (109,558)    |      (17,806)
                                                                         ---------          ---------     |     --------
                                                                                                          |
Net cash provided by (used in) financing activities ................         8,255             (9,110)    |        1,509
                                                                         ---------          ---------     |     --------
                                                                                                          |
Net increase (decrease) in cash and cash equivalents ...............           462            (11,316)    |         (336)
Cash and cash equivalents:                                                                                |
Beginning of period ................................................            94             11,883     |          567
                                                                         ---------          ---------     |     --------
                                                                                                          |
End of period ......................................................  $        556       $        567     | $        231
                                                                         =========          =========     |     ========

See notes to Condensed Consolidated Financial Statements

                                 RBX CORPORATION
 CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                 For the eight months ended August 27, 2001 and
                       the month ended September 30, 2001
                                   (unaudited)
                                 (in thousands)

                                                                   Additional                       Total
                                                      Common         Paid-in      Accumulated   Stockholders'
                                                       Stock         Capital        Deficit    Equity (Deficit)
                                                       -----         -------        -------    ----------------


Balances at December 31, 2000 .................    $        5         $ 45,386    $ (273,303)    $ (227,912)
Net income ....................................             -                -       234,539        234,539
                                                   ----------         --------      --------      ---------

Balances at August 27, 2001 - Predecessor .....             5           45,386       (38,764)         6,627
Elimination of Predecessor redeemable preferred
     stock ....................................             -                -         8,534          8,534
Elimination of Predecessor equity .............            (5)         (45,386)       30,230        (15,161)
Issuance of Successor stock ...................             1           14,892             -         14,893
Issuance of Successor warrants ................             -              268             -            268
                                                   ----------         --------      --------      ---------

Balances at August 27, 2001 - Successor .......             1           15,160             -         15,161
Net loss ......................................             -                -        (3,119)        (3,119)
                                                   ----------         --------      --------      ---------

Balances at September 30, 2001 ................    $        1         $ 15,160      $ (3,119)     $  12,042
                                                   ==========         ========      ========      =========

See notes to Condensed Consolidated Financial Statements

                                 RBX CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)
                    (in thousands, except as otherwise noted)

1. Significant Accounting Policies

Basis of Presentation

The accompanying condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto of RBX Group, Inc. (the "Predecessor") as well as the other information included in this registration statement.

The accompanying condensed consolidated financial statements of the Predecessor include the accounts of RBX Group, Inc., RBX Corporation (both non-operating holding companies), and RBX Corporation's wholly owned subsidiaries. RBX Corporation's subsidiaries, Rubatex Corporation, Groendyk Mfg Co., Inc., OleTex, Inc., Midwest Rubber Custom Mixing Corp., and Hoover-Hanes Rubber Custom Mixing Corp., operate manufacturing facilities which are located in the southeastern United States, Ohio, and Illinois. RBX Corporation's subsidiaries also include Waltex Corporation, UPR Disposition, Inc., and Universal Rubber Company, which are inactive legal entities with no operations.

Pursuant to a plan of reorganization under which the company emerged from bankruptcy effective August 27, 2001, RBX Group, Inc. was merged into RBX Corporation, with RBX Corporation the surviving entity. RBX Corporation's subsidiaries were merged into one legal entity, Rubatex Corporation, and Rubatex Corporation's name was changed to RBX Industries, Inc. The accompanying condensed consolidated financial statements of RBX Corporation (the "Successor") include the accounts of RBX Corporation and its wholly owned subsidiary, RBX Industries, Inc.

The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. In management's opinion, all adjustments (consisting of adjustments of a normal recurring nature) necessary for a fair presentation have been included. The year-end balance sheet information was derived from audited financial statements of the Predecessor, however, certain disclosures included in the Predecessor's audited financial statements are excluded.

Due to the reorganization and implementation of fresh-start accounting, the condensed consolidated financial statements of the Successor as of September 30, 2001 are not comparable to those of the Predecessor. A line has been drawn between the accompanying condensed consolidated balance sheets as of December 31, 2000 and September 30, 2001 to distinguish between the Successor and the Predecessor.

The results of operations and cash flows for the interim periods shown for the Predecessor are not to be considered indicative of the results of operations that are expected for the full year or any other interim period and they are not comparable to those of the Successor. The results of operations and cash flows of the Successor for the interim period presented are not necessarily indicative of the results for a full year or any other interim period.

The results of operations and cash flows of the Predecessor for the period from January 1, 2001 through August 27, 2001 have been referred to throughout the condensed consolidated financial statements as the results of operations and cash flows for the eight months ended August 27, 2001 for ease of reference. In a similar manner, the results of operations and cash flows of the Successor for the period from August 28, 2001 through September 30, 2001 have been referred to throughout the condensed consolidated financial statements as the results of operations and cash flows for the month ended September 30, 2001. A line has been drawn between the accompanying condensed consolidated statements of operations and statements of cash flows of the Predecessor for the eight months ended August 27, 2001 and the accompanying condensed consolidated statements of operations and statements of cash flows of the Successor for the month ended September 30, 2001 to distinguish between the Predecessor and the Successor.

                                 RBX CORPORATION

RBX Corporation is a holding company with no assets or operations other than its investments in its subsidiary, RBX Industries, Inc. Management has determined that separate financial statements of the guarantor subsidiary would not be material to an investor. Accordingly, separate financial statements of the guarantor subsidiary have not been presented.

2. Inventories

Components of inventory are as follows:

                                             Predecessor  |  Successor
                                             December 31, | September 30,
                                                 2000     |      2001
                                             ------------ | -------------
                                                          |
               Raw materials ................    $10,286  |     $8,138
               Work-in-process ..............      2,186  |      2,536
               Finished goods ...............     11,460  |      8,490
                                                 -------  |    -------
                                                          |
                                                 $23,932  |    $19,164
                                                 =======  |    =======


3. Long-Term Debt

RBX Industries, Inc. is a wholly owned subsidiary of RBX Corporation and both RBX Corporation and RBX Industries, Inc. have guaranteed the Senior Secured Notes on a full, unconditional, and joint and several basis. Indebtedness under the Company's revolving credit facility is guaranteed by RBX Corporation and RBX Industries, Inc. and is collateralized by a first-priority lien on all accounts receivable, inventory, general intangibles, equipment and real property.

The Company's indebtedness contains certain restrictions which, among other things, restrict its ability to incur additional indebtedness, issue capital stock, incur liens, pay dividends, make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of substantially all of its assets. In addition, the Company's indebtedness contains certain financial covenants, including maintenance at a minimum level of adjusted tangible net worth and maintenance of a minimum level of earnings before interest, taxes, depreciation and amortization ("EBITDA"). The Company was in compliance with the terms of its indebtedness as of September 30, 2001.

As of September 30, 2001, the Company had available unused borrowing capacity of $18.4 million under the revolving credit facility.

                                 RBX CORPORATION

4. Net Loss Per Share (in thousands, except per share data)

Basic net loss per share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the net loss of the Company. The following is a reconciliation of the numerators and denominators of the net loss per common share computations for the period presented:

     Successor:                           Net Loss        Shares       Per Share
     Month Ended September 30, 2001     (Numerator)    (Denominator)    Amount
     ------------------------------     -----------    -------------    ------
     Basic net loss per share            $ 3,119         1,000          $ 3.12
                                                                        ======
     Effect of dilutive warrants            -             -

                                         -------         -----
     Diluted net loss per share          $ 3,119         1,000          $ 3.12
                                         =======         =====          ======

Warrants that could potentially dilute net income in the future that were not included in the computation of diluted net income per share (because to do so would have been antidilutive for the period presented) totaled 67,416 for the eight months ended August 27, 2001 and for the month ended September 30, 2001.

Basic and diluted loss from discontinued operations per share calculated in a similar manner as basic and diluted net loss per share for the period presented but using loss from discontinued operations of $2,839 as the numerator, is $2.84.

5. Contingent Liabilities

The Company and its subsidiaries are involved in various suits and claims in the normal course of business. In the opinion of management, after consultation with counsel, the ultimate liabilities and losses, if any, that may result from such suits and claims are not expected to have a material adverse effect on the financial position, results of operations or liquidity of the Company.

The Company is subject to federal, state and local environmental laws which regulate air and water emissions and discharges; the generation, storage, treatment, transportation and disposal of solid and hazardous waste; and the release of hazardous substances, pollutants and contaminants into the environment. In addition, the Company is responsible for the environmental clean-up of certain property for contamination which occurred prior to the Company's ownership. The Company is involved in various environmental remediation activities resulting from past operations, including designation as a potentially responsible party, with others, at various EPA designated Superfund sites. In developing its estimate of environmental remediation costs, the Company considers, among other things, currently available technological solutions, alternative cleanup methods, risk-based assessments of the contamination, and estimates developed by independent environmental consultants. The Company does not maintain insurance coverage for environmental matters.

Reserves have been recorded which, in management's estimate, will be sufficient to satisfy anticipated costs of known remediation requirements. As a result of factors such as the continuing evolution of environmental laws and regulatory requirements, the availability and application of technology, and the identification of presently unknown RBX remediation sites, estimated costs for future environmental compliance and remediation are necessarily imprecise, and it is not possible to predict the amount or timing of future costs of environmental remediation requirements which may subsequently be determined. Based upon information presently available, such future costs are not expected to have a material adverse effect on the Company's competitive or financial position or its ongoing results of operations. However, such costs could be material to results of operations in a future period.

                                 RBX CORPORATION

6. Segment Information

Summarized financial information for the Company's reportable segments follows. The information designated as "Other" represents corporate related items which are not allocated to reportable segments.

                                                      Predecessor        |   Successor
                                                                         |
                                                9 Months       8 Months  |     Month
                                                  Ended         Ended    |     Ended
                                              September 30,   August 27, | September 30,
                                                  2000           2001    |     2001
                                                  ----           ----    |     ----
     Foam Group:                                                         |
         Revenues ............................   $97,792        $77,282  |    $10,555
         Segment profits .....................     3,510          1,229  |        501
         Total assets ........................   104,147         80,852  |     73,982
         Capital expenditures ................     1,836          1,172  |        328
         Depreciation and amortization .......     5,681          3,173  |        224
                                                                         |
     Mixing Group:                                                       |
         Revenues ............................    21,679         21,530  |      2,966
         Segment profits .....................     3,183          2,656  |        300
         Total assets ........................    24,885         20,819  |     21,249
         Capital expenditures ................       275            801  |        201
         Depreciation and amortization .......       677            621  |         45
                                                                         |
     Other:                                                              |
         Segment profits (loss) ..............   (22,989)       230,654  |     (3,920)
         Total assets ........................     4,583         26,001  |     33,340
                                                                         |
     Total:                                                              |
         Revenues ............................   119,471         98,812  |     13,521
         Net income (loss) ...................   (16,296)       234,539  |     (3,119)
         Total assets ........................   133,615        127,672  |    128,571
         Capital expenditures ................     2,111          1,973  |        529
         Depreciation and amortization .......     6,358          3,794  |        269

                                 RBX CORPORATION

The following table presents the details of "Other" segment profits (loss).

                                                              Predecessor        |   Successor
                                                                                 |
                                                       9 Months       8 Months   |    Month
                                                          Ended         Ended    |     Ended
                                                      September 30,   August 27, | September 30,
                                                          2000           2001    |     2001
                                                          ----           ----    |     ----
          Corporate expenses ..........................     $ (835)       $ (314)|          $ -
          Management fees .............................     (1,073)            - |            -
          Interest expense ............................    (20,613)       (1,689)|         (490)
          Debt restructuring costs ....................     (1,579)            - |            -
          Reorganization costs ........................          -        19,786 |         (591)
          Loss from discontinued operations ...........     (5,093)              |       (2,839)
                                                                          (5,445)|
                                                                                 |
          Gain on cancellation of debt ................      6,204       218,316 |            -
                                                          --------       ------- |      -------
                                                                                 |
                                                          $(22,989)     $230,654 |      $(3,920)
                                                          ========      ======== |      =======



7.   Discontinued Operations

As of June 7, 2001, management of the Company determined certain components of the Company with clearly distinguishable operations and cash flows would be discontinued as a result of their lack of profitability. The components identified included a mixing plant in Barberton, Ohio (Midwest) and an extrusion and fabrication plant in Bedford, Virginia (Bedford). Midwest was previously reported as part of the Company's mixing segment and Bedford was previously reported as part of the Company's foam segment. Property, plant and equipment that can be used in continuing operations will be transferred to other locations. Substantially all of the remaining property, plant and equipment will be disposed of and, accordingly, has been included in other assets as of September 30, 2001.

In August 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 144 (SFAS 144), "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. The provisions of SFAS 144 generally are to be applied prospectively. SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 supersedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of;" however, it retains many of the fundamental provisions of SFAS 121. SFAS 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. However, it retains the requirement in APB 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. The Company has adopted SFAS 144 in connection with fresh-start reporting. The adoption of SFAS 144 did not have a significant impact on the financial position, results of operations, or cash flows of the Company. It did however require the Company report the disposals of components of the entity described above as discontinued operations.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of RBX Corporation (the "Successor", see Note 1)
Roanoke, Virginia

We have audited the accompanying consolidated balance sheets of RBX Group, Inc. (the "Predecessor") and subsidiaries herein after referred to as the "Company" (Debtor-in-Possession) as of December 31, 1999 and 2000, and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for the years ended December 31, 1998, 1999, and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and 2000, and the results of their operations and their cash flows for the years ended December 31, 1998, 1999, and 2000 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, on July 17, 2001, the Virginia Bankruptcy Court entered an order confirming the plan of reorganization, which will be effective after the close of business on August 27, 2001. The accompanying financial statements, which reflect the historical cost basis of the Predecessor, do not purport to reflect or provide for the consequences of the bankruptcy proceedings. Accordingly, as further described in
Note 1, the Company will be adopting fresh-start accounting for the preparation of subsequent financial statements in conformity with AICPA Statement of Position 90-7, "Financial Reporting for Entities in Reorganization Under the Bankruptcy Code," for the successor company as a new entity with assets, liabilities, and a capital structure having carrying values not comparable to those presented in the accompanying consolidated financial statements.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company's recurring losses from operations and continuing financing difficulties which resulted in its Chapter 11 filing raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also discussed in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Deloitte & Touche LLP

Richmond, Virginia
April 4, 2001 (June 7, 2001 as to Note 21 and July 17, 2001 as to Note 1, Paragraph 5)

                                 RBX GROUP, INC.

                             (Debtor-in-Possession)
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1999 and 2000
                        (in thousands, except share data)

                                                                                     1999            2000
                                                                                     ----            ----
ASSETS

Cash and cash equivalents ..................................................    $         94     $    11,883
Accounts receivable, less allowance for doubtful accounts of $2,076 and
    $2,169, respectively ...................................................          32,367          28,756
Inventories ................................................................          26,172          23,932
Prepaid and other current assets ...........................................             534           2,535
                                                                                   ---------       ---------

Total current assets .......................................................          59,167          67,106

Property, plant and equipment, net .........................................          68,432          46,740
Other assets, net ..........................................................           6,257               -
                                                                                   ---------       ---------

Total assets ...............................................................       $ 133,856       $ 113,846
                                                                                   =========       =========

LIABILITIES AND STOCKHOLDERS' DEFICIT

Liabilities not subject to compromise:
    Accounts payable .......................................................      $   15,888     $     2,748
    Accrued liabilities ....................................................          23,808          12,134
    Current portion of postretirement benefit obligation ...................           2,448           2,810
    Current portion of long-term debt ......................................             245               -
    Revolving credit facility ..............................................               -          23,750
                                                                                   ---------       ---------

    Total current liabilities ..............................................          42,389          41,442
    Long-term debt .........................................................         220,250               -
    Postretirement benefit obligation ......................................          30,734          30,055
    Pension benefit obligation .............................................           7,643           6,160
    Other liabilities ......................................................           1,704           1,704
                                                                                   ---------       ---------
Total liabilities not subject to compromise ................................         302,720          79,361

Liabilities subject to compromise ..........................................               -         253,863

Commitments and contingencies ..............................................               -               -

Redeemable preferred stock, $0.01 par value, 90,000 shares authorized,  issued
    and outstanding, liquidation preference of $100 per share ..............           7,634           8,534

Stockholders' deficit:
    Common stock, $0.01 par value, 500,300 shares authorized, issued and
         outstanding .......................................................               5               5
    Additional paid-in capital .............................................          46,286          45,386
    Accumulated deficit ....................................................        (222,789)       (273,303)
                                                                                   ---------       ---------

Total stockholders' deficit ................................................        (176,498)       (227,912)
                                                                                   ---------       ---------

Total liabilities and stockholders' deficit ................................       $ 133,856       $ 113,846
                                                                                   =========       =========

See notes to consolidated financial statements

                                 RBX GROUP, INC.
                             (Debtor-in-Possession)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              For the years ended December 31, 1998, 1999 and 2000
                                 (in thousands)

                                                                             1998              1999             2000
                                                                             ----              ----             ----
Net sales ...............................................................  $ 157,012        $ 149,603         $ 156,348
Cost of goods sold ......................................................    146,608          120,093           129,700
                                                                           ---------        ---------         ---------

Gross profit ............................................................     10,404           29,510            26,648
                                                                           ---------        ---------         ---------

Selling, general and administrative costs ...............................     26,725           19,183            18,515
Management fees .........................................................      1,177            1,119             1,334
Loss on impairment of long-lived assets .................................    101,449                -                 -
Loss from equity investment .............................................          -                -               802
Amortization of goodwill and other intangibles ..........................      2,410                -                 -
Reorganization items ....................................................          -                -            27,806
Other expense (income) ..................................................        (79)             (28)               60
                                                                           ---------        ---------         ---------

Operating income (loss) .................................................   (121,278)           9,236           (21,869)

Interest expense, including amortization of deferred financing fees .....     26,038           26,361            25,943

Loss from  continuing  operations  before income taxes,  extraordinary
     item and cumulative effect adjustment ..............................   (147,316)         (17,125)          (47,812)

Income tax expense (benefit) ............................................         85             (125)               26
                                                                           ---------        ---------         ---------


Loss  from  continuing   operations  before   extraordinary  item  and
     cumulative effect adjustment .......................................   (147,401)         (17,000)          (47,838)
Loss (gain) from discontinued operations ................................     (9,561)          (5,192)            8,880
                                                                           ---------        ---------         ---------
Loss before extraordinary item and cumulative effect adjustment .........   (137,840)         (11,808)          (56,718)

Extraordinary  item: gain on  extinguishment of debt net of income tax
     effect of $- .......................................................          -                -             6,204

Cumulative  effect  adjustment:  change  in  accounting  for  start-up
     costs, net of income tax effect of $- ..............................     (4,952)               -                 -
                                                                           ---------        ---------         ---------

Net loss ................................................................   (142,792)         (11,808)          (50,514)

Less  redeemable  preferred stock dividends and accretion for original
issue discount ..........................................................       (902)            (932)             (900)
                                                                          ----------        ---------         ---------
Net loss attributable to common stockholders ............................ $ (143,694)       $ (12,740)        $ (51,414)
                                                                          ==========        =========         =========


See notes to consolidated financial statements

                                 RBX GROUP, INC.

                             (Debtor-in-Possession)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the years ended December 31, 1998, 1999 and 2000
                                 (in thousands)

                                                                             1998              1999              2000
                                                                             ----              ----              ----
OPERATING ACTIVITIES

Net loss ..............................................................   $  (142,792)      $ (11,808)        $ (50,514)
Adjustments  to reconcile  net loss to net cash  provided by (used in)
       operating activities:
    Special charges ...................................................       119,887               -                 -
    Extraordinary item:  gain on extinguishment of debt ...............             -               -            (6,204)
    Depreciation ......................................................        10,431           7,561             7,991
    Amortization ......................................................         3,700           1,296             1,223
    Loss (gain) on disposal of equipment ..............................           (79)            (28)               60
    Loss from equity investment .......................................             -               -               802
    Reorganization items ..............................................             -               -            23,681
    Increase (decrease) in cash from changes in assets and
          liabilities net of reorganization items:
       Accounts receivable ............................................         1,472             277             3,437
       Inventories ....................................................         4,596            (843)            2,240
       Prepaid and other current assets ...............................           677            (208)           (2,001)
       Other assets ...................................................           (51)              -                 -
       Accounts payable ...............................................        (3,992)          3,162             9,309
       Accrued liabilities ............................................         7,557          (4,919)           19,448
       Other liabilities ..............................................        (2,889)           (749)           (1,800)
                                                                           ----------       ---------         ---------

Net cash provided by (used in) operating activities ...................        (1,483)         (6,259)            7,672
                                                                           ----------       ---------         ---------

INVESTING ACTIVITIES

Capital expenditures ..................................................        (4,286)         (4,985)           (3,085)
Contributions to equity investee ......................................            -                -              (920)
Proceeds from disposals of business ...................................         3,500               -                 -
Proceeds from disposals of property, plant and equipment ..............         2,190           1,793               117
                                                                           ----------       ---------         ---------

Net cash provided by (used in) investing activities ...................         1,404          (3,192)           (3,888)
                                                                           ----------       ---------         ---------

FINANCING ACTIVITIES

Proceeds from borrowings ..............................................        29,000          29,750            11,500
Principal payments on long-term debt ..................................       (28,965)        (20,327)           (3,495)
                                                                           ----------       ---------         ---------

Net cash provided by financing activities .............................            35           9,423             8,005
                                                                           ----------       ---------         ---------

Net increase (decrease) in cash and cash equivalents ..................           (44)            (28)           11,789
Cash and cash equivalents:
    Beginning of year .................................................           166             122                94
                                                                           ----------       ---------         ---------

    End of year ....................................................... $         122    $         94         $  11,883
                                                                        =============    ============         =========


See notes to consolidated financial statements

                                 RBX GROUP, INC.

                             (Debtor-in-Possession)
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
              For the years ended December 31, 1998, 1999 and 2000
                                 (in thousands)

                                                                 Additional                         Total
                                                   Common          Paid-in       Accumulated    Stockholders'
                                                   Stock           Capital         Deficit         Deficit
                                                   -----           -------         -------         -------
Balances at January 1, 1998 .................  $          5        $ 48,120      $   (68,189)    $   (20,064)
Dividend accrued on preferred stock .........             -            (540)               -            (540)
Accretion of preferred stock ................             -            (362)               -            (362)
Net loss ....................................             -               -         (142,792)       (142,792)
                                               ------------        --------      -----------     -----------

Balances at December 31, 1998 ...............             5          47,218         (210,981)       (163,758)
Dividend accrued on preferred stock .........             -            (540)               -            (540)
Accretion of preferred stock ................             -            (392)               -            (392)
Net loss ....................................             -               -          (11,808)        (11,808)
                                               ------------        --------      -----------     -----------

Balances at December 31, 1999 ...............             5          46,286         (222,789)       (176,498)
Dividend accrued on preferred stock .........             -            (506)               -            (506)
Accretion of preferred stock ................             -            (394)               -            (394)
Net loss ....................................             -               -          (50,514)        (50,514)
                                               ------------        --------      -----------     -----------

Balances at December 31, 2000 ...............  $          5        $ 45,386       $ (273,303)     $ (227,912)
                                               ============        ========       ==========      ==========


See notes to consolidated financial statements

                                 RBX GROUP, INC.
                             (Debtor-in-Possession)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (In thousands, except as otherwise noted)

1.  Chapter 11 Proceedings

On December 5, 2000, certain unsecured creditors of RBX Group, Inc. and its wholly owned subsidiaries (the "Company") filed an involuntary petition for reorganization of RBX Corporation under chapter 11 ("Chapter 11") of title 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Delaware Bankruptcy Court"). On December 7, 2000 (the "Petition Date"), the Company (also referred to as the "Debtors") filed voluntary petitions with the Delaware Bankruptcy Court for reorganization under Chapter 11. In connection with the filings, the Delaware Bankruptcy Court assigned the following case numbers: 00-4468, and 00-4512 through 00-4520 (JJF) (the "Cases"). Effective February 2, 2001 the Delaware Bankruptcy Court transferred the Cases to the United States Bankruptcy Court for the Western District of Virginia (the "Virginia Bankruptcy Court") where the Cases were consolidated for purposes of joint administration under case number 7-01-00436-WSR-11 (the "Chapter 11 Case"). On the Petition Date, the Delaware Bankruptcy Court authorized the Debtors to pay certain prepetition and postpetition obligations, including employee wages and product warranties. The Debtors operated the business as debtors-in-possession pursuant to the Bankruptcy Code.

Under Chapter 11, actions to collect prepetition indebtedness are stayed and other contractual obligations against the Debtors may not be enforced. In addition, under the Bankruptcy Code the Debtors may assume or reject executory contracts including lease obligations. Substantially all prepetition liabilities are subject to settlement under a plan of reorganization to be voted on by any impaired class of creditors and equity holders who are entitled to vote. Any plan of reorganization must be confirmed by the Virginia Bankruptcy Court based on the findings of such court in accordance with the requirements of the Bankruptcy Code. The Virginia Bankruptcy Court may confirm a plan without the acceptance of the plan by any impaired class of creditors or equity holders if certain requirements of the Bankruptcy Code are met.

On January 20, 2001, the Debtors filed a plan of reorganization to implement a financial restructuring, which plan was subsequently amended on March 8, 2001, on April 4, 2001, and on May 11, 2001 (the "Plan"). The Plan provides that the Company will emerge from bankruptcy with a deleveraged capital structure. The Plan further contemplates the following: (i) all claims entitled to priority under the Bankruptcy Code will be paid in full on the effective date unless otherwise agreed; (ii) new common stock initially representing a 95% interest in the Company and new 12% notes in the amount of $25 million will be issued to the holders of the Senior Secured Notes; (iii) new common stock initially representing a 5% interest in the Company and warrants will be issued to the holders of unsecured claims including the holders of the Senior Subordinated Notes, contingent upon their acceptance of the Plan; and (iv) existing common and preferred equity interests will not receive or retain any interest or property under the Plan.

The Plan also provides for a substantive consolidation of the legal entities of which the Company is comprised. Under this provision of the plan, RBX Group, Inc. (the "Predecessor" and former parent of RBX Corporation) will be merged into RBX Corporation (the "Successor"), with RBX Corporation the surviving entity. RBX Corporation's subsidiaries will be merged into one legal entity, Rubatex Corporation, and Rubatex Corporation's name will be changed to RBX Industries, Inc.

On July 12, 2001, the Virginia Bankruptcy Court confirmed the Company's plan of reorganization and such order was signed by the Virginia Bankruptcy Court Judge on July 17, 2001. The Company emerged from bankruptcy effective August 27, 2001 concurrent with the closing of an exit financing package which provides for a $35 million revolving credit facility and a $10 million term loan.

Fresh-Start Accounting (unaudited)

As of August 27, 2001, the Successor adopted fresh-start accounting in accordance with Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," (SOP 90-7). Implementation of

                                 RBX GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


fresh-start accounting resulted in material changes to the condensed consolidated balance sheet, including valuation of assets at fair value in accordance with principles of the purchase method of accounting, valuations of liabilities pursuant to provisions of the plan of reorganization and valuation of equity based on a valuation of the business prepared by the independent financial advisors of the Company. In adopting fresh-start accounting, the Successor was required to determine its enterprise value, which represents the fair value of the Successor before considering its non-operating liabilities.

The Company's emergence from bankruptcy and the adoption of fresh-start accounting resulted in the following adjustments to the Company's unaudited condensed consolidated balance sheet as of August 27, 2001:


                                                         Reorganization Fresh-Start
                                             Predecessor  Adjustments  Adjustments  Successor
                                             -----------  -----------  -----------  ---------
Cash and cash equivalents ................   $     567    $       -    $       -    $     567
Accounts receivable, net .................      25,281            -            -       25,281
Inventories ..............................      21,789            -            -       21,789
Prepaid and other current assets .........       2,938            -            -        2,938
                                             ---------    --------     ---------    ---------

Total current assets .....................      50,575            -            -       50,575

Property, plant and equipment, net .......      44,902            -        7,719       52,621
Intangible assets ........................           -            -       18,058       18,058
Other assets .............................           -            -        6,780        6,780
                                             ---------    --------     ---------    ---------

Total assets .............................   $  95,477$           -    $  32,557    $ 128,034
                                             =========    =========    =========    =========


Accounts payable .........................   $   8,340$           -    $       -    $   8,340
Accrued liabilities ......................      17,210            -            -       17,210
Current portion of postretirement
     benefit obligation...................       2,810            -            -        2,810
Current portion of long-term debt ........       2,000            -            -        2,000
                                             ---------    --------     ---------    ---------

Total current liabilities ................      30,360            -            -       30,360

Long-term debt ...........................      37,640            -            -       37,640
Postretirement benefit obligation ........      30,164            -       (1,993)      28,171
Pension benefit obligation ...............       8,879            -        6,119       14,998
Other liabilities ........................       1,704            -            -        1,704
Liabilities subject to compromise ........     218,316     (218,316)           -            -
                                             ---------    --------     ---------    ---------

Total liabilities ........................     327,063     (218,316)       4,126      112,873

Redeemable preferred stock ...............       8,534            -       (8,534)           -

Common stock .............................           5            -           (4)           1
Additional paid-in capital ...............      45,386            -      (30,226)      15,160
Retained earnings (accumulated deficit) ..    (285,511)     218,316       67,195            -
                                             ---------    --------     ---------    ---------

Total stockholders equity (deficit) ......    (240,120)     218,316       36,965       15,161
                                             ---------    --------     ---------    ---------

Total liabilities and stockholders' equity   $  95,477    $       -    $  32,557    $ 128,034
                                             =========    =========    =========    =========

                                 RBX GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The "fresh-start adjustments" reflected above as of August 27,2001 reflect the valuation of the Company prepared by an independent financial advisor retained by the Company to prepare a valuation as of that date for the purpose of fresh-start accounting. This valuation differs from the valuation contained in the disclosure statement in support of second amended joint plan of reorganization of RBX Group, Inc. and its subsidiaries (the "Disclosure Statement") approved by the bankruptcy court which was performed as of an earlier date. The valuation for fresh-start accounting purposes utilizes different assumptions which resulted in a higher enterprise value than the valuation contained in the Disclosure Statement and in an equity value within the range of equity values contained in the Disclosure Statement.

As a result of the Company's emergence from Chapter 11, all of the federal net operating loss carryforwards and certain other tax attributes available to the Company were eliminated by the cancellation of indebtedness income recognized. Additionally, the state net operating loss carryforwards were reduced to approximately $61.1 million by the cancellation of indebtedness income recognized.

The nature of the more significant reorganization adjustments are discussed in further detail below:

Liabilities subject to compromise - The Predecessor eliminated $218,316 of liabilities subject to compromise. These liabilities subject to compromise included accounts payable and accrued expenses totaling $16,656, subordinated notes and related accrued interest totaling $112,904, secured notes and related accrued interest totaling $85,792 and accrued management fees and related interest totaling $2,964. The elimination of these liabilities subject to compromise resulted in recognition of gain on cancellation of debt totaling $218,316 which has been reflected as an extraordinary item in the statement of operations of the Predecessor for the eight months ended August 27, 2001. Recurring expenses included in the statement of operations for the year ended December 31, 2000 that were eliminated as a result of the Company's emergence from Chapter 11 included reorganization items that would not have been incurred had the reorganization occurred on January 1, 2000 totaling $27,806, interest expense on the Predecessor's Indebtedness (other than revolving debt) of $22,030 and interest expense for amortization of associated deferred financing costs of $1,223.

The nature of the more significant fresh-start adjustments are discussed in further detail below:

Property, plant and equipment, net - The Successor obtained a third party valuation for its property, plant and equipment. The property, plant and equipment adjustment includes a $7,719 fair market value adjustment required to value the property, plant and equipment of the Successor at the appraised amount. The adjustment to value the property, plant and equipment at the appraised amount resulted in recognition of income in the amount of $7,719 which has been included in reorganization items in the statement of operations of the Predecessor for the eight months ended August 27, 2001.

Intangible assets - Intangible assets consist of the fair value of trademark/tradename assets in the amount of $9,800 determined by a third party valuation. The remaining intangible assets of $8,258 consist of excess enterprise value after adjusting the identifiable assets to fair value and considering the present value of long-term debt and other long-term obligations. The adjustment to record the intangible assets at the appraised amount resulted in recognition of income in the amount of $18,058 which has been included in reorganization items in the statement of operations of the Predecessor for the eight months ended August 27, 2001.

Other assets - Certain assets which will not be used in the Successor's operations have been classified as assets held for sale and included in other assets. The Successor obtained a third party valuation of such assets in connection with the aforementioned valuation of property, plant and equipment. The other assets adjustment includes a $6,780 fair market value adjustment required to reflect assets held for sale at the appraised amount. The adjustment to value the other assets at the appraised amount resulted in recognition of income in the amount of $6,780 which has been included in reorganization items in the statement of operations of the Predecessor for the eight months ended August 27, 2001.

Postretirement benefit obligation - The Successor obtained an actuarial valuation from an independent third party to determine the postretirement benefit obligation for fresh-start accounting purposes. As a result of the valuation, an adjustment in the amount of $1,993 was made to reduce the Company's postretirement benefit obligation as of

                                 RBX GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


August 27, 2001. The adjustment to reduce the postretirement benefit obligation resulted in recognition of income in the amount of $1,993 which has been included in reorganization items in the statement of operations of the Predecessor for the eight months ended August 27, 2001.

Pension benefit obligation - The Successor obtained an actuarial valuation from an independent third party to determine the pension benefit obligation for fresh-start accounting purposes. As a result of the valuation an adjustment in the amount of $6,119 was made to increase the pension benefit obligation as of August 27, 2001. The adjustment to increase the pension benefit obligation resulted in recognition of expense in the amount of $6,119 which has been included in reorganization items in the statement of operations of the Predecessor for the eight months ended August 27, 2001.

Redeemable preferred stock - The adjustment totaling $8,534 reflects the elimination of the Predecessor's redeemable preferred stock.

Stockholders' equity (deficit) - The adjustments reflect the elimination of the Predecessor's common stock, accumulated deficit (after taking into account the impact of the reorganization adjustments discussed above and the fresh-start revaluation), and the adjustment to reflect the Successor's total enterprise value of $100,780.

2.  Financial Statement Presentation and Going Concern Matters

The consolidated financial statements have been prepared on a going-concern basis and in accordance with AICPA Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). The Chapter 11 Case, related circumstances, and the losses from operations raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The ability of the Company to remain a going concern and the appropriateness of the going concern basis is dependent upon, among other things, confirmation of a plan of reorganization under the Bankruptcy Code, future profitable operations, and the ability to generate sufficient cash from operations and financing sources to meet obligations.

Management believes that the plan of reorganization, approved by the Virginia Bankruptcy Court, will provide sufficient liquidity to allow the Company to continue as a going concern; however, there can be no assurance that the sources of liquidity will be available or sufficient to meet the Company's needs. The plan of reorganization confirmed by the Virginia Bankruptcy Court will materially change the amounts currently recorded in the consolidated financial statements (See Note 1). The consolidated financial statements do not give effect to adjustments to the carrying value of assets or amounts and classifications of liabilities that will be necessary as a result of the Chapter 11 Case.

The accompanying consolidated financial statements include the accounts of RBX Group, Inc., RBX Corporation (both non-operating holding companies), and RBX Corporation's wholly owned subsidiaries. RBX Corporation's subsidiaries, Rubatex Corporation ("Rubatex"), OleTex, Inc., Groendyk Mfg Co., Inc., Midwest Rubber Custom Mixing Corp. ("Midwest"), and Hoover-Hanes Rubber Custom Mixing Corp., operate manufacturing facilities which are located in the southeastern United States, Ohio, and Illinois. RBX Corporation's subsidiaries also include Waltex Corporation, UPR Disposition, Inc., and Universal Rubber Company, which are inactive legal entities with no operations.

RBX Group, Inc. and RBX Corporation are holding companies with no assets or operations other than RBX Corporation's investments in its subsidiaries. Management has determined that separate financial statements of the guarantor subsidiaries would not be material to an investor. Accordingly, separate financial statements of the guarantor subsidiaries have not been presented.

3.  Nature of the Business

                                 RBX GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


Through its operating subsidiaries, the Company manufactures rubber and plastics products which are used in a wide range of applications including athletic equipment, sports medicine wraps, neoprene wetsuits, hardware center products, other consumer products, automotive components, insulation for refrigeration and air conditioning systems, and other industrial products.

4.  Significant Accounting Policies

Principles of Consolidation - The accounts of the Company and its subsidiaries are included in the consolidated financial statements after elimination of significant intercompany transactions and profits and losses.

Cash and Cash Equivalents - The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The carrying amount of cash equivalents approximates fair value because of the short maturity of those investments.

Inventories - Inventories are valued at the lower of cost or market. Cost is determined under the first-in, first-out (FIFO) method and includes material, labor and overhead. The Company periodically evaluates the need to record adjustments for impairment of inventory. Inventory in excess of the Company's estimated usage requirements is written down to its estimated net realizable value. Inherent in the estimates of net realizable value are management's estimates related to the Company's future manufacturing schedules, customer demand, possible alternative uses and ultimate realization of inventory.

Property, Plant and Equipment - Property, plant and equipment is stated at cost net of accumulated depreciation. Depreciation of plant and equipment is provided by the straight-line method over the estimated useful lives of the related assets, ranging from 20-40 years for buildings and improvements and 3-14 years for machinery and equipment.

Goodwill and Other Intangible Assets - As discussed in Note 16, the Company wrote off the remaining carrying value of its goodwill and other intangible assets in September of 1998. Prior to that date, the Company amortized its acquired goodwill on a straight-line basis over 40 years. Customer lists were amortized on a straight-line basis over 18 - 25 years.

Asset Impairment - The Company assesses impairment of long-lived assets such as property, plant and equipment and goodwill whenever changes or events indicate that the carrying value may not be recoverable. Long-lived assets are written down to estimated fair value if the sum of the expected future undiscounted cash flows is less than the carrying amount.

Deferred Financing Costs - Deferred financing costs are amortized using the effective interest method over the life of the related debt.

Fair Value of Financial Instruments - The Company generally uses quoted market prices to determine the fair value of its indebtedness. If quoted market prices are not available, management estimates fair value based on the present value of estimated future cash flows using a discount rate commensurate with the risks involved. The carrying amounts of other assets and liabilities qualifying as financial instruments approximate fair value.

Revenue - Revenue is recognized when products are shipped to customers. Sales returns and allowances are treated as a reduction to sales and are provided based on historical experience and current estimates.

Research and Development - Research and development expenditures, which are expensed as incurred, were approximately $3,530, $3,459 and $2,995 for the years ended December 31, 1998, 1999 and 2000, respectively.

Income Taxes - The Company accounts for income taxes using the liability method, whereby deferred tax liabilities and assets are determined based on the temporary differences between the financial statement and tax bases of assets

                                 RBX GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

and liabilities by applying enacted statutory tax rates applicable to future years in which the differences are expected to reverse.

Business and Credit Concentrations - The Company's customers are not concentrated in any specific geographic region or any specific industry. No single customer accounts for more than 5% of the Company's sales. Generally, the Company's accounts receivable are not comprised of more than 5% from a single customer; however, as of December 31, 2000, the Company had accounts receivable from one customer that comprised approximately 11% of gross accounts receivable. The Company reviews a customer's credit history before extending credit. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the balance sheets and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Comprehensive Income - The Company had no items of comprehensive income to report in 1998, 1999 or 2000.

New Accounting Standards - Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," is effective for all fiscal years beginning after June 15, 2000. SFAS 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Under SFAS 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. The Company will adopt SFAS 133 effective January 1, 2001. Management does not expect the adoption of SFAS 133 to have a significant impact on the financial position, results of operations, or cash flows of the Company.

SFAS 141, "Business Combinations," is effective for all business combinations initiated after June 30, 2001. SFAS 141 also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. SFAS 141 addresses financial accounting and reporting for business combinations. All business combinations in the scope of SFAS 141 are to be accounted for using one method - the purchase method. While SFAS 141 supersedes APB Opinion No. 16, "Business Combinations," (APB 16) it carries forward without reconsideration the guidance in APB 16 and certain of its amendments and interpretations related to the application of the purchase method of accounting, including allocation of the cost of an acquired entity to assets acquired and liabilities assumed. Management does not expect the adoption of SFAS 141 to have a significant impact on the financial position, results of operations, or cash flows of the Company.

SFAS 142, "Goodwill and Other Intangible Assets," is effective for fiscal years beginning after December 15, 2001 except that goodwill and intangible assets acquired after June 30, 2001, will be subject immediately to the nonamortization and amortization provisions of SFAS 142. SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. SFAS 142 also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Management does not expect the adoption of SFAS 142 to have a significant impact on the financial position, results of operations, or cash flows of the Company.

SFAS 143, "Accounting for Asset Retirement Obligations," is effective for fiscal years beginning after June 15, 2002. SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) normal use of the asset. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If

                                 RBX GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

the obligation is settled for other than the carrying amount of the liability, an entity would recognize a gain or loss on settlement. Management does not expect the adoption of SFAS 143 to have a significant impact on the financial position, results of operations, or cash flows of the Company.

SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. The provisions of SFAS 144 generally are to be applied prospectively. SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 supersedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of;" however, it retains many of the fundamental provisions of SFAS
121. SFAS 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. However, it retains the requirement in APB 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Management does not expect the adoption of SFAS 144 to have a significant impact on the financial position, results of operations, or cash flows of the Company.

Reclassifications - Certain amounts from prior periods have been reclassified to conform to the current period presentation.

5.  Inventories

Components of inventory are as follows:
                                                             1999          2000
                                                          ---------    ---------
 Raw materials........................................... $  11,448    $  10,286
 Work-in-process.........................................     3,448        2,186
 Finished goods..........................................    11,276       11,460
                                                          ---------    ---------
                                                          $  26,172    $  23,932
                                                          =========    =========

6.  Property, Plant and Equipment

Major classes of property, plant and equipment are as follows:

                                                            1999          2000
                                                          --------       ------
Land....................................................  $  1,132     $  1,310
Buildings and improvements..............................    23,437       18,449
Machinery and equipment.................................    71,486       49,752
Construction-in-progress................................     2,229          423
                                                          --------       ------
                                                            98,284       69,934
Less: accumulated depreciation..........................    29,852       23,194
                                                          --------     --------
                                                          $ 68,432     $ 46,740
                                                          ========     ========

As of December 31, 2000, the Company recognized a loss on impairment of long-lived assets in connection with Rubatex's Bedford plant (See Note 15 for discussion of reorganization items).

                                 RBX GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


7.  Other Assets

Other assets are comprised of the following:

                                                        1999              2000
                                                       ------         ----------
Deferred financing fees ......................         $8,465         $        -
Less: accumulated amortization ...............          3,483                  -
                                                       ------         ----------
                                                        4,982                  -
Equity investment, net .......................          1,275                  -
                                                       ------         ----------
                                                       $6,257         $        -
                                                       ======         ==========


As of December 31, 2000, the Company wrote off the unamortized balance of deferred financing fees and reserved its equity investment (See Note 15 for discussion of reorganization items).

8.  Accrued Liabilities

Major components of accrued liabilities are as follows:

                                                            1999         2000
                                                         ---------    ---------
Interest................................................ $   9,152    $     347
Personnel related excluding vacation....................     4,495        3,731
Vacation................................................     2,791        2,756
Management fees.........................................     1,821            -
Other...................................................     5,549        5,300
                                                         ---------    ---------
                                                         $  23,808    $  12,134
                                                         =========    =========

9.  Debt

Debt of the Company is as follows:
                                                         1999              2000
                                                       --------         --------
Revolving credit facility ....................         $ 15,250         $ 23,750

Senior secured notes (1) .....................          100,000                -
Senior subordinated notes (1) ................          100,000                -
Promissory note ..............................            5,000                -
Other ........................................              245                -
                                                       --------         --------
                                                        220,495           23,750
Less: current portion ........................              245           23,750
                                                       --------         --------
                                                       $220,250         $      -
                                                       ========         ========



(1) Reclassified to liabilities subject to compromise as of the Petition Date (See Note 10).

Senior Secured Notes - On December 11, 1997, RBX Corporation sold $100 million in 12.00% Senior Secured Notes (the "Secured Notes") due January 15, 2003, pursuant to Rule 144A under the Securities Act of 1933. The Secured Notes are collateralized by (i) a first priority lien on a substantial portion of the owned and leased manufacturing facilities and on substantially all of the equipment and general intangibles, including trademarks and patents, (ii) a second priority lien on inventory, receivables and general intangibles (to the extent related to inventory

                                 RBX GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


and receivables) and (iii) a first priority lien on all of the capital stock of RBX Corporation's existing and future subsidiaries. Interest is payable semi-annually on January 15 and July 15 of each year. The Secured Notes may be redeemed after 1999 at a redemption premium. The proceeds from the issuance of the Secured Notes were used to repay previously existing indebtedness and pay issuance costs.

The Company exchanged the Secured Notes for a new issue of debt securities of RBX Corporation (the "New Secured Notes") registered under the Securities Act of 1933. The terms of the New Secured Notes are substantially identical to those of the Secured Notes.

The Company discontinued making interest payments in connection with the Secured Notes beginning with the payment due July 15, 2000; accordingly, the Company is in default with respect to the Secured Notes.

Accrued but unpaid prepetition interest related to this indebtedness as of the Petition Date was $10,792 and is classified on the December 31, 2000 consolidated balance sheet as liabilities subject to compromise.

Senior Subordinated Notes - On October 16, 1995, RBX Corporation sold $100 million in 11.25% Senior Subordinated Notes (the "Subordinated Notes") due October 15, 2005, pursuant to Rule 144A under the Securities Act of 1933. The Subordinated Notes are general unsecured obligations subordinated in right of payment to all other senior indebtedness of the Company. Interest is payable semi-annually on April 15 and October 15 of each year, commencing in 1996. The Subordinated Notes may be redeemed after October 14, 2000 at a redemption premium.

The Company exchanged the Subordinated Notes for a new issue of debt securities of RBX Corporation (the "New Subordinated Notes") registered under the Securities Act of 1933. The terms of the New Subordinated Notes are substantially identical to those of the Subordinated Notes.

The Company discontinued making interest payments in connection with the Subordinated Notes beginning with the payment due April 15, 2000; accordingly, the Company is in default with respect to the Subordinated Notes.

Accrued but unpaid prepetition interest related to this indebtedness as of the Petition Date was $12,904 and is classified on the December 31, 2000 consolidated balance sheet as liabilities subject to compromise.

Revolving Credit Facility - On December 11, 1997, the Company entered into a credit agreement (the "Credit Agreement") which provides for a $25 million revolving credit facility (the "Revolving Credit Facility") subject to a borrowing base formula and scheduled to mature in December 2001. As of December 31, 1999 and 2000, $1.1 million of the Revolving Credit Facility was reserved for irrevocable standby letters of credit primarily in connection with the Company's casualty insurance program. The Company's indebtedness under the Credit Agreement is guaranteed by RBX Corporation and its existing and future subsidiaries and is collateralized by a first priority interest in all accounts receivable, inventory, and general intangibles (to the extent related to accounts receivable and inventory). Indebtedness under the Revolving Credit Facility bears interest at market rates. As of December 31, 1999 and 2000, the interest rates in effect were 10.0% and 11.0%, respectively.

In April 2000, the Company exhausted its borrowing capacity under the Revolving Credit Facility and has subsequently relied on operating cash flows to sustain its operations through December 31, 2000. The Company is in default with respect to the Revolving Credit Facility because it did not maintain certain covenants and due to cross-default provisions; however, the Company has continued to pay interest and fees in connection with the revolver when due.

The Company believes that there is insufficient collateral to cover the interest with respect to its note obligations; accordingly, the accrual of such interest was discontinued for the period subsequent to the Petition Date. Contractual interest expense on such obligations was $25,940 for the year ended December 31, 2000 compared to reported interest expense exclusive of amortization of deferred financing fees of $24,440 for that same period.

Promissory Note - On June 10, 1996, the Company issued a $5,000 unsecured note in connection with the purchase of certain assets for use in the Company's manufacturing operations. The note provided for interest to be paid at 11.75% on a semiannual basis. Due to a dispute with the note holder over, among other things, the condition of the

                                 RBX GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

assets purchased, the Company discontinued making interest payments after 1997. The $5,000 obligation including accrued interest thereon of $1,454 was settled in 2000 for $250. An extraordinary gain on extinguishment of debt of $6,204 was reflected in the 2000 statement of operations in connection with the settlement of this indebtedness.

10.  Liabilities Subject to Compromise

Liabilities subject to compromise include certain obligations incurred prior to the Petition Date. These amounts represent the Company's estimate of known or potential claims to be resolved in connection with the Chapter 11 Case. The principal categories of claims classified as liabilities subject to compromise are identified below. These amounts may be subject to future adjustment depending on the actions of the bankruptcy court, further developments with respect to potential disputed claims, determination as to the value of any collateral securing claims, or other events. Additional liabilities subject to compromise may arise subsequent to the Petition Date resulting from the Company's rejection of executory contracts. The liabilities subject to compromise as of December 31, 2000 are as follows:

     Senior secured notes......................................  $100,000
     Senior subordinated notes.................................   100,000
     Accrued interest..........................................    23,696
     Accounts payable..........................................    24,195
     Accrued expenses..........................................     5,972
                                                                 --------
                                                                 $253,863
                                                                 ========

11.  Income Taxes

The Company files a consolidated income tax return. Significant components of income taxes are as follows:

                                             1998         1999         2000
                                            -------    ----------     -------
    Current:
        Federal..........................   $     -      $     -      $     -
        State............................        85         (125)          26
                                            -------    ----------     -------
                                                 85         (125)          26
                                            -------    ----------     -------
    Deferred:
        Federal..........................         -            -            -
        State............................         -            -            -
                                            -------    ----------     -------
                                            $    85    $     (125)    $    26
                                            =======    ==========     =======

                                 RBX GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Temporary differences giving rise to significant components of the Company's deferred tax assets and liabilities are as follows:

                                                      1999         2000
                                                   ----------    ---------
   Deferred tax liabilities:
       Accumulated depreciation................... $    6,548   $      531
       Contractual interest.......................          _          600
                                                   -----------  ----------

                                                        6,548        1,131

   Deferred tax assets:
       Employee benefits..........................     13,273       13,320
       Net operating loss carryforwards...........     37,721       46,727
       Alternative minimum tax credits............      6,529        6,529
       Accumulated amortization...................      5,684        5,191
       Pension benefits...........................      3,077        3,126
       Other......................................      1,896        5,961
                                                   ----------    ---------

                                                       68,180       80,854
   Valuation allowance............................    (61,632)     (79,723)
                                                   ----------    ---------

                                                        6,548        1,131
                                                   ----------    ---------

   Deferred income taxes.......................... $        -   $        -
                                                   ==========   ==========


Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that temporary differences and carryforwards are expected to be available to reduce taxable income. The Company periodically evaluates its deferred tax asset to determine the need for a valuation allowance given the Company's expectations with respect to future taxable income as well as the expiration dates of the Company's net operating loss carryforwards. A valuation allowance has been established for net deferred tax assets since it is more likely than not that the net deferred tax assets will not be realized.

The reconciliation of income taxes computed at the Federal statutory tax rate to actual income tax expense is as follows:

                                                          1998         1999          2000
                                                        --------     --------      --------
   Federal statutory rate                                  (34.0)%     (34.0)%        (34.0)%
   Effect of:
       Change in valuation allowance...................     23.0        33.2           31.2
       Loss on impairment of long-lived assets.........     10.7           -              -
       State taxes, net of federal benefit.............        -        (0.7)             -
       Amortization of goodwill........................      0.2           -              -
       Nondeductible reorganization fees...............        -           -            2.7
       Other...........................................      0.1         0.4            0.1
                                                        --------     --------      --------
                                                              -%        (1.1)%           -%
                                                        ========     ========      ========


The Company has net operating loss carryforwards of approximately $121.9 million for federal income tax purposes. Such carryforwards expire as follows: 2010 - $2.6 million; 2011 - $14.3 million; 2012 - $19.9 million; 2018 - $39.4 million;
and 2020 - $26.8 million. The Company also has approximately $6.5 million of alternative minimum tax credits which can be carried forward indefinitely. Under the proposed plan of reorganization, both the net operating loss carryforwards and the tax credit carryforwards will likely be utilized to offset income from the cancellation of debt. (See Note 1 for further discussion).

                                 RBX GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


12. Pension and Other Postretirement Benefits

The Company sponsors certain qualified and nonqualified pension plans and other postretirement benefit plans for employees. The following table provides a reconciliation of the changes in the plans' benefit obligations and fair value of assets as well as information with respect to the plans' funded status.

                                                          Pension Benefits            Other Benefits
                                                          ----------------            --------------
                                                          1999         2000          1999         2000
                                                        --------     --------      --------     --------
     Reconciliation of benefit obligation:
     Obligation, beginning of year...................... $45,873     $ 43,884      $ 28,107     $ 27,308
     Service cost.......................................   1,270        1,090           564          510
     Interest cost......................................   3,133        3,309         1,969        2,121
     Plan amendments....................................       -            8             -            -
     Actuarial (gain) loss..............................  (3,084)       2,553          (933)       2,410
     Benefit payments...................................  (3,308)      (4,073)       (2,399)      (2,831)
     Reclassification of supplemental executive
     retirement plan to liabilities subject to
     compromise.........................................       -       (1,598)            -            -
                                                        --------     --------      --------     --------

     Obligation, end of year............................  43,884       45,173        27,308       29,518
                                                        --------     --------      --------     --------

     Reconciliation of fair value of plan assets:

     Fair value of plan assets, beginning of year.......  40,324       42,583             -            -
     Actual return on plan assets.......................   4,028          663             -            -
     Company contributions..............................   1,539          219         2,399        2,831
     Benefit payments...................................  (3,308)      (4,073)       (2,399)      (2,831)
                                                        --------     --------      --------     --------

     Fair value of plan assets, end of year.............  42,583       39,392             -            -
                                                        --------     --------      --------     --------

     Funded status:
     Funded status......................................  (1,301)      (5,781)      (27,308)     (29,518)
     Unrecognized net gain..............................  (7,055)      (1,031)       (5,874)      (3,347)
     Unrecognized prior service cost....................     713          652             -            -
                                                        --------     --------      --------     --------

     Accrued benefit liability.......................... $(7,643)    $ (6,160)     $(33,182)    $(32,865)
                                                        ========     ========      ========     ========

The following table provides the components of net periodic benefit cost for the plans:

                                                        Pension Benefits                                Other Benefits
                                                        ----------------                                --------------
                                             1998           1999             2000           1998            1999            2000
                                           -------         -------         -------         -------         -------         -------
Service cost ......................        $ 1,271         $ 1,270         $ 1,090         $   461         $   564         $   510
Interest cost .....................          3,093           3,133           3,309           1,921           1,969           2,121
Expected return on plan assets ....         (3,455)         (3,733)         (3,894)              -               -               -
Amortization:
    Unrecognized net (gain) loss ..              2             (17)           (239)           (277)            (64)           (117)
    Unrecognized prior service cost             70              68              69               -               -               -
                                           -------         -------         -------         -------         -------         -------
Net periodic benefit cost .........            981             721             335           2,105           2,469           2,514
Effect of curtailments ............           (241)              -               -            (440)              -               -
                                           -------         -------         -------         -------         -------         -------
Net periodic benefit cost after
curtailments ......................        $   740         $   721         $   335         $ 1,665         $ 2,469         $ 2,514
                                           =======         =======         =======         =======         =======         =======

                                 RBX GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Prior service costs are amortized using the straight line method over the average remaining service period of employees expected to receive benefits under the plans. Gains and losses in excess of 10% of the greater of the benefit obligation and market value of assets are also amortized over the average remaining service period of employees expected to receive benefits under the plans.

The assumptions used in the measurement of the Company's benefit obligation are shown in the following table:

                                                                 1999      2000
                                                                 ----      ----
     Weighted average assumptions as of December 31:
         Discount rate.......................................    7.75%     7.75%
         Expected return on plan assets......................    9.50%     9.50%
         Rate of compensation increase.......................    4.00%     4.75%

For measurement purposes, a 5% annual rate of increase of covered health care benefits was assumed for 2000.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

                                                                         1% Increase      1% Decrease
                                                                         -----------      -----------
        Effect on total of service and interest cost components of
            net periodic postretirement health care benefit cost.......     $  197         $  (162)
        Effect on the health care component of the accumulated
            postretirement benefit obligation..........................      1,640          (1,394)


Certain of the Company's hourly and salaried employees participate in defined contribution plans to which they contribute each month and which may be matched in part by the Company in accordance with plan provisions and terms established in various collective bargaining agreements. Company contributions related to these plans were approximately $993, $895 and $740 for the years ended December 31, 1998, 1999 and 2000, respectively.

13.  Contingencies

On September 10, 1999, the contract with the primary union at the Company's Bedford, Virginia plant expired, and the union went on strike. On June 19, 2000, the union members returned to work under the provisions of the old contract and on March 27, 2001, union members ratified a new contract with the Company which is to be implemented immediately. In connection with the agreement, the union has agreed to drop several unfair labor practices charges which it had filed with the National Labor Relations Board.

The Company and its subsidiaries are involved in various suits and claims in the normal course of business. In the opinion of management, after consultation with counsel, the ultimate liabilities and losses, if any, that may result from such suits and claims will not have a material effect on the financial position, and results of operations or liquidity of the Company.

The Company is subject to federal, state and local environmental laws which regulate air and water emissions and discharges; the generation, storage, treatment, transportation and disposal of solid and hazardous waste; and, the release of hazardous substances, pollutants and contaminants into the environment. In addition, in some circumstances, the Company is responsible for the environmental condition of the property prior to transfer or sale to the Company. The Company is involved in various environmental remediation activities resulting from past operations, including designation as a potentially responsible party, with others, at various EPA designated Superfund sites. In developing its estimate of environmental remediation costs, the Company considers, among other things, currently available technological solutions, alternative cleanup methods and risk-based assessments of the contamination, and estimates developed by independent environmental consultants. The Company does not maintain insurance coverage for environmental matters and does not anticipate recoveries from other potentially responsible third parties.

                                 RBX GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



Amounts have been recorded which, in management's best estimate, will be sufficient to satisfy anticipated costs of known remediation requirements. At December 31, 2000, approximately $2.2 million for estimated environmental remediation costs was accrued of which $0.8 million relates to estimated costs to remove underground storage tanks; substantially all of this amount is included in long-term liabilities. Expenditures relating to costs currently accrued are expected to be made over the next 5 to 10 years. As a result of factors such as the continuing evolution of environmental laws and regulatory requirements, the availability and application of technology, the identification of presently unknown remediation sites, estimated costs for future environmental compliance and remediation are necessarily imprecise, and it is not possible to predict the amount or timing of future costs of environmental remediation requirements which may subsequently be determined. Based upon information presently available, such future costs are not expected to have a material adverse effect on the Company's competitive or financial position or its ongoing results of operations. However, such costs could be material to results of operations in a future period.

14.  Preferred Stock

The Company's Series A Preferred Stock accrues dividends on a daily basis at a rate of 6% per annum based on a liquidation value of $100 per share. If not redeemed earlier, the preferred stock is subject to mandatory redemption at an amount equal to the liquidation value plus all accrued and unpaid dividends on November 1, 2006. The preferred stock is subject to accretion over the period from the date of issuance to the mandatory liquidation date using the interest method; however, the Company has discontinued accretion as of the Petition Date, due to uncertainty associated with its redemption in connection with the Company's plan of reorganization. The accrual of the dividend was also discontinued for the period subsequent to the Petition Date.

15.  Reorganization Items

Reorganization items have been segregated from the results of normal operations and are presented separately in the financial statements. As of December 31, 2000, reorganization items were comprised of the following:

      Loss on impairment of long-lived assets...................    $16,173
      Write off of deferred financing fees......................      3,759
      Professional fees related to the reorganization...........      4,050
      Reserve equity investment.................................      1,567
      Other.....................................................      2,257
                                                                  ---------
                                                                    $27,806
                                                                  =========

Loss on impairment of long-lived assets - In connection with its plan of reorganization, the Company intends to rationalize operations at its Bedford plant which will likely include a reduction in manufacturing activities performed at the plant and may include the complete elimination of such operations. As a result, the Company has reassessed the carrying values of the long-lived assets related to the Bedford plant and determined that there was an impairment; accordingly, a loss on impairment of the long-lived assets of $16,173 was recorded as of December 31, 2000.

Deferred financing fees - Deferred financing fees were written off as of the Petition Date in order to adjust the carrying value of the Company's indebtedness to the expected allowed amount of the related claim.

Equity investment - Effective December 31, 1999 the Company acquired a non-controlling financial interest in a venture established to manufacture and distribute certain extruded foam products. In connection with its plan of reorganization the Company reassessed the carrying value of the investment in light of its inability to provide the venture with sufficient funding to continue its operations. Accordingly, provision was made for a full reserve against the investment as of December 31, 2000.

                                 RBX GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


Other - Other reorganization items are comprised primarily of charges related to contractual obligations associated with the abandonment of certain construction projects.

During 2000, the Company made cash payments of $3,251 for professional fees incurred in connection with the reorganization.

16.  Special Charges

Introduction

On July 7, 1998, the Company announced the resignation of Frank H. Roland, Chief Executive Officer and President and named Theodore C. Rogers, of American Industrial Partners, as the new Chief Executive Officer and President. Simultaneously, the Company announced that its senior management team had been reorganized into The Office of the President, which is comprised of three Senior Vice Presidents who will run the Company under Mr. Rogers' direction. Management began the implementation of a reorganization plan designed to allow the Company to better serve its customers, take advantage of market opportunities, and reduce its operating costs.

The actions which were taken include: (i) the reduction of the workforce by approximately 300 employees; (ii) the closure and sale of certain warehouse facilities to generate cash and reduce costs; (iii) the sale of the business and substantially all assets excluding land and buildings of Universal Polymer & Rubber, Inc. ("Universal") to generate cash and reduce operating losses; (iv) the reduction of inventory levels and other working capital requirements; (v) the merger of certain operations; and (vi) the reorganization of the field sales force from a plant based to a market based structure.

In connection with the reorganization of the Company's operations, the following special charges were recorded.

     Loss on impairment of long-lived assets ...............        $101,449
                                                                    --------

     Charges included in cost of goods sold:
         Inventory write downs .............................           7,614
         Severance and other personnel related charges .....           2,659
         Other .............................................             244
                                                                    --------
                                                                      10,517
                                                                    --------
     Charges included in selling, general and administrative
     costs:
         Severance and other personnel related charges .....           1,522
         Accounts receivable write downs ...................             857
         Other .............................................             590
                                                                    --------
                                                                       2,969
                                                                    --------
     Write-off of start-up costs ...........................           4,952
                                                                    --------
                                                                    $119,887
                                                                    ========

Loss on impairment of long-lived assets

Due to a variety of factors including decreased sales levels, the poor performance of Rubatex's Conover plant and the resulting impact on the Company's liquidity and financial position, the sale of the Universal business, as well as management's reassessment of the Company's expected future cash flows, the Company evaluated the carrying value of its long-lived assets and determined that such assets were impaired. Accordingly, the Company recorded a loss on

                                 RBX GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


impairment of long-lived assets totaling $101,449 which is comprised primarily of the write off of intangibles of $89,429 and write down of property, plant and equipment at Conover and Universal of $10,988.

On September 22, 1998, the Company completed the sale of the business and substantially all of the assets (excluding land and buildings) of Universal, a subsidiary that was engaged primarily in manufacturing solid molded rubber products and certain small-profile rubber extrusions. Cash proceeds of $3,500 were received in connection with the sale, with $2,927 of such proceeds used to reduce indebtedness under the Company's revolving credit facility and the remaining $573 representing restricted cash. The land and buildings were leased to the purchaser under a renewable five-year lease. The loss related to Universal, which has been included in the loss on impairment of long-lived assets, totaled $11,726 with $11,098 of this amount recognized in the second quarter of 1998 and the remainder recognized in the third quarter of 1998. The sale of this unprofitable subsidiary was the result of management's efforts to focus the Company on its core business and the determination that Universal's business was not a strategic fit with the Company's other operations.

Based on Conover's poor performance and management's revised expectations with respect to future cash flows from Conover's operations, the Company reassessed the carrying values of the long-lived assets related to Conover and determined that there was an impairment; accordingly, a loss on impairment of $39,171 was recorded in the third quarter of 1998 which is comprised of the write off of allocated intangibles of $31,278 and the write down of property, plant and equipment of $7,893.

The Company has continually evaluated whether events and circumstances have occurred that would indicate that the remaining balance of goodwill and other intangible assets may not be recoverable. Due to the Company's poor operating performance and the resulting reorganization actions undertaken by management, the Company recently performed an in-depth evaluation of the carrying value of its intangible assets.

In connection with this evaluation, the Company elected to change its method of measuring impairment under APB Opinion No. 17 "Intangible Assets," from an undiscounted cash flow approach to a fair value approach based on discounted cash flows effective September 30, 1998. The Company believes that a fair value approach is preferable in that such method more closely approximates the fair value of its intangible assets and the related measurement of impairment. Using this method, the Company will estimate enterprise value using a discounted cash flow approach, whenever events or circumstances have occurred that indicate impairment. When the aggregate carrying value of the Company's goodwill and other intangible assets exceeds their fair value, measured by reference to enterprise value, the difference is charged to operations.

In connection with this change in method, the Company recorded a loss on impairment of intangible assets of $50,552, representing the recorded carrying amount of the Company's remaining goodwill and other intangible assets as of September 30, 1998.

Inventory Write Downs

Under the direction of the Company's new senior management team a reassessment of the Company's obsolescence reserves was completed during the third quarter of 1998 and an inventory write down of $7,614 was recorded. The reassessment was influenced by decreased sales levels, revised expectations with respect to future demand for certain products, substantial reductions to overall inventory levels and the reorganization of the field sales force from a plant based to a market based structure.

Severance and Other Personnel Related Costs

The charges of $4,181 for severance and other personnel related costs were incurred primarily in connection with a reduction in the workforce of approximately 300 employees, which represents a 16% decrease in headcount.

                                 RBX GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


Write-off of Start-Up Costs

In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-5 (the "SOP"), "Reporting on the Costs of Start-Up Activities" which requires that the costs of start-up activities be expensed as incurred. The Company implemented the provisions of the SOP and, accordingly, has recorded a cumulative effect adjustment of $4,952. The adjustment is comprised of $5,438 of costs capitalized in connection with the start up of the Ensolite business in Conover, North Carolina, net of accumulated amortization of $486.




17.  Commitments

The Company is obligated under lease agreements, principally relating to the rental of warehouse facilities and transportation equipment. Future minimum rental payments required under operating leases for the years ended December 31, are as follows:

     2001........................................................    $1,967
     2002........................................................     1,132
     2003........................................................       824
     2004........................................................       558
     2005........................................................       338
     Thereafter..................................................     1,354

Rental expense for all operating leases was approximately $3,403, $2,919 and $2,666 for the years ended December 31, 1998, 1999 and 2000, respectively. The amount of the Company's obligation under lease agreements is subject to adjustment in accordance with the provisions of the Bankruptcy Code.

18.  Related-Party Transactions

Historically, the Company has received substantial ongoing financial and management services from American Industrial Partners (AIP), an affiliate of the majority owners of the Company's stockholder. Management and consulting fees expense related to AIP were $850, $850, and $795 for 1998, 1999, and 2000, respectively, plus out-of-pocket expenses. Although such management fees were accrued, there were no cash payments of management fees made in 1998, 1999, and 2000. Out-of-pocket expenses of $269, $289, and $191 were reimbursed in cash for 1998, 1999, and 2000, respectively.

The Company paid a member of the Board of Directors a fee of $150 in 1998 and 1999.

19.  Supplemental Cash Flow Information

Payments for interest and income taxes are as follows:

                                             1998         1999         2000
                                             ----         ----         ----

    Interest............................  $  19,279    $  24,467     $  8,375
    Income taxes........................        174           18           29


20.  Segment and Related Information

The Company has five operating subsidiaries which have been aggregated into two reportable segments (the foam group and the mixing group).

                                 RBX GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


The Company's foam production operations (the "Foam Group") manufacture closed-cell rubber foam and cross-linked polyethylene foam. The Foam Group also manufactures certain products from the foam it produces through downstream manufacturing processes such as molding, fabrication, and lamination. The Foam Group includes Rubatex, Groendyk, and OleTex. Rubatex has three plants located in Virginia, Arkansas, and North Carolina. Groendyk is located in Virginia and OleTex is located in Illinois.

The Company's custom rubber mixing operations (the "Mixing Group") mix a variety of rubber polymers which are sold to customers in uncured form. The Mixing Group is comprised of Midwest Rubber Custom Mixing Corp., which is located in Ohio and Hoover-Hanes Rubber Custom Mixing Corp, which is located in Georgia.

Summarized financial information for the Company's reportable segments follows. The information designated as "Other" represents corporate related items which are not allocated to reportable segments.

                                                                            1998         1999         2000
                                                                            ----         ----         ----
          Foam Group:
              Revenues.................................................   $132,704     $119,522     $127,057
              Segment profits..........................................      3,033        7,753        3,045
              Total assets.............................................    105,948      103,902       77,654
              Capital expenditures.....................................      4,009        4,054        2,356
              Depreciation and amortization............................      7,497        6,747        7,122

          Mixing Group:
              Revenues.................................................     24,308       30,081       29,291
              Segment profits..........................................      4,003        5,550        4,739
              Total assets.............................................     26,248       24,921       23,686
              Capital expenditures.....................................        277          931          729
              Depreciation and amortization............................        799          814          869

          Other:
              Segment loss.............................................   (143,762)     (25,111)     (58,298)
              Total assets.............................................      6,351        5,033       12,506
              Depreciation and amortization............................      5,835        1,296        1,223

          Total:
              Revenues.................................................    157,012      149,603      156,348
              Net loss.................................................   (142,792)     (11,808)     (50,514)
              Total assets.............................................    138,547      133,856      113,846
              Capital expenditures.....................................      4,286        4,985        3,085
              Depreciation and amortization............................     14,131        8,857        9,214

                                 RBX GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


The following table presents the details of "Other" segment loss.

                                                                            1998         1999         2000
                                                                            ----         ----         ----
          Corporate expenses........................................... $    1,591     $  2,948    $     513
          Management fees..............................................      1,177        1,119        1,334
          Depreciation and amortization................................      4,545            -            -
          Special charges..............................................    119,887            -            -
          Reorganization items.........................................          -            -       27,806
          Interest expense.............................................     26,038       26,361       25,943
          Extraordinary item:  extinguishment of debt..................          -            -       (6,204)
          Income tax expense (benefit).................................         85         (125)          26
          Loss (gain) from discontinued operations.....................     (9,561)      (5,192)       8,880
                                                                          --------      -------      -------
                                                                          $143,762      $25,111      $58,298
                                                                          ========      =======      =======



21.  Subsequent Events

As of June 7, 2001, management of the Company determined certain components of the Company with clearly distinguishable operations and cash flows would be discontinued as a result of their lack of profitability. The components identified included a mixing plant in Barberton, Ohio (Midwest) and an extrusion and fabrication plant in Bedford, Virginia (Bedford). Midwest was previously reported as part of the Company's mixing segment and Bedford was previously reported as part of the Company's foam segment. Property, plant and equipment that can be used in continuing operations will be transferred to other locations. Substantially all of the remaining property, plant and equipment with an appraised value of $6,780 will be disposed of or sold. In accordance with SFAS 144, the Company's consolidated statements of operations reflects the results of operations of these components as discontinued operations for the years ended 1998, 1999 and 2000.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the expenses payable by RBX Corporation in connection with this registration statement. All of such expenses are estimates, other than the filing and quotation fees payable to the Securities and Exchange Commission and the Nasdaq National Market.


Filing fee--Securities and Exchange Commission ..............................................  $6,339
Quotation fees--The Nasdaq National Market ..................................................    *
Fees and expenses of legal counsel ..........................................................    *
Printing expenses ...........................................................................    *
Fees and expenses of accountants ............................................................    *
Miscellaneous expenses ......................................................................    *

                                                                                              --------
    Total ...................................................................................
                                                                                              ========

* To be provided.

        All of the amounts shown are estimates except for the filing fee payable to the Securities and Exchange Commission.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the General Corporation Law of Delaware, or GCL, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she was or is a director, officer, employee or agent of the corporation, or was or is serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person identified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145 further empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she was or is a director, officer, employee or agent of the corporation, or was or is serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if the person identified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

         Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, provide, in effect, that to the full extent and under the circumstances permitted by Section 145 of the GCL, we shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding of the type described above by reason of the fact that he or she was or is a director, officer, employee or agent of our company.

         Our Certificate of Incorporation relieves our directors from monetary damages to our company or our stockholders for breach of such director's fiduciary duty as a director to the fullest extent permitted by the GCL. Under
Section 102(b)(7) of the GCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for any breach of the director's duty of loyalty to our company or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit.

         In addition, we carry an insurance policy for the protection of our directors and executive officers against any liability asserted against them in their official capacities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

         Effective August 27, 2001 all of our issued securities were cancelled by order of the U.S. Bankruptcy Court and our company, in furtherance of our bankruptcy plan of reorganization, issued new securities as follows: (i) 950,000 shares of our common stock and $25 million in new 12% notes in consideration for the cancellation of approximately $110.8 million in claims; and (ii) 50,000 shares of our common stock and warrants for the purchase of 67,416 shares of our common stock in consideration for the cancellation of approximately $129.9 million in claims.

         The foregoing issuances and sales were conducted without registration of the securities under the Securities Act of 1933, as amended, in reliance upon the exemption from registration afforded by Section 1145(a)(2) of the Bankruptcy Code. Section 1145(a)(1) of the U.S. Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and state laws if:

         o   the securities are offered and sold under a plan of reorganization;

         o the securities are of a debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under the plan; and

         o the recipients of the securities are issued such securities entirely in exchange for the recipient's claim against or interest in the debtor or principally in such exchange and partly for cash or property.

         Section 1145(a)(2) of the U.S. Bankruptcy Code exempts the offer of a security through any warrant, option or right to subscribe that was sold in the manner specified in Section 1145(a)(1) of the

U.S. Bankruptcy Code and the sale of a security upon exercise of such a warrant, option or right to subscribe.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


Exhibit No.                                                     Item
-----------                                                     -----
2.1                                     Second Amended Joint Plan of Reorganization of RBX Group, Inc. and its
                                        Subsidiaries, as modified (incorporated by reference to Exhibit T3E-2 of Form
                                        T-3 of RBX Corporation dated as of July 27, 2001)

3.1                                     Amended and  Restated  Certificate  of  Incorporation  of RBX  Corporation
                                        (incorporated  by reference to Exhibit T3A of Amendment No. 1 to
                                        Form T-3 of RBX Corporation dated as of August 20, 2001)

3.2                                     Amended and Restated By-laws of RBX Corporation  (incorporated by reference to
                                        Exhibit T3B of Amendment No. 1 to Form T-3 of RBX Corporation
                                        dated as of August 20, 2001)

4.1                                     Indenture,  dated as of August 27, 2001,  among RBX  Corporation,
                                        RBX  Industries,  Inc. and State Street Bank and Trust Company, as Trustee

4.2                                     Form of Note and Notation of Subsidiary Guarantee

4.3                                     Intercreditor and Collateral  Agency  Agreement,  dated as of August 27, 2001, between Congress Financial  Corporation, State Street Bank and
                                        Trust and RBX Corporation

4.4                                     Warrant Agreement, dated August 27, 2001, between RBX Corporation and
                                        The Bank of New York, as Warrant Agent

4.5                                     Registration Rights Agreement, dated as of August 27, 2001, by and among RBX Corporation, RBX Industries, Inc., The Equitable Life
                                        Assurance Society of the United States, Alliance Capital
                                        Investment Opportunities Fund, PPM America Special Investments
                                        Fund, L.P., PPM America Special Investments Fund CBO II, L.P. and
                                        Foothill Partners III, L.P.

4.6                                     Amendment  No. 1 to the  Registration  Rights  Agreement,  dated  December  7, 2001, by and among RBX  Corporation,  RBX Industries,  Inc., The Equitable Life Assurance
                                        Society of the United States,  Alliance Capital Investment  Opportunities Fund,
                                        PPM America Special  Investments  Fund,  L.P.,  PPM America  Special
                                        Investments  Fund CBO II, L.P. and Foothill Partners III, L.P.

5.1                                     Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.*

10.1                                    Amended and  Restated  Loan  Agreement,  dated as of August 27,  2001,  among RBX
                                        Industries, Inc.,  as  borrower,  RBX Corporation, as guarantor, and Congress
                                        Financial Corporation, as lender



10.2                                    Amended and Restated  General  Security  Agreement,  dated as of August 27,  2001, made by RBX Corporation  in favor of Congress Financial Corporation

10.3                                    General  Security  Agreement,  dated  August 27,  2001,  made by RBX  Industries,
                                        Inc.  in favor of  Congress  Financial Corporation

10.4                                    Amended and Restated  Pledge and Security  Agreement,  dated as of August 27, 2001, made by RBX Corporation in favor of Congress Financial Corporation

10.5                                    Amended and Restated  Pledge and Security  Agreement,  dated August 27, 2001, made by RBX Industries,  Inc. in favor of Congress Financial Corporation

10.6                                    Amended and Restated Trademark  Collateral  Assignment and Security  Agreement,
                                        dated as of August 27, 2001, made by RBX Corporation in favor of Congress Financial
                                        Corporation

10.7                                    Amended and Restated Trademark  Collateral  Assignment and Security  Agreement,
                                        dated as of August 27, 2001, made by RBX Industries, Inc. in favor of Congress
                                        Financial Corporation

10.8                                    Amended and Restated  Patent  Collateral  Assignment  and Security  Agreement,
                                        dated as of August 27, 2001,  made by RBX Industries, Inc. in favor of Congress
                                        Financial Corporation

10.9                                    Amended and Restated  Guarantee,  dated as of August 27, 2001,  made by RBX
                                        Corporation  in favor of Congress  Financial Corporation

10.10                                   2001 Stock Option Plan of RBX Corporation*

10.11                                   Form of Employment Agreement

10.12                                   Executive Employees Supplemental Retirement Plan, as amended and restated
                                        December 15, 1993*

12.1                                    Computation of earnings to fixed charges

21.1                                    Subsidiaries of RBX Corporation

23.1                                    Consent of Deloitte & Touche LLP

24                                      Power of attorney (contained on page II-6)


*  To be filed by amendment

      (b) Financial Statement Schedule

Page
----
Number                                Description
------                                -----------
S-1           Schedule II - Valuation and Qualifying Accounts

         All other schedules are omitted because the information required to be set forth therein is not applicable or is contained in the Financial Statements or Notes.

ITEM 17. UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

         (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective;

         (2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Roanoke, Virginia, on the 12th day of February 2002.

                                         RBX CORPORATION

                                         By: /s/ Eugene I. Davis
                                             ----------------------------------
                                             Name:  Eugene I. Davis
                                             Title: Chief Executive Officer and
                                                    Chairman of the Board


                                POWER OF ATTORNEY

         Know all men by these presents, that the undersigned directors and officers of RBX Corporation, a Delaware corporation, which is filing a registration statement on Form S-1 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint Thomas W. Tomlinson, Harry L. Schickling and Timothy J. Bernlohr and each of them, the individual's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign such registration statement and any or all amendments, including post-effective amendments to the registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b)under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.



                   Name                                          Title                                Date
                   ----                                          -----                                ----


/s/ Eugene I. Davis                     Chief  Executive  Officer and Chairman                    February 12, 2002
------------------------                of the Board  of  Directors
Eugene I. Davis                         (principal executive officer)


/s/ Thomas W. Tomlinson                 Vice President - Finance (principal                       February 12, 2002
-------------------------               financial and accounting officer)
Thomas W. Tomlinson




/s/ Richard W. Detweiler                Director                        February 12, 2002
-------------------------
Richard W. Detweiler

/s/ Eric R. Johnson                     Director                        February 12, 2002
-------------------------
Eric R. Johnson

/s/ Stephen C. Larson                   Director                        February 12, 2002
-------------------------
Stephen C. Larson

/s/ Joseph J. Radecki, Jr.              Director                        February 12, 2002
---------------------------
Joseph J. Radecki, Jr.

                                   SCHEDULE II
                        Valuation and Qualifying Accounts
                                 (in thousands)





                                                        RBX Group, Inc.
                                                  Year ended December 31,
                                                --------------------------------
                                                  1998          1999       2000
                                                  ----          ----       ----

Allowance for doubtful accounts:
-------------------------------
Balance at beginning of period ............       $1,505       $1,459    $2,076
Charged to costs and expenses .............        2,019          723       926
Deductions (a) ............................        2,065          106       833
                                                  ------       ------    ------
Balance at end of period ..................       $1,459       $2,076    $2,169
                                                  ======       ======    ======

-----------------------------
(a) Accounts charged off during the year, net of recoveries of accounts previously charged off.




                                                       EXHIBITS


Exhibit No.                                             Item
-----------                                             ----

2.1           Second  Amended Joint Plan of  Reorganization  of RBX Group,  Inc. and its  Subsidiaries,
              as modified  (incorporated  by reference to Exhibit T3E-2 of Form T-3 of RBX Corporation dated as of July 27, 2001)

3.1           Amended and  Restated  Certificate  of  Incorporation  of RBX  Corporation  (incorporated  by reference to Exhibit T3A of Amendment No. 1 to Form T-3 of RBX Corporation dated as of August 20, 2001)

3.2           Amended and Restated By-laws of RBX Corporation  (incorporated by reference to Exhibit T3B of
              Amendment No. 1 to Form T-3 of RBX Corporation dated as of August 20, 2001)

4.1           Indenture,  dated as of August 27, 2001,  among RBX  Corporation,  RBX  Industries,  Inc. and State
              Street Bank and Trust Company, as Trustee

4.2           Form of Note and Notation of Subsidiary Guarantee

4.3           Intercreditor and Collateral  Agency  Agreement,  dated as of August 27, 2001,  between Congress
              Financial  Corporation, State Street Bank and Trust and RBX Corporation

4.4           Warrant Agreement, dated August 27, 2001, between RBX Corporation and The Bank of New York, as Warrant Agent

4.5           Registration  Rights  Agreement,  dated as of August 27, 2001, by and among RBX  Corporation,  RBX Industries,
              Inc., The Equitable Life Assurance  Society of the United  States,  Alliance  Capital  Investment  Opportunities
              Fund, PPM America Special Investments Fund, L.P., PPM America Special Investments Fund CBO II, L.P. and Foothill
              Partners III, L.P.

4.6           Amendment  No. 1 to the  Registration  Rights  Agreement,  dated  December  7, 2001,  by and among RBX  Corporation,
              RBX Industries,  Inc., The Equitable Life Assurance Society of the United States,  Alliance Capital Investment
              Opportunities Fund,  PPM America  Special  Investments  Fund,  L.P.,  PPM America  Special  Investments  Fund CBO II,
              L.P. and Foothill Partners III, L.P.

5.1           Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.*

10.1          Amended and  Restated  Loan  Agreement,  dated as of August 27,  2001,  among RBX  Industries,  Inc.,  as borrower,  RBX Corporation, as guarantor, and Congress Financial Corporation, as lender

10.2          Amended and Restated  General  Security  Agreement,  dated as of August 27,  2001,  made by RBX  Corporation in favor of Congress Financial Corporation

10.3          General  Security  Agreement,  dated  August 27,  2001,  made by RBX  Industries,  Inc.  in favor of
              Congress  Financial Corporation



10.4          Amended and Restated  Pledge and Security  Agreement,  dated as of August 27, 2001,  made by RBX
              Corporation in favor of Congress Financial Corporation

10.5          Amended and Restated  Pledge and Security  Agreement,  dated August 27, 2001,  made by RBX  Industries,
              Inc. in favor of Congress Financial Corporation

10.6          Amended and Restated Trademark  Collateral  Assignment and Security  Agreement,  dated as of August 27, 2001, made by RBX Corporation in favor of Congress Financial Corporation

10.7          Amended and Restated Trademark  Collateral  Assignment and Security  Agreement,  dated as of August 27, 2001, made by RBX Industries, Inc. in favor of Congress Financial Corporation

10.8          Amended and Restated  Patent  Collateral  Assignment  and Security  Agreement,  dated as of August 27, 2001, made by RBX Industries, Inc. in favor of Congress Financial Corporation

10.9          Amended and Restated  Guarantee,  dated as of August 27, 2001,  made by RBX  Corporation  in favor of
              Congress  Financial Corporation

10.10         2001 Stock Option Plan of RBX Corporation*

10.11         Form of Employment Agreement

10.12         Executive Employees Supplemental Retirement Plan, as amended and restated December 15, 1993*

12.1          Computation of earnings to fixed charges

21.1          Subsidiaries of RBX Corporation

23.1          Consent of Deloitte & Touche LLP

24            Power of attorney (contained on page II-6)


*  To be filed by amendment

                                       2